Exhibit 4.4

EXECUTION COPY

CREDIT AGREEMENT

dated as of

May 21, 2004

among

LYONDELL-CITGO REFINING LP,

a Delaware Limited Partnership,

The Lenders from time to

time parties hereto, and

CREDIT SUISSE FIRST BOSTON,

as Administrative Agent and Issuer

$550,000,000

as arranged by

CREDIT SUISSE FIRST BOSTON and BANC OF AMERICA SECURITIES LLC,

as Lead Arrangers and as Joint Book Runners

and

CREDIT SUISSE FIRST BOSTON and BANK OF AMERICA, N.A.,

as Syndication Agents

and

BANK OF OKLAHOMA, N.A.

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH

CALYON NEW YORK BRANCH

BANK OF SCOTLAND

ALLIED IRISH BANKS PLC

NATIONAL CITY BANK

FORTIS CAPITAL CORP

SUNTRUST BANK

THE BANK OF NOVA SCOTIA

SCOTIABANC INC.

BNP PARIBAS

NATEXIS BANQUES POPULAIRES

SOCIETE GENERALE, NEW YORK BRANCH

WEST LB AG, NEW YORK BRANCH

as Co-Documentation Agents

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-iii-

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ANNEXES, EXHIBITS AND SCHEDULES

Annex A	–	Lender Information

Exhibit A-1	–	Form of Term Note
Exhibit A-2	–	Form of Revolving Note
Exhibit B	–	Form of Security Agreement
Exhibit C	–	Form of Mortgage
Exhibit 2.02	–	Form of Notice of Borrowing
Exhibit 2.03(c)-1	–	Form of Commercial Letter of Credit Reimbursement Agreement
Exhibit 2.03(c)-2	–	Form of Standby Letter of Credit Reimbursement Agreement
Exhibit 2.03(d)	–	Form of Letter of Credit Request
Exhibit 2.07	–	Form of Notice of Conversion
Exhibit 2.08-1	–	Form of New Lender Agreement
Exhibit 2.08-2	–	Form of Accordion Agreement
Exhibit 4.01(c)	–	Form of Secretary’s Certificate
Exhibit 4.01(h)	–	Form of Opinion of Counsel to Borrower
Exhibit 4.01(i)	–	Form of Officer’s Certificate
Exhibit 6.01(a)	–	Form of Quarterly Compliance Certificate
Exhibit 6.01(b)	–	Form of Annual Compliance Certificate
Exhibit 10.04(c)-1	–	Form of Assignee Confidentiality Agreement
Exhibit 10.04(c)-2	–	Form of Participant Confidentiality Agreement
Exhibit 10.04(c)-3	–	Form of Outside Representative Confidentiality Agreement
Exhibit 10.06(a)	–	Form of Assignment Agreement

Schedule A	–	ERISA Assumptions
Schedule B	–	Legal Descriptions of Excluded Property Consisting of Real Property
Schedule C	–	Legal Description of the Refinery
Schedule D	–	Certain Permitted Liens
Schedule 5.15	–	UCC Financing Statements

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CREDIT AGREEMENT

This Credit Agreement dated as of May 21, 2004 is among LYONDELL-CITGO REFINING LP, a Delaware limited partnership, the LENDERS listed on the signature pages hereof and any Lender hereafter becoming a party hereto in accordance with the provisions hereof, and CREDIT SUISSE FIRST BOSTON, as administrative agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms have the meanings assigned to them below:

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties; (b) is a first priority Lien superior to all other Liens (other than Permitted Liens); (c) secures the Secured Obligations; (d) is perfected (to the extent it can be perfected by filing a financing statement or recording a mortgage or deed of trust) and enforceable against all Persons in preference to any rights of any such Person therein (other than Permitted Liens); and (e) is in full force and effect.

“Accordion Agreement” means an Accordion Agreement in the form of Exhibit 2.08-2 and executed and delivered under Section 2.08.

“Accumulated Funding Deficiency” has the meaning specified in Section 302 of ERISA.

“Adjusted Base Rate” means, at any time, the sum of the Base Rate plus the Applicable Margin for Base Rate Loans, in each case, as in effect at such time.

“Adjusted Eurodollar Rate” means, for any day in an Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the sum of (a) the quotient, expressed as a percentage, resulting from the division of (i) the Eurodollar Rate for such Interest Period by (ii) the percentage equal to 100% minus the Eurodollar Rate Reserve Percentage in effect on such day, plus (b) the Applicable Margin in effect on such day.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or limited liability company, partnership or other ownership interests, by contract or otherwise). For purposes of this Agreement, each of the Partners is an Affiliate of the Borrower.

“Affiliate Indebtedness” means, as to any Person, Indebtedness of such Person which is owed to any Affiliate of such Person.

“Agent” means Credit Suisse First Boston, in its capacity as administrative agent for the Lenders pursuant to this Agreement, and any successor Agent appointed pursuant to Section 9.07.

“Agent’s Office” means the address of the Agent specified in or determined in accordance with the provisions of Section 10.01.

“Agreement” means this Credit Agreement, including all attached Schedules, Annexes and Exhibits, each as amended, modified and supplemented from time to time.

“Applicable Letter of Credit Fee Percentage” means, at any time, the per annum percentage equal to the Applicable Margin (with respect to any Eurodollar Rate Loan) at such time.

“Applicable Margin” means: (a) with respect to any Eurodollar Rate Loan, 2.5%; and (b) with respect to any Base Rate Loan, 1.5%.

“Applicable UCC” means, with respect to any Collateral that is personal property or otherwise governed by such Applicable UCC, the Uniform Commercial Code in effect in any state the law of which governs the perfection of the Lien of the Agent in such Collateral.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale” means any sale, transfer, assignment or other disposition of Property (other than the creation of a Lien) by the Borrower or any of its Subsidiary Guarantors; provided, however, that “Asset Sale” shall not include (a) any sale, transfer, assignment or disposition of (i) inventory or (ii) Permitted Investments described in clause (a) of the definition of “Permitted Investments,” in either case in the ordinary course of business or (b) any sale, transfer, assignment or other disposition of Property by Borrower in a transaction or series of related transactions that results in Net Proceeds received by Borrower in an amount less than or equal to $1,000,000.

“Assignment Agreement” means any agreement substantially in the form of Exhibit 10.06(a) with respect to an assignment in accordance with Section 10.06.

“Available Revolving Credit” means, at the time of any determination, an amount equal to (a) the Total Revolving Commitment, minus (b) the aggregate outstanding principal amount of Revolving Loans, minus (c) the Letter of Credit Obligations.

“Ballpark” means all of the Borrower’s right, title, and interest in that certain tract of land, together with all improvements situated thereon, located in Harris County, Texas, referred to as “Tract 11: Ballpark” and being more particularly described by metes and bounds on Schedule B to this Agreement, and any additional right, title, or interest in such parcel of land acquired by the Borrower after the Closing Date.

“Bankruptcy Law” means Title 11 of the United States Code or any other federal or state law, or any foreign law, relating to bankruptcy, insolvency, reorganization, relief or protection of debtors.

“Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the sum of 0.5%, plus the Federal Funds Rate in effect on such day.

“Base Rate Loan” means any Loan made pursuant to Section 2.01 that bears interest computed on the basis of the Adjusted Base Rate.

“Benefit Plan” means, with respect to any Person at any time, any “employee pension benefit plan” as defined in Section 3(2) of ERISA, including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code (excluding any Multiemployer Benefit Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within six years preceding the time in question were, in whole or in part, the responsibility of such Person or with respect to which such Person or an ERISA Affiliate of such Person was a “contributing sponsor” or an “employer” as defined in Section 4001 and Section 3(5), respectively, of ERISA.

“Birmingport Facility” means the tract or tracts of land, together with all improvements situated thereon, located in Birmingport, Alabama, and referred to as the “Birmingport Facility” and being more particularly described by metes and bounds on Schedule B to this Agreement.

“Borrower” means LYONDELL-CITGO Refining LP, a Delaware limited partnership.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and Class (a) made by each Lender pursuant to Section 2.01(a) or 2.01(b) or (b) Converted by each Lender to Loans of a different Type pursuant to Section 2.07(a).

“Business Day” means a day of the year on which banks are not authorized or required to be closed in New York City and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on between prime banks in the London interbank market.

“Capital Lease” means a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease under GAAP, and, for purposes of this Agreement, the amount of any Capital Lease obligation at any date shall be the capitalized amount thereof at such date as determined in accordance with GAAP.

“Capital Security” means (a) any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of a corporate equity security or other equity interest in a Person and (b) any debt security or other evidence of Indebtedness which is convertible into or exchangeable for, or any option, warrant or other right to acquire, any Capital Security of any type referred to in clause (a) of this definition.

“Change of Control” means the failure of CITGO or Lyondell, individually or collectively, to own, legally and beneficially, directly or indirectly, at least 35% of the outstanding ownership and voting interests in the Borrower.

“Charter Documents” means, with respect to (a) the Borrower, (i) its Certificate of Limited Partnership, (ii) the Partnership Agreement and (iii) its Certificate of Conversion, and (b) with respect to any other Person, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of such Person, (ii) the bylaws, limited liability company agreement or regulations (or the equivalent governing documents) of such Person and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of such Person’s Capital Securities or of any rights in respect of such Person’s Capital Securities.

“CITGO” means CITGO Petroleum Corporation, a Delaware corporation.

“CITGO GP” means CITGO Gulf Coast Refining Inc., a Delaware corporation that is a Wholly Owned Subsidiary of CITGO and a general partner in the Borrower.

“Class” of a Loan refers to the determination whether such Loan is the Term Loan or a Revolving Loan, each of which constitutes a Class.

“Closing Date” means May 21, 2004.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property of the Borrower and its Subsidiary Guarantors (whether now owned or hereafter acquired) other than Excluded Property.

“Collateral Agent” means Credit Suisse First Boston, in its capacity as collateral agent for the Secured Parties, and any successor Collateral Agent appointed pursuant to Section 9.07.

“Commitments” means, as to any Lender, its Revolving Commitment and its Term Commitment, as applicable.

“Company Pipelines” shall have the meaning given such term in the Contribution Agreement, as in effect on the date hereof.

“Confidential Information” has the meaning specified in Section 10.04.

“Consolidated EBIT” means, for any period, without duplication of amounts, the sum of (a) Net Income for such period, plus (b)(i) such amount of Consolidated Interest Expense for such period as was deducted in determining such Net Income and (ii) the amount classified as income tax expense and deducted in determining such Net Income.

“Consolidated EBITDA” means, for any period, without duplication of amounts, the sum of (a) Consolidated EBIT for such period, plus (b) the sum of (i) the amount classified as depreciation and amortization expense and deducted in determining Net Income for such period and (ii) asset write-downs and other restructuring charges which are non-cash charges not to exceed $25,000,000 in any four-quarter period; provided that, in the case of clause (ii), if any such charge represents a cash payment in any future period, such cash payment shall be deducted when calculating future EBITDA for such future period.

“Consolidated Indebtedness” means, as of the date of any determination, without duplication of amounts, the aggregate amount of all obligations (other than obligations in respect of Hedging Arrangements and Distribution Obligations) of the Borrower and the Subsidiary Guarantors in respect of the principal amount of all Indebtedness, including, without limitation, the Loans, the Letter of Credit Obligations, the Term Loans, all Qualified Debt, and all Permitted Replacement Debt as of such date.

“Consolidated Interest Expense” means, for any period, without duplication of amounts, the sum of (a) the amount classified as interest costs and deducted in determining Net Income for such period, plus (b) the interest costs of the Borrower and the Subsidiary Guarantors on a consolidated basis and capitalized in accordance with GAAP for such period and not deducted in determining Net Income for such period.

“Consolidated Net Worth” means, as of the date of any determination, without duplication of amounts, (a) the aggregate amount of total assets of the Borrower and the Subsidiary Guarantors, minus (b) the aggregate amount of the total liabilities of the Borrower and the Subsidiary Guarantors, in each case as of the end of the Borrower’s most recently ended fiscal quarter and determined on a consolidated basis in accordance with GAAP.

“Contract Rights” shall have the meaning given such term in the Security Agreement.

“Contribution Agreement” means the Contribution Agreement, dated July 1, 1993, between Lyondell and the Borrower, as amended, modified and supplemented from time to time to the extent permitted by Section 7.18, unless the context otherwise requires.

“Convert”, “Conversion” or “Converted” each refers to a conversion of Loans of one Type into Loans of another Type and includes the continuation of Eurodollar Rate Loans as Eurodollar Rate Loans having a new Interest Period.

“Coverage Ratio” means, as of the date of any determination, the ratio of (a) Consolidated EBITDA for the Borrower’s four most recently ended fiscal quarters to (b) Consolidated Interest Expense (excluding from the computation thereof non-cash interest in respect of the principal amount of all Qualified Debt that is Affiliate Indebtedness) for such fiscal quarters.

“CRIC” means CITGO Refining Investment Company, an Oklahoma corporation.

“Crude Supply Agreement” means the Crude Supply Agreement, dated as of May 5, 1993, between the Borrower and Lagoven, S.A., a corporation organized under the laws of the Bolivarian Republic of Venezuela (and subsequently assigned to PDVSA Petróleo, S.A.), as amended, modified and supplemented from time to time, unless the context otherwise requires.

“Current Date” means any day during the 20-day period ending on the Closing Date.

“Custodian” means any custodian, receiver, sequestrator, trustee or similar official (a) under any Bankruptcy Law, (b) under any business corporation statute in the case of Property of any corporation or (c) under or pursuant to any limited liability company or limited partnership statute in the case of Property of any limited liability company or limited partnership.

“Debt to Total Capitalization Ratio” means, as of the end of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Indebtedness to (b) the sum of (i) Consolidated Net Worth plus (ii) Consolidated Indebtedness, in each case as of such time.

“Default” means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would become an Event of Default.

“Default Rate” means (a) the rate otherwise applicable under Section 2.06(a)(i) or (ii), in each case plus 2.0%, or (b) if there is no such applicable rate in respect of the circumstances for which the Default Rate is used, the Base Rate, plus 2.0%.

“Distribution Obligations” means obligations of the Borrower created under Section 7.3(C) of the Partnership Agreement in respect of distributions required to be made pursuant to Section 7.4 of the Partnership Agreement.

“Dollars” and the sign “$” each means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to each Lender, (a) the branch or office of such Lender set forth below such Lender’s name under the heading “Domestic Lending Office” on Annex A or, in the case of a Lender that becomes a Lender pursuant to an assignment, the branch or office of such Lender set forth under the heading “Domestic Lending Office” in the Assignment Agreement giving effect to such assignment, or (b) such other branch or office of such Lender designated by such Lender to the Agent and the Borrower from time to time as the branch or office at which its Base Rate Loans are to be made or maintained.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Easements” shall have the meaning given such term in the Contribution Agreement, as in effect on the date hereof.

“Eligible Assignee” means at any time any Lender, bank, finance company, insurance company, savings and loan association, savings bank, other financial institution or fund that uses as its source of funds to make and maintain any Loan, a source satisfying the “ERISA Assumptions” set out on Schedule A and (a) is regularly engaged in making or purchasing loans or (b) if not regularly engaged in making commercial loans, is a “qualified institutional buyer” or an “accredited investor” (as defined in Rule 144A and Regulation D, respectively, under the Securities Act of 1933).

“Environmental Event” means any emission, discharge or release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or noxious noise or odor with respect to which any report or filing to any Governmental Authority is required to be made pursuant to any Environmental Law.

“Environmental Laws” means any and all Governmental Requirements relating to the environment, including, without limitation, ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including, without limitation, petroleum, petroleum distillates, asbestos or asbestos-containing material or polychlorinated biphenyls).

“Equity Issuance” means any issuance of equity securities or partnership interests (including any preferred equity securities) by the Borrower or any of the Subsidiary Guarantors other than equity securities or partnership interests issued (a) to the Borrower or any of its Affiliates or (b) pursuant to employee or director and officer stock option plans in the ordinary course of business.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any other Person, including an Affiliate of such first Person, that is a member or at any time within six years of the time in question has been a member of any group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code of which such first Person is or was a member.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System.

“Eurodollar Lending Office” means, with respect to each Lender, (a) the branch or office of such Lender set forth below such Lender’s name under the heading “Eurodollar Lending Office” on Annex A or, in the case of a Lender that becomes a Lender pursuant to an assignment, the branch or office of such Lender set forth under the heading “Eurodollar Lending Office” in the Assignment Agreement giving effect to such assignment, or (b) such other branch or office of such Lender designated by such Lender to the Agent and the Borrower from time to time as the branch or office at which its Eurodollar Rate Loans are to be made or maintained.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Rate Loan comprising part of the same Borrowing, for any Interest Period, the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period, for loans in amounts substantially equal to the Eurodollar Rate

Loans for which the Eurodollar Rate is being determined. Each determination by the Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Loan” means any Loan made pursuant to Section 2.01 that bears interest computed on the basis of the Adjusted Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” means, for any day in an Interest Period for any Eurodollar Rate Loan, the reserve percentage applicable on that day under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Agent with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” means all right, title, and interest of the Borrower in and to each of the following, including any Contract Rights in and to the following, which shall not be subject to any Lien in favor of the Agent for the benefit of the Secured Parties:

(a) the Crude Supply Agreement;

(b) the Supplemental Supply Agreement;

(c) the Ballpark; and

(d) the Non-Material Property.

“Existing Letters of Credit” means (a) Irrevocable Standby Letter of Credit No. TS-07001921 with a face amount of $885,000 issued by Credit Suisse First Boston for the benefit of Zurich American Insurance Company, for the account of the Borrower and outstanding on the date of this Agreement, (b) Irrevocable Standby Letter of Credit No. TS-07001961 with a face amount of $1,467,839 issued by Credit Suisse First Boston for the benefit of Liberty Mutual Insurance Company, for the account of the Borrower and outstanding on the date of this Agreement, and (c) Irrevocable Standby Letter of Credit No. TS-07001963 with a face amount of $934,572 issued by Credit Suisse First Boston for the benefit of Pacific Employers American Insurance Company, for the account of the Borrower and outstanding on the date of this Agreement.

“Existing Revolving Credit Agreement” means the $70,000,000 Revolving Credit Agreement dated as of December 10, 2002 among the Borrower, the lenders party thereto and Credit Suisse First Boston, as administrative agent.

“Existing Term Credit Agreement” means the $450,000,000 Credit Agreement, dated as of December 10, 2002, among the Borrower, the lenders party thereto and Credit Suisse First Boston, as administrative agent.

“Federal Funds Rate” means, for each day, the rate per annum (rounded upwards if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day received by the Agent from three federal funds brokers of recognized standing selected by it.

“Financial Statements” means the Initial Financial Statements and the financial statements of the Borrower and the Subsidiaries required to be delivered to the Agent by Sections 6.01(a) and (b).

“GAAP” means generally accepted accounting principles and practices in the United States as in effect from time to time and concurred in by the independent certified public accountants certifying the Financial Statements required by Section 6.01(b), applied on a basis consistent (except for changes concurred in by such independent certified public accountants) with the most recent audited Financial Statements delivered to the Agent, except as otherwise specifically provided herein.

“General Partners” means LRC and CITGO GP.

“Governmental Approval” means any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority.

“Governmental Authority” means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government or (b) any school district having the authority to assess and collect Taxes.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority or any obligation included in any certificate, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including, without limitation, any requirement under common law.

“Granting Lender” has the meaning specified in Section 10.06(h).

“Gross Proceeds” means, with respect to any Permitted Replacement Debt or Qualified Debt, (a) if such Permitted Replacement Debt or Qualified Debt is incurred by the Borrower in a commercial or other loan transaction or to an Affiliate of the Borrower, the aggregate unpaid principal amount of such Permitted Replacement Debt or Qualified Debt when it is so incurred, or (b) if such Permitted Replacement Debt or Qualified Debt is evidenced by “securities” (as defined in the Securities Act of 1933) issued and sold by the Borrower to one or more underwriters for resale or one or more investors for investment, the aggregate gross proceeds received by the Borrower from such sale before the deduction of any expenses related to such sale, provided, that in the case of any sale to an underwriter for resale, if such underwriter’s underwriting or similar discount or commission is not reflected as a reduction in the purchase price paid by such underwriter to the Borrower for such Permitted Replacement Debt or Qualified Debt from the price at which such underwriter initially offers such Permitted Replacement Debt or Qualified Debt for resale, it shall be deducted, without duplication of amounts, in determining the Gross Proceeds received by the Borrower from such Permitted Replacement Debt or Qualified Debt.

“Guaranty” means, for any Person, without duplication, any liability, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any liability of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such obligation, (b) to purchase Property, securities or services for the purpose of assuring the owner of such obligation of the payment of such obligation or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such obligation; provided, that the term “Guaranty” does not include endorsements for collection or deposit in the ordinary course of the endorser’s business.

“Hedging Arrangement” means any interest rate protection arrangement, any foreign currency exchange arrangement, commodity price protection arrangement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) any liability of such Person (i) for borrowed money or arising out of any extension of credit to or for the account of such Person (including, without limitation, reimbursement or payment obligations with respect to surety bonds, letters of credit, banker’s acceptances and similar instruments), for the deferred purchase price of Property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) in respect of Capital Leases or (iv) in respect of Hedging Arrangements, (b) any liability secured by any Lien upon any Property of such Person (or upon any revenues, income or profits of such Person therefrom), whether or not such Person has assumed such liability or otherwise become liable for the payment thereof, provided that, for purposes of determining the amount of Indebtedness of the type described in clause (b), if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of (A) the greater of (x) the book value of such asset or (y) the fair market value of such asset or (B) the amount of such Indebtedness, (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which such Person has incurred, assumed or acquired a liability by means of a Guaranty or (d) with respect to the Borrower, Distribution Obligations.

“Indemnified Person” means, at any time, any Person that is, or at such time was, the Agent, a Lead Arranger, the Collateral Agent, an Issuer, a Lender, an Affiliate of the Agent, the Collateral Agent, an Issuer or a Lender or a director, officer, employee or agent of any such Person.

“Information” means written information, including, without limitation, data, certificates, reports, statements (excluding Financial Statements) and documents.

“Initial Financial Statements” means the audited balance sheet of the Borrower as at December 31, 2003 and the related statements of income and cash flows for the Borrower’s fiscal year ended on such date, copies of which have been made available to each Lender identified on the signature pages hereof prior to the date of this Agreement.

“Insurance Proceeds” means any proceeds received from insurance maintained by or on behalf of the Borrower or any of its Subsidiaries and relating to claims with respect to losses of the Borrower or such Subsidiaries, whether such proceeds are payable to any of the Limited Partners or their Affiliates, the Borrower or such Subsidiary, or to the Agent.

“Intellectual Property” means (a) patents and patent rights, (b) trademarks, trademark rights, trade names, trade name rights, corporate names, business names, trade styles, service marks and logos and (c) copyrights, in each case whether registered, unregistered or under pending registration under the laws of the United States or any other country.

“Interest Payment Date” means (a) as to Base Rate Loans and as to fees payable under Section 2.05, the last Business Day of March, June, September and December of each year and (b) as to Eurodollar Rate Loans, as set forth in Section 2.06(a)(ii).

“Interest Period” means, for each Eurodollar Rate Loan, the period (a) commencing (i) for each such Loan comprising part of the same Borrowing, on the date such Loan is made, and (ii) for each such Loan into which any Loan has been Converted, the date of that Conversion, and (b) ending on the last day of the period selected by the Borrower pursuant to the provisions below. In the case of all Eurodollar Rate Loans, the duration of each Interest Period shall be seven days or one, two, three, or six months, in each case as the Borrower may, upon notice received by the Agent not later than 12:00 Noon (New York City time) on the third Business day prior to the first day of such Interest Period, select; provided, however, that: (a) Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration; (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and (c) no more than ten Interest Periods may be outstanding at any time.

“Issuance Expenses” means, with respect to any Permitted Replacement Debt or Qualified Debt, without duplication of amounts, the expenses incurred by the Borrower in connection with its issuance or sale of such Permitted Replacement Debt or Qualified Debt which would be capitalized and classified as debt issuance costs on a balance sheet of the Borrower prepared in accordance with GAAP; provided, however, that “Issuance Expenses” do not include (a) any amount paid or payable by the Borrower to any Affiliate of the Borrower (other than, if the Affiliate retains a law firm as its counsel in connection with such issuance or sale, the reasonable fees and disbursements of such firm in that connection), (b) any underwriting or other similar discount or commission or (c) any unamortized debt discount.

“Issuer” means Credit Suisse First Boston, in its capacity as the issuer of each Letter of Credit, any other Lender that has agreed to be an Issuer under this Agreement pursuant to Section 2.03, and any successor Issuer appointed pursuant to Section 2.03(l).

“Issuer’s Office” means the address of an Issuer specified in or determined in accordance with Section 10.01.

“Lead Arrangers” means Credit Suisse First Boston and Banc of America Securities LLC.

“Lender” means at any time any Person then having any or all of the rights or obligations of a Lender and which (a) is identified as a Lender on the signature pages hereof or (b) has been assigned such rights or obligations pursuant to an Assignment Agreement.

“Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of Base Rate Loans or such Lender’s Eurodollar Lending Office in the case of Eurodollar Rate Loans.

“Letter of Credit” means a standby letter of credit or commercial letter of credit issued by an Issuer for the account of the Borrower pursuant to Section 2.03.

“Letter of Credit Obligations” means, at the time of any determination, the sum of (a) the Reimbursement Obligations, plus (b) the Letter of Credit Undrawn Amount.

“Letter of Credit Reimbursement Agreements” means (a) the Standby Agreement for Commercial Letters of Credit in the form of Exhibit 2.03(c)-1 and (b) the Standby Agreement for Standby Letters of Credit in the form of Exhibit 2.03(c)-2.

“Letter of Credit Request” has the meaning specified in Section 2.03(d).

“Letter of Credit Undrawn Amount” means, at the time of any determination, the aggregate amount available for drawing under all outstanding Letters of Credit.

“Lien” means, with respect to any Property of any Person (or any revenues, income or profits of such Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof, (b) any adverse claim, burden or title defect (including any easement, right of way or other encumbrance on title to real property) in respect of a Person’s Property, or (c) any other arrangement under which a Person’s Property or any interest therein is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of such Person. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such Property.

“Limited Partners” means Lyondell LP and CRIC.

“Litigation” means any case, proceeding, claim, grievance, lawsuit or investigation conducted by or pending before any Governmental Authority or any arbitration proceeding.

“Loan” means a Revolving Loan or a Term Loan, as applicable, and “Loans” means the Revolving Loans and the Term Loan, collectively.

“Loan Document Claim” means any claim in connection with, arising out of or relating to any Loan Document or any transaction with any Lender, an Issuer or the Agent contemplated thereby, whether direct or indirect, whether based on any federal, state or local law or regulation, securities or commercial law or regulation, under common law or in equity, or on contract, tort or otherwise, regardless of whether the transactions contemplated hereby are ever consummated and regardless of when any such claim arises.

“Loan Documents” means this Agreement, the Notes, the Security Documents, any agreement with a Lender in connection with a Hedging Arrangement, and the Letter of Credit Reimbursement Agreements, each guaranty of a Subsidiary Guarantor, each Notice of Borrowing, each Notice of Conversion, each Letter of Credit Request, each Accordion Agreement, and each New Lender Agreement and any and all amendments, modifications, supplements, renewals, extensions, increases, restatements, rearrangements or substitutions from time to time of all or any part of the foregoing.

“LRC” means Lyondell Refining Company, a Delaware corporation.

“Lyondell” means Lyondell Chemical Company, a Delaware corporation formerly known as Lyondell Petrochemical Company.

“Lyondell LP” means Lyondell Refining Partners LP, a Delaware limited partnership that is a Wholly-Owned Subsidiary of Lyondell and a limited partner in the Borrower.

“Lyondell Obligations” means the obligations of Lyondell to the Borrower on the date of this Agreement under Section 5.2(A) of the Contribution Agreement with respect to “Pre-Closing Environmental Liabilities and Costs” that are included in “Retained Liabilities” as provided in Section 2.3(D) of the Contribution Agreement and not excluded from “Retained Liabilities” by Schedule 2.3(D) to the Contribution Agreement. As used in this definition, “Contribution Agreement” means the Contribution Agreement as in effect on the date of this Agreement, and the quoted terms in this definition have the meanings ascribed to them in the Contribution Agreement as in effect on the date of this Agreement.

“Material” means material to the business, operations, Property, liabilities, financial condition or results of operations of the Borrower and the Subsidiaries considered as a whole.

“Material Adverse Effect” means, relative to the occurrence or non-occurrence of any event and after taking into account existing or reasonably anticipated insurance coverage and indemnification rights with respect to such occurrence or non-occurrence, (a) a material adverse effect on the business, operations, Property, liabilities, condition (financial or otherwise) or results of operations of the Borrower and the Subsidiary Guarantors considered as a whole or (b) a material adverse effect on the ability of the Borrower to perform its payment or other obligations under the Loan Documents.

“Material Agreement” means any contract or agreement to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound or to which any Property of the Borrower or any Subsidiary is subject and which is Material. Without limiting the generality of the foregoing, for purposes of this Agreement, the Supply or Purchase Contracts and the Contribution Agreement constitute Material Agreements.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to such entity.

“Mortgages” means each deed of trust, mortgage or other similar agreement executed by the Borrower or any of the Subsidiary Guarantors to create or maintain a Lien covering any Collateral that is real property to secure the Secured Obligations, each of which shall be in substantially the form of Exhibit C, with such modifications as the Collateral Agent and the Borrower may agree are necessary to comply with applicable state or local law.

“Multiemployer Benefit Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, Section 414 of the Code or Section 3(37) of ERISA (or any similar type of plan established or regulated under the laws of any foreign country) to which the Borrower or any ERISA Affiliate of the Borrower is making or accruing or has made or accrued an obligation to make contributions within six years of the time in question.

“Multiple Employer Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Benefit Plan, that is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate of the Borrower and an employer other than the Borrower or any ERISA Affiliate of the Borrower contribute or have an obligation to contribute.

“Net Income” means, for any period, the aggregate net income (or net loss) of the Borrower and the Subsidiary Guarantors for such period determined on a consolidated basis in accordance with GAAP.

“Net Proceeds” means:

(a) with respect to any Asset Sale, all cash and cash equivalents received by the Borrower or any of its Subsidiaries from such Asset Sale after (i) payment of, or provision for, taxes reasonably estimated to be payable within two years after the date of the relevant Asset Sale, commissions and other reasonable out-of-pocket fees and expenses incurred; (ii) payment of any outstanding obligations relating to the Property subject to such Asset Sale paid in connection with any such Asset Sale; and (iii) the amount of reserves recorded in accordance with GAAP, in each case directly related to such Asset Sale;

(b) with respect to any Permitted Replacement Debt or Qualified Debt, (i) the Gross Proceeds of such Permitted Replacement Debt minus (ii) the Issuance Expenses paid or payable by the Borrower in connection with the issuance or sale of such Permitted Replacement Debt or Qualified Debt; and

(c) with respect to any Equity Issuance by the Borrower, all cash and cash equivalents received by the Borrower from such Equity Issuance after payment of, or provision for, all brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred.

“New Lender Agreement” means a New Lender Agreement in the form of Exhibit 2.08-1 and executed and delivered under Section 2.08.

“Non-Material Property” means (a) the Birmingport Facility and (b) those parcels of land, together with all improvements situated thereon, located in Harris County, Texas, referred to as Parcels 2, 3, 12-18 and the Western Waste Tract, and being more particularly described by metes and bounds on Schedule B to this Agreement, and any additional right, title or interest in any such parcel of land acquired by the Borrower after the Closing Date which, when combined with the Borrower’s existing right, title, and interest in such parcel, is not Material.

“Nonrecourse Subsidiary” means a Subsidiary designated as such by the Borrower by written notice to the Agent that has no Indebtedness that:

(a) is guaranteed by the Borrower or any Subsidiary Guarantor;

(b) is recourse to or obligates the Borrower or any Subsidiary Guarantor in any way; or

(c) subjects any property or assets of the Borrower or any Subsidiary Guarantor, directly or indirectly, contingently or otherwise, to the satisfaction thereof.

Notwithstanding the foregoing, no Subsidiary may be designated a Nonrecourse Subsidiary if the Subsidiary, directly or indirectly, holds Capital Stock of a Subsidiary Guarantor.

“Note” means a Revolving Note or a Term Note, as applicable, and “Notes” means all such promissory notes collectively.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion” has the meaning specified in Section 2.07.

“Outside Representatives” means, with respect to any Person, the Representatives of such Person other than its own directors, officers, employees and Affiliates.

“Partners” means Lyondell LP, CRIC, LRC and CITGO GP and any of their respective successors and assigns under the Partnership Agreement.

“Partnership Agreement” means the Limited Partnership Agreement of the Borrower dated as of December 31, 1998, as amended, modified and supplemented from time to time, to the extent no Event of Default occurs under Section 8.01(i)(iii) as a result of such amendment, modification or supplement.

“Partnership Governance Committee” means the committee of representatives of the General Partners through which the General Partners manage the Borrower in accordance with Article 3 of the Partnership Agreement.

“Partnership Governance Committee Action” has the meaning specified in Section 3.6(A) of the Partnership Agreement.

“Patent and Trademark Security Agreement” means, collectively, (a) the Patent and Trademark Security Agreement dated as of the date hereof, made by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, and (b) any Patent and Trademark Security Agreement executed after the date hereof by the Borrower or any of its Subsidiary Guarantors in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PDVSA” means Petróleos de Venezuela, S.A., a corporation organized under the laws of the Bolivarian Republic of Venezuela.

“Permitted Investments” means:

(a) at the time of purchase or other acquisition by the Borrower or any Subsidiary, (i) obligations issued or guaranteed by the United States of America with a remaining maturity not exceeding one year, (ii) commercial paper with maturities of not more than 270 days and a published rating of not less than A-1 (or the equivalent rating then in effect) by S&P or P-1 (or the equivalent rating then in effect) by Moody’s, (iii) time deposits, certificates of deposit and bankers’ acceptances having maturities of not more than one year of any Lender or any commercial bank or trust company if (A) such bank or trust company has a combined capital and surplus of at least $500,000,000 and (B) its unsecured long-term debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A- (or the equivalent rating then in effect) by S&P or A3 (or the equivalent rating then in effect) by Moody’s and (iv) money market funds organized under the laws of the United States of America or any state thereof which invest primarily in investments constituting any one or more of the types of “Permitted Investments” described in subclauses (i), (ii) and (iii) of this clause (a) without regard to the restrictions on the maturities of such Permitted Investments;

(b) (i) Capital Securities of any Wholly-Owned Subsidiary, and (ii) loans or advances by Borrower or any Subsidiary to any Wholly-Owned Subsidiary that is a Subsidiary Guarantor in an aggregate amount to all such Wholly-Owned Subsidiaries not to exceed $25,000,000; provided, that if any Person that is such a Wholly-Owned Subsidiary ceases at any time to be a Wholly-Owned Subsidiary, Capital Securities of that Person remaining owned by the Borrower or any Subsidiary, and any loans or advances to that Person by the Borrower or any Subsidiary remaining outstanding, will cease being Permitted Investments at that time and will be deemed made at that time for purposes of Section 7.14;

(c) asset dispositions permitted under Section 7.09(d); and

(d) advances made by the Borrower to the Partners pursuant to and in accordance with Section 7.5 of the Partnership Agreement so long as no Event of Default exists or would exist after giving effect thereto, provided, that if any such advance is not repaid in the manner required by Section 7.5 of the Partnership Agreement within 90 days of the date of such advance, such advance will cease being a Permitted Investment at the close of business on such 90th day and will be deemed made at that time for purposes of Section 7.14.

“Permitted Liens” means, as applied to the Property of any Person (or any revenues, income or profits of such Person therefrom):

(a) Liens for Taxes if the same are not at the time due and delinquent or (if foreclosure, distraint, sale or other similar proceedings have not been commenced or, if commenced, have been stayed) are being contested in good faith and by appropriate proceedings, and if such Person has set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP;

(b) Liens encumbering pipelines or pipeline facilities that arise by operation of law, and other Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due or (if foreclosure, distraint, sale or other similar proceedings have not been commenced or, if commenced, have been stayed) being contested in good faith and by appropriate proceedings, if such Person has obtained bonds or set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP;

(c) Liens incurred in the ordinary course of such Person’s business in connection with workmen’s compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code);

(d) Liens securing obligations other than Indebtedness incurred in the ordinary course of such Person’s business in connection with deposit or securities accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, and other obligations of a like nature;

(e) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of such Person’s business or existing on property and not materially interfering with the ordinary conduct of such Person’s business;

(f) (i) defects or irregularities in such Person’s title to its real property which do not materially interfere with the ordinary course of such Person’s business, provided that, in the case of the Refinery, such defects or irregularities also do not materially diminish the value, from the value of the Refinery as of the Closing Date and (ii) all matters affecting the Refinery that are set forth in the Title Commitment;

(g) legal or equitable encumbrances deemed to exist by reason of negative pledges such as Section 7.06;

(h) any interest or title of a lessor of Property being leased by any Person pursuant to any Capital Lease permitted by Section 7.10(f) or any lease that, pursuant to GAAP, would be accounted for as an operating lease;

(i) Liens securing purchase money Indebtedness permitted by Section 7.10(f) so long as such Liens do not attach to any Property other than the Property purchased with the proceeds of such Indebtedness;

(j) Liens securing the Secured Obligations;

(k) deposits in an aggregate amount at any time not to exceed $35,000,000 to secure surety or appeal bonds, performance bonds, judgment bonds or other obligations of a like nature;

(l) deposits in an aggregate amount at any time not to exceed $10,000,000 to secure liabilities to insurance carriers or self-insurance arrangements;

(m) deposits in an amount not to exceed $25,000,000 to secure Hedging Arrangements incurred in the ordinary course of business;

(n) customary restrictions related to licenses or patents of the Borrower or a Subsidiary Guarantor;

(o) customary Liens not securing Indebtedness in favor of the trustee under an indenture with respect to Permitted Replacement Debt or Qualified Debt;

(p) existing Liens as set forth on Schedule D to this Agreement;

(q) Liens arising out of leases permitted under Section 7.09(f); and

(r) other Liens (other than pursuant to ERISA or Section 412(n) of the Code), provided that the obligations secured thereby do not exceed in the aggregate $5,000,000 at any time outstanding.

“Permitted Replacement Debt” means Indebtedness of the Borrower:

(a) that is evidenced by notes, bonds, debentures or similar instruments issued or sold by the Borrower for cash;

(b) that is not secured, directly or indirectly, by any Lien upon any Property of the Borrower or any Subsidiary (or any revenues, income or profits of the Borrower or any Subsidiary therefrom); and

(c) the Net Proceeds from the issuance or sale of which are used by the Borrower until such time as all Loans and all other Secured Obligations then owing have been paid in full and no Lender has any Commitment hereunder solely to prepay in whole or in part the Term Loans, Revolving Loans and other Secured Obligations; provided, however, that unless and until the Loans have been paid in full (or are paid in full with the proceeds thereof) and no Lender has any Commitment hereunder, any such Indebtedness shall constitute Permitted Replacement Debt only to the extent that:

(A) such Indebtedness does not by its terms, or by the terms of any agreement or contract under or pursuant to which it is issued or by which it is governed, provide for any of the following to occur prior to (X) the 180th day after the Termination Date, for Indebtedness to any Partner or any Affiliate of a Partner or (Y) the first anniversary of the Termination Date, for Indebtedness to any other Person: (1) a scheduled payment of any portion of the principal amount or accreted value of any such Indebtedness, (2) a mandatory prepayment, redemption or repurchase of any portion of the principal amount or accreted value of any such Indebtedness (in the absence of an acceleration of the entire principal amount or accreted value of such Indebtedness by the holders thereof or their representative by reason of the occurrence, or the occurrence and continuation, of a default or an event of default with respect thereto) or (3) the irrevocable deposit, segregation or setting aside of any funds or Property by the Borrower;

(B) such Indebtedness (i) has a market interest rate, (ii)(A) if it has any financial covenants or negative covenants in common with this Agreement, such covenants are no more restrictive than the covenants in this Agreement or, if any such covenants are more restrictive, the Borrower shall agree to amend this Agreement to include such more restrictive covenants or (B) if it has financial covenants that are not in this Agreement, the Borrower shall agree to amend this Agreement to include such financial covenants, and (iii) otherwise has terms and conditions, taken as a whole, that are no more restrictive than the terms and conditions of this Agreement as determined by a financial officer of the Borrower and certified by such financial officer to the Agent and the Lenders; and

(C) if it constitutes Indebtedness owed to an Affiliate of the Borrower, it is Qualified Debt.

“Person” means any individual, sole proprietorship, corporation, partnership, limited liability company, business trust, unincorporated organization, mutual company, joint stock company, estate, trust, union, employee organization or Governmental Authority or, for the purpose of the definition of “ERISA Affiliate,” any trade or business.

“Prime Rate” means the fluctuating prime commercial lending rate of Credit Suisse First Boston, as established by Credit Suisse First Boston from time to time. The Prime Rate shall be adjusted automatically, without notice, on the effective date of any change in such prime commercial lending rate. The Prime Rate is not necessarily the lowest rate of interest of Credit Suisse First Boston.

“Prohibited Transaction” means any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, provided that, with respect to any transactions involving a Loan or a Letter of Credit, the ERISA Assumptions set forth on Schedule A are deemed to be true.

“Property” means, for any Person, such Person’s interest in, right to, and title to any and all property (whether real, personal, or mixed, tangible or intangible) and assets owned or leased by such Person.

“Pro Rata Share” means, at any time with respect to any Lender, the ratio (expressed as a percentage) of (a) the sum of (i) such Lender’s Term Loans at such time and (ii) such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have been terminated, such Lender’s Revolving Loans and participation interest in the Letter of Credit Obligations at such time) to (b) the sum of (i) all Term Lenders’ Term Loans at such time and (ii) all Revolving Lenders’ Revolving Commitments at such time (or, if the Revolving Commitments have been terminated, all Revolving Lenders’ Revolving Loans and all Letter of Credit Obligations at such time).

“Prospective Assignees” means all Eligible Assignees that are prospective assignees of any Lender.

“Prospective Participants” means all Eligible Assignees that are prospective participants of any Lender.

“Qualified Debt” means any unsecured Indebtedness of the Borrower:

(a) if it is owed to any Partner, or any Affiliate of any Partner, having, at the option of the Borrower: (i) subordination terms substantially the same as the subordination terms in effect on the Closing Date or (ii) such other terms of subordination as are reasonably satisfactory to the Required Lenders;

(b) if it is owed to a Person other than any Partner or any Affiliate of any Partner, (i) the Net Proceeds from the issuance or sale of which are used by the Borrower solely to prepay in whole or in part the principal of Qualified Debt owed to a Partner or an Affiliate of a Partner existing on the Closing Date and any accrued, unpaid interest thereon as of the date of the issuance of such Indebtedness or (ii) the Net Proceeds from the issuance or sale of which are used by the Borrower solely to prepay in whole or in part the principal of and accrued, unpaid interest on Indebtedness described in the foregoing clause (b)(i);

(c) unless and until the Loans have been paid in full (or are paid in full with the proceeds thereof) and no Lender has any Commitment hereunder, which does not by its terms, or by the terms of any agreement or contract under or pursuant to which it is issued or by which it is governed, provide for any of the following to occur prior to (X) the 180th day after the Termination Date, for Qualified Debt to any Partner or any Affiliate of a Partner existing on the Closing Date, (Y) the 180th day after the Termination Date, for Qualified Debt issued after the Closing Date to any Partner or any Affiliate of a Partner, or (Z) the first anniversary of the Termination Date, for Qualified Debt to any other Person:

(i)	a scheduled payment of any portion of the principal amount or accreted value in excess of 1% of the original principal amount of any such Indebtedness,

(ii)

a mandatory prepayment, redemption or repurchase of any portion of the principal amount or accreted value of any such Indebtedness (in the absence of an acceleration of the entire principal amount or accreted value of such Indebtedness by the holders thereof or their representative by reason of the occurrence, or the occurrence and continuation, of a default or an event of default with respect thereto), or

(iii)	the irrevocable deposit, segregation or setting aside of any funds or Property by the Borrower; and

(d) which (i) has a market interest rate, (ii)(A) if it has any financial covenants or negative covenants in common with this Agreement, such covenants are no more restrictive than the covenants in this Agreement or, if any such covenants are more restrictive, the Borrower shall agree to amend this Agreement to include such more restrictive covenants or (B) if it has financial covenants that are not in this Agreement, the Borrower shall agree to amend this Agreement to include such financial covenants, and (iii) otherwise has terms and conditions, taken as a whole, that are no more restrictive than the terms and conditions of this Agreement as determined by a financial officer of the Borrower and certified by such financial officer to the Agent and the Lenders;

provided, however, that any outstanding Qualified Debt that is Affiliate Indebtedness of the Borrower shall cease to be Qualified Debt in the event that (i) such Affiliate Indebtedness is, in the good faith judgment of the Required Lenders, more favorably subordinated to holders of Indebtedness pari passu with the Secured Obligations than such Affiliate Indebtedness is subordinated to the Secured Obligations and (ii) the Borrower does not concurrently therewith cause to be effected either an amendment of such Affiliate Indebtedness, or a legally, valid, binding and enforceable agreement relating thereto, whereby such Affiliate Indebtedness is subordinated to the Secured Obligations on terms substantially identical to the terms on which it is subordinated to such pari passu Indebtedness.

“Receiving Party” means the Agent, any Issuer or any Lender.

“Refined Products Purchase Agreement” means the Product Sales Agreement (Refined Products-CITGO Petroleum Corporation) dated as of July 1, 1993 between the Borrower and CITGO, as amended, modified and supplemented from time to time.

“Refinery” means at any time the refinery of the Borrower located in Houston, Texas (including without limitation the land, real property improvements, fixtures, equipment, and other tangible Property at such location), the real property components of which are more particularly described on Schedule C to this Agreement.

“Register” has the meaning specified in Section 10.06(b).

“Regulations T, U and X” means Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Reimbursement Obligations” means, at the time of any determination, all matured and unpaid reimbursement or repayment obligations of the Borrower to any Issuer with respect to Letters of Credit.

“Representatives” means, with respect to any Person, the directors, officers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents of such Person, or any other representatives of such Person or of any of such directors, officers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents.

“Reportable Event” means, with respect to any Benefit Plan of any Person, (i) the occurrence of any of the events set forth in Section 4043(b) or (c) (other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations), 4062(e) or 4063(a) of ERISA with respect to such Benefit Plan, (ii) any event requiring such Person or any of its ERISA Affiliates to provide security to such Benefit Plan under Section 401(a)(29) of the Code or (iii) any failure to make a payment required by Section 412(m) of the Code with respect to such Benefit Plan.

“Required Lenders” means, at the time of any determination, Lenders who collectively hold more than 50% of the then sum of (a) total Revolving Commitments or, if the Revolving Commitments have terminated, the outstanding principal amount of the Revolving Loans and Letter of Credit Obligations and (b) aggregate unpaid principal amount of the Term Loans; provided, however, that for purposes of (i) any amendment of, any consent under, or waiver of any failure of the Borrower to perform or observe any term, covenant, condition or agreement contained in, Section 7.18(a) (other than with respect to the Refined Products Purchase Agreement), (ii) any amendment of, or waiver of any Event of Default specified in, Section 8.01(i)(i) (other than with respect to the Refined Products Purchase Agreement), (iii) any amendment or waiver of this proviso, or (iv) any release of Collateral with a book value of $100,000,000 or less (excluding any release under Section 9.10(b) or that does not require any Lender consent or approval under the terms of this Agreement) or of the guaranty of any Subsidiary Guarantor, “Required Lenders” means, at the time of any determination, Lenders who collectively hold at least 80% of the then sum of (A) total Revolving Commitments or, if the Revolving Commitments have terminated, the outstanding principal amount of the Revolving Loans and Letter of Credit Obligations and (B) aggregate unpaid principal amount of the Term Loans.

“Responsible Officer” means (a) as to the Borrower, (i) the Vice President and General Manager, Operations of the Borrower or (ii) a senior management employee of the Borrower or an officer of any Partner, Lyondell or CITGO, in each case, who has been delegated authority by a Responsible Officer to take the actions required of a Responsible Officer hereunder pursuant to resolutions adopted by the Borrower, and (b) as to any Subsidiary, the chief financial officer of such Subsidiary.

“Restricted Payment” means (a) with respect to any Person, any of the following effected by such Person: (i) any declaration or payment of any dividend or other distribution, direct or indirect, on account of any Capital Securities of such Person now or hereafter outstanding, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value of or direct or indirect purchase, payment or sinking fund or similar deposit for the redemption, retirement, purchase or other acquisition for value of, or to obtain the surrender of, any Capital Securities of such Person now or hereafter outstanding or any warrants, options or other rights to acquire or subscribe for purchase of Capital Securities of such Person or any Subsidiary of such Person now or hereafter outstanding or (iii) any payment or prepayment of principal of, premium or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment of, or of any claim to rescission with respect to, any Affiliate Indebtedness of such Person or any Indebtedness of such Person subordinated by the terms thereof to the prior payment of the Secured Obligations and (b), with respect to the Borrower or any Subsidiary, any of the following effected directly or indirectly by such Person: any payment or prepayment of principal of or premium on or with respect to, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment of, or of any claim to rescission with respect to, any Permitted Replacement Debt that is not Affiliate Indebtedness of the Borrower. Without limiting the generality of the foregoing, a “Restricted Payment” by the Borrower or any Subsidiary includes any distribution made by the Borrower, or any Subsidiary for the account of the Borrower, to a Partner pursuant to the Partnership Agreement, including, without limitation, Sections 7.2, 7.4 and 7.5 thereof.

“Revolving Commitment” means, with respect to each Revolving Lender, the amount set forth opposite such Lender’s name under the heading “Revolving Commitment” on Annex A or, in the case of a Lender that becomes a Revolving Lender pursuant to an assignment, the amount set forth in the applicable Assignment Agreement, in either case as the same may be reduced from time to time pursuant to Sections 2.04 and 3.02(a) or increased or reduced from time to time pursuant to assignments in accordance with Section 2.08 or Section 10.06.

“Revolving Lender” means any Lender that has a Revolving Commitment.

“Revolving Loan” means any loan made to the Borrower under Section 2.01(b) of this Agreement.

“Revolving Note” means a promissory note of the Borrower in the form of Exhibit A-1 and outstanding under this Agreement.

“Revolving Share” means, at any time with respect to any Revolving Lender, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments at such time, or, if the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s Revolving Loan and participation interest in the Letter of Credit Obligations at such time to the aggregate Revolving Loans and Letter of Credit Obligations at such time.

“Secured Obligations” means all obligations or liabilities of any form or nature, whether matured or unmatured, fixed or contingent, of the Borrower to the Agent, the Collateral Agent, any Issuer or any Lender in connection with, arising under or related to any Loan Document or Sections 2.05(b)(ii) or (c) of this Agreement.

“Secured Parties” means the Lenders, the Agent, and any Issuer under this Agreement, and the Collateral Agent.

“Security Agreement” means, collectively, (a) the Security Agreement dated as of the date hereof executed by the Borrower in favor of the Collateral Agent for the benefit of the Secured Parties in the form of Exhibit B and (b) any Security Agreement executed after the date hereof by the Borrower or any of its Subsidiary Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties in the form of Exhibit B.

“Security Documents” means the Security Agreement, the Patent and Trademark Security Agreement, the Mortgages, and each other agreement or document executed from time to time by the Borrower or any of its Subsidiary Guarantors and providing any kind of collateral security for the Secured Obligations.

“Senior Secured Debt to EBITDA Ratio” means the ratio of: (a) the outstanding principal amount of Consolidated Indebtedness secured with any assets of the Borrower or any of its consolidated Subsidiaries as of the end of any fiscal quarter to (b) Consolidated EBITDA for the Borrower’s four most recently ended fiscal quarters.

“Service Agent” has the meaning specified in Section 10.08.

“S&P” means Standard and Poor’s Rating Group.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not proposing to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(h).

“Subsidiary” means any corporation or other Person of which Capital Securities having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions (whether or not any other class of Capital Securities of such corporation or other Person has or might have voting power by reason of the happening of a contingency) are at the time owned or controlled, directly or indirectly, by the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that shall be required to execute and deliver a guaranty and other documents and agreements pursuant to Section 7.20.

“Supplemental Supply Agreement” means the Supplemental Supply Agreement, dated as of May 5, 1993, between the Borrower and PDVSA, as amended, modified and supplemented from time to time, unless the context otherwise requires.

“Supply or Purchase Contracts” means (a) the Crude Supply Agreement, (b) the Supplemental Supply Agreement and (c) the Refined Products Purchase Agreement.

“Supply Termination Date” has the meaning specified in Section 8.02.

“Taxes” means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings or other charges of any nature whatsoever from time to time or at any time imposed by any Governmental Requirement, excluding, in the case of each Lender, each Issuer and the Agent, taxes imposed on its income, and franchise taxes and doing business taxes imposed on it by the laws of any jurisdiction (or political subdivision thereof).

“Term Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name under the heading “Term Commitment” on Annex A.

“Term Lender” means any Lender that has a Term Commitment or has made a Term Loan.

“Term Loan” means any loan made to the Borrower under Section 2.01(a) of this Agreement or as a term loan under Section 2.08.

“Term Note” means a promissory note of the Borrower in the form of Exhibit A-2 and outstanding under this Agreement.

“Term Share” means, at any time with respect to any Term Lender, the ratio (expressed as a percentage) of such Lender’s Term Commitment at such time to the aggregate Term Commitments at such time, or, after the Term Loans have been made under Section 2.01, the ratio (expressed as a percentage) of such Lender’s Term Loans at such time to the aggregate Term Loans at such time.

“Termination Date” means the earlier of (a) May 21, 2007 and (b) any date on which the Loans become due and payable in full, whether by acceleration or otherwise under this Agreement.

“Termination Event” means, with respect to any Benefit Plan, (a) any Reportable Event with respect to such Benefit Plan which is likely to result in the termination of such Benefit Plan, (b) the termination of such Benefit Plan, or the filing of a notice of intent to terminate such Benefit Plan, or the treatment of any amendment to such Benefit Plan as a termination under Section 4041(c) of ERISA, (c) the institution of proceedings to terminate such Benefit Plan under Section 4042 of ERISA, (d) the appointment of a trustee to administer such Benefit Plan under Section 4042 of ERISA or (e) any occurrence similar to any of those referred to in clauses (a) through (d) above under the applicable Governmental Requirements of a foreign country.

“Title Commitment” means that certain Commitment for Title Insurance issued by the Title Company, under GF No.261 7000004, dated effective as of April 1, 2004, covering the real property components of the Refinery and the improvements affixed thereto that by law constitute a portion of such real property, as amended by that certain Title Policy Proforma for Policy No. 535-017043.

“Title Company” means Commonwealth Land Title Insurance Company, acting through its agent Commonwealth Land Title Company of Houston.

“Titled Vehicles” means any motor vehicle or other rolling stock for which a certificate of title has been issued by a Governmental Authority.

“Total Revolving Commitment” means the aggregate amount of the Revolving Commitments, as such amount may be reduced from time to time pursuant to Sections 2.04 and 3.02(a) or increased pursuant to Section 2.08.

“Total Term Commitment” means the aggregate amount of Term Commitments outstanding under this Agreement on the Closing Date.

“Type” refers to a Base Rate Loan or a Eurodollar Rate Loan.

“United States Person” has the meaning specified in Section 3.06(d).

“Welfare Plan” means an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any personnel of the Borrower or any ERISA Affiliate of the Borrower participate, excluding any Multiemployer Benefit Plan subject to ERISA.

“Western Waste Tract” means that certain 6.5-acre tract of land, together with all improvements situated thereon, located in Harris County, Texas and being more particularly described by metes and bounds on Schedule B to this Agreement.

“Wholly-Owned Subsidiary” means any corporation or other Person all of whose outstanding Capital Securities are owned and controlled, directly or indirectly, by the Borrower.

Section 1.02 Other Definitional Provisions.

(a) Except as otherwise specified herein, all references herein to any Governmental Requirement defined or referred to herein, including the Code, ERISA and the DRULPA, shall be deemed references to such Governmental Requirement or any successor Governmental Requirement, as the same may have been or may be amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

(b) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or if the Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

(c) When used in this Agreement, the words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Annex,” “Schedule” and “Exhibit” shall refer to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

(d) Whenever the context so requires, the singular number includes the plural and vice versa.

(e) The word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding such word.

(f) References in this Agreement or any other Loan Document to the Borrower’s knowledge shall be deemed references to the actual knowledge of one or more of the Responsible Officers.

Section 1.03 Captions. Captions to Articles, Sections and subsections of, and Annexes, Schedules and Exhibits to, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

ARTICLE II

CREDIT FACILITY

Section 2.01 The Facilities.

(a) Term Loans. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a Term Loan to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Term Commitment; provided, however, that the Lenders shall only have an obligation to make Base Rate Loans to the Borrower pursuant to this Section 2.01(a) to the extent that the requirement that a Notice of Borrowing be delivered on the third Business Day prior to the date of Borrowing of Eurodollar Rate Loans has not been waived by all Lenders. The Borrower shall not be entitled to borrow more than once under this paragraph (a) and such Borrowing shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof and shall consist of Term Loans of the same Type made on the same day by the Term Lenders ratably according to their respective Term Commitments. The obligation of each Term Lender to make a Term Loan is subject to the satisfaction of the conditions set forth in Article IV. The principal amount outstanding of all Term Loans shall mature and be due and payable, together with all accrued and unpaid interest thereon, on the Termination Date.

(b) Revolving Loans. Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loans to the Borrower from time to time on any Business Day during the period from the date hereof to but not including the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Commitment; provided, however, at no time shall any Revolving Lender be obligated to make a Revolving Loan in excess of such Lender’s Revolving Share of the Available Revolving Credit. Each Borrowing under a Revolving Loan shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof and shall consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Revolving Commitments. Within the foregoing limits, the Borrower may borrow, prepay and reborrow Revolving Loans in accordance with the provisions hereof. The principal amount outstanding of all Revolving Loans shall mature and be due and payable, together with all accrued and unpaid interest thereon, on the Termination Date.

Section 2.02 Making the Loans.

(a) Each Borrowing shall be made on written notice given by the Borrower to the Agent not later than (i) 12:00 Noon (New York City time) on the date of the Borrowing in the case of a Borrowing consisting of Base Rate Loans and (ii) 12:00 Noon (New York City time) on the third Business Day prior to the date of the Borrowing in the case of a Borrowing consisting of Eurodollar Rate Loans. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in the form of Exhibit 2.02 and shall specify (A) the date of such Borrowing, (B) the number of Borrowings and the Type, Class and aggregate principal amount of Loans comprising each Borrowing and (C) in the case of a Borrowing comprised of Eurodollar Rate Loans, the initial Interest Period for each such Loan. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Agent shall promptly deliver notice of each Borrowing to each Lender.

(b) Each Lender shall, before (i) 2:00 P.M. (New York City time) on the date of a Borrowing consisting of Base Rate Loans and (ii) 12:00 Noon (New York City time) on the date of a Borrowing consisting of Eurodollar Rate Loans, make available for the account of its applicable Lending Office to the Agent at the Agent’s Office, in immediately available funds, such Lender’s Revolving Share or Term Share, as applicable, of such Borrowing. After the Agent’s receipt of such funds and, upon fulfillment of the applicable conditions set forth in Article IV, the Agent shall make such funds available to the Borrower’s account at the Agent’s Office or as otherwise designated in the Notice of Borrowing. In the case of any Borrowing consisting of Base Rate Loans, the Agent will not be required to make funds so available until 3:00 P.M. (New York City time) on the date of such Borrowing.

(c) Unless the Agent has received written notice from a Lender prior to (i) 1:00 P.M. (New York City time) on the date of any Borrowing consisting of Base Rate Loans and (ii) 11:00 A.M. (New York City time) on the date of any Borrowing consisting of Eurodollar Rate Loans that such Lender will not make available to the Agent such Lender’s Revolving Share or Term Share, as applicable, of such Borrowing, the Agent may assume such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.02(b) and the Agent in its sole discretion may, in reliance on such assumption, make available to the Borrower on such date a corresponding amount on behalf of such Lender. If and to the extent that such Lender shall not have so made its Revolving Share or Term Share, as applicable, of a Borrowing available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing, and (ii) in the case of such Lender, the Federal Funds Rate until (and including) the third Business Day after demand is made and thereafter at the Base Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Agent such corresponding amount, the Borrower shall have no liability with respect to losses, costs or expenses otherwise compensable under Section 3.04 in connection therewith.

(d) The obligations of the Lenders to make Loans to the Borrower pursuant to this Agreement are several and not joint or joint and several, and the failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 Letters of Credit.

(a) Each Issuer agrees, on the terms and conditions hereinafter set forth, to issue, extend and renew Letters of Credit from time to time on any Business Day during the period from the date of this Agreement to but not including the tenth (10th) day prior to the Termination Date, in such form as may be requested by the Borrower and agreed to by such Issuer, which agreement shall not be unreasonably withheld; provided, however, the Issuers shall have no obligation to, and shall not, issue any Letter of Credit in excess of the Available Revolving Credit. No Lender other than the Issuers has any obligation to issue any Letter of Credit. On the Closing Date, the Existing Letters of Credit shall automatically and without further action on the part of the Borrower become Letters of Credit under this Agreement, and such Letters of Credit shall be deemed to have been issued by Credit Suisse First Boston, as the Issuer, on the Closing Date for purposes of this Agreement and shall be subject to all the terms, provisions, and requirements of this Agreement relating to Letters of Credit issued hereunder.

(b) Each Letter of Credit shall be denominated in Dollars and in no event shall the expiry date of any Letter of Credit extend beyond five (5) Business Days prior to the Termination Date. Any extension of any expiry date or renewal of a Letter of Credit shall constitute an “issuance” of such Letter of Credit for all purposes of this Agreement.

(c) In addition to the terms and conditions of this Agreement, each Letter of Credit shall be issued pursuant to and the Issuer of each such Letter of Credit shall be entitled to the benefits of the applicable Letter of Credit Reimbursement Agreement. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall control to the extent of any such conflict.

(d) Each issuance of a Letter of Credit other than the deemed issuance described in the last sentence of Section 2.03(a) shall be made on notice given by the Borrower to the Agent and the Issuer of such Letter of Credit not later than 12:00 Noon (New York City time) three (3) Business Days prior to the date of the proposed issuance of such Letter of Credit. Each such notice (a “Letter of Credit Request”) shall be in the form of Exhibit 2.03(d), shall be irrevocable and shall specify (i) the stated amount of the Letter of Credit, (ii) the date of issuance of such Letter of Credit, (iii) the expiry date of such Letter of Credit, (iv) the beneficiary of such Letter of Credit and (v) such other terms reasonably satisfactory to the Issuer of such Letter of Credit as to enable such Issuer to issue such Letter of Credit consistent with the reasonable requirements of the beneficiary thereof. The Agent shall promptly deliver notice of each issuance of a Letter of Credit to each Lender; if a Lender requests in writing a copy of the Letter of Credit Request corresponding to such issuance, then the Agent shall provide such Lender with a copy of such Letter of Credit Request. On the Business Day prior to the date on which such Letter of Credit is to be issued, upon the request of the Issuer of such Letter of Credit, the Agent shall confirm to such Issuer that the applicable conditions in Article IV have been satisfied as of such date.

(e) Subject to the terms and conditions of this Section 2.03 and satisfaction of the conditions set forth in Article IV, the Issuer of such Letter of Credit shall on the date requested in the Letter of Credit Request issue a Letter of Credit for the account of the Borrower in accordance with such Issuer’s usual and customary business practices and confirm to the Agent and each Lender that such Letter of Credit has been issued. Each Lender and the Borrower hereby acknowledge that each Letter of Credit issued by an Issuer pursuant to this Agreement is issued by such Issuer on behalf of all Lenders at the time of such issuance. Immediately upon the issuance of a Letter of Credit, including the deemed issuance described in the last sentence of Section 2.03(a), the applicable Issuer shall be deemed to have sold and transferred to each such Lender, and each such Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Share thereof, in such Letter of Credit and the obligations of the Borrower with respect thereto and any security therefor and any guaranty pertaining thereto at any time existing.

(f) Each Issuer shall promptly notify (i) the Agent, who will promptly notify each Lender, of such Issuer’s receipt of a draw request under any Letter of Credit, stating the amount of each Lender’s Revolving Share of such draw request and the date on which such request will be honored and (ii) the Borrower of the amount of such draw request and the date on which such request will be honored. Any failure of such Issuer to give or any delay in such Issuer’s giving any such notice shall not release or diminish the obligations of the Borrower, the Agent or the Lenders in respect thereof. In determining whether to pay under any Letter of Credit, such Issuer shall have no obligation to the Agent or to any Lender other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. IN THE ABSENCE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH ISSUER, SUCH ISSUER SHALL HAVE NO LIABILITY TO THE AGENT OR ANY LENDER FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT UNDER OR IN CONNECTION WITH ANY LETTER OF CREDIT, INCLUDING ANY SUCH ACTION NEGLIGENTLY TAKEN OR NEGLIGENTLY OMITTED TO BE TAKEN BY IT.

(g) The Borrower shall pay (either from the proceeds of a Borrowing or otherwise) to each Issuer on demand at such Issuer’s Office in Dollars in immediately available funds the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit, together with interest thereon at a rate of interest equal to the Base Rate in effect from time to time for each day from, and including, the date of payment by such Issuer of the applicable draw request under such Letter of Credit to, but excluding, the date of payment in full to such Issuer of such Reimbursement Obligations, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuer or any other Person. In the event that an Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer when due, such Issuer shall promptly notify the Agent, which shall promptly notify each Lender of such failure, and, subject to Section 2.03(e), each Lender shall promptly and unconditionally pay to the Agent for the account of such Issuer the amount of such Lender’s Revolving Share of such payment, in Dollars in immediately available funds on the Business Day the Agent so notifies such Lender if such notice is given prior to 12:00 Noon (New York City time) or, if such notice is given after 12:00 Noon (New York City time), such Lender shall make its Revolving Share of such payment available to the Agent prior to 12:00 Noon

(New York City time) on the next succeeding Business Day. The Agent shall promptly pay to such Issuer such amounts received by it from each Lender. All such payments by such Lenders shall constitute Base Rate Loans made by such Lenders to the Borrower pursuant to Section 2.01 (irrespective of the satisfaction of the conditions in Article IV, which are irrevocably waived) and the Reimbursement Obligations with respect to which such Loans were made shall thereupon be paid to the extent of such payments; provided, however, if pursuant to any Governmental Requirement, such payment made by any Lender is not permitted to be made as a Loan, such Reimbursement Obligation shall be reinstated and not so reduced by the amount of such payment and such Lender’s participations therein pursuant to Section 2.03(e) similarly shall be reinstated to such amount.

(h) If and to the extent any Lender shall not make such Lender’s Revolving Share of any Reimbursement Obligations available to the Agent for the account of any Issuer when due in accordance with Section 2.03(g), such Lender agrees to pay interest on such unpaid amount for the account of such Issuer for each day from the date such payment is due until the date such amount is paid in full to the Agent for the account of such Issuer at the Federal Funds Rate until (and including) the third Business Day after the date due and thereafter at the Base Rate. The obligations of the Lenders under this Section 2.03 are several and not joint or joint and several, and the failure of any Lender to make available to the Agent for the account of any Issuer its Revolving Share of any Reimbursement Obligations when due in accordance with Section 2.03(g) shall not relieve any other Lender of its obligation hereunder to make its Revolving Share of such Reimbursement Obligations so available when so due, but no Lender shall be responsible for the failure of any other Lender to make such other Lender’s Revolving Share of such Reimbursement Obligations so available when so due.

(i) (i)	Whenever any Issuer receives a payment of a Reimbursement Obligation from or on behalf of the Borrower as to which the Agent has received for the account of such Issuer any payment from a Lender pursuant to Section 2.03(g), such Issuer shall pay to the Agent and the Agent shall promptly pay to such Lender, which payment shall be deemed a payment by the Borrower hereunder, an amount equal to such Lender’s Revolving Share of such payment from or on behalf of the Borrower.

(ii)	If any payment by or on behalf of the Borrower and received by any Issuer with respect to any Letter of Credit is rescinded or must otherwise be returned by such Issuer for any reason and such Issuer has paid to the Agent for the account of any Lender any portion thereof, then the provisions of Section 2.03(g) shall apply as if such rescission constituted a failure of the Borrower to pay, when due to such Issuer, Reimbursement Obligations equal to such rescinded amount.

(j) Each Lender, upon the demand of any Issuer, shall reimburse such Issuer, to the extent such Issuer has not been reimbursed by the Borrower after demand therefor, for the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such Issuer in connection with the collection of amounts due under, and the preservation and enforcement of any rights conferred by, any Letter of Credit or the performance of such Issuer’s obligations under this Agreement in respect thereof, to the extent of such Lender’s Revolving Share of the amount of such costs and expenses. Such Issuer shall refund any costs and expenses reimbursed by such Lender that are subsequently recovered from the Borrower in an amount equal to such Lender’s Revolving Share thereof.

(k) The obligation of each Lender to make available to any Issuer the amounts set forth in this Section 2.03 shall be absolute, unconditional and irrevocable under any and all circumstances, shall be made without reduction for any set-off, counterclaim or other deduction of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to any qualification or exception and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)	any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)	the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Issuer, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)	any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)	the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; and

(v)	the occurrence of any Default.

(l) (i)	If at any time the publicly traded unsecured long-term debt securities of an Issuer (or of any bank holding company of which such Issuer is a subsidiary) or its equivalent is rated less than A- (or the equivalent rating then in effect) by S&P or A3 (or the equivalent rating then in effect) by Moody’s, then the Borrower may, at its option, request that a new Issuer be appointed, which shall be a Lender reasonably acceptable to the Agent, the Required Lenders and the Borrower (which acceptance shall not be unreasonably withheld) that has (or whose bank holding company has) such a rating. If the Borrower makes such a request, the Agent shall promptly appoint such a replacement Issuer.

(ii)

Subject to the appointment and acceptance of a successor Issuer as provided below, such Issuer may resign at any time by giving notice thereof to the Agent, the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders may, with the consent of the Borrower (which consent shall not be unreasonably withheld), appoint any Eligible Assignee as the successor Issuer provided that it meets the qualifications set forth in Section 2.03(l)(i). If no successor to such Issuer is so appointed by the Required Lenders and accepts such appointment within 30 days after the retiring Issuer’s giving of notice of resignation, then the retiring Issuer may, on behalf of the Lenders and with the consent of the Borrower (which consent shall not be unreasonably withheld), appoint any Eligible Assignee as the successor Issuer, provided that it meets the qualifications set forth in Section 2.03(l)(i).

(iii)	The acceptance of any appointment as an Issuer hereunder by a successor Issuer shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Agent, and from and after the effective date of such agreement, such successor Issuer shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the removed or retiring Issuer with respect to Letters of Credit to be issued from and after such effective date, and the removed or retiring Issuer shall be discharged from its duties and obligations as Issuer under the Loan Documents with respect to Letters of Credit to be issued from and after such effective date. On such effective date, the Borrower shall pay all accrued and unpaid fees owed under any Loan Document to the removed or retired Issuer for acting in its capacity as an Issuer. After any retiring Issuer’s resignation or removal as Issuer, the provisions of this Section 2.03 shall continue in effect for such Person’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Issuer.

Section 2.04 Reduction or Termination of Commitments.

(a) Voluntary Reduction or Termination. The Borrower shall have the right, subject to the terms and conditions set forth in Section 3.02, on at least three Business Days’ notice to the Agent to terminate in whole or, from time to time, reduce ratably in part the unused portion of the Total Revolving Commitment without penalty or premium; provided that each partial reduction of the Total Revolving Commitment shall be in an aggregate amount equal to the lesser of (a) $5,000,000 or an integral multiple of $1,000,000 in excess thereof or (b) the entire unused portion of the Total Revolving Commitment. Upon receipt of any such notice, the Agent shall promptly notify each Lender of the contents thereof and the amount to which such Lender’s Commitment is to be reduced. For purposes of this Section 2.04, the unused portion of the Total Revolving Commitment at any time is the amount equal to the Available Revolving Credit at that time.

(b) Automatic Termination. The Commitments shall be reduced to zero and terminate on June 10, 2004 if the initial borrowing and the making of the Term Loans has not occurred on or before June 10, 2004.

(c) No Reinstatement. No termination or partial reduction of the Total Revolving Commitment or the Total Term Commitment pursuant to this Section 2.04 may be reinstated.

Section 2.05 Fees.

(a) Commitment Fees. The Borrower agrees to pay, without duplication, to the Agent, for the account of each Lender, a commitment fee on such Lender’s Revolving Share of the average daily unused Available Revolving Credit from the Closing Date or the date such Lender becomes a Lender pursuant to an Assignment Agreement until the Termination Date at the rate of 0.50% per annum, calculated on the basis of a 360-day year for the actual number of days elapsed, payable in arrears on each Interest Payment Date for Base Rate Loans, on the date of any reduction of such Lender’s Commitment (to the extent accrued and unpaid on the amount of such reduction) and on the Termination Date.

(b) Letter of Credit Fees. The Borrower shall pay (i) to the Agent, for the ratable account of the Lenders, a letter of credit fee on the Letter of Credit Undrawn Amount for each day at the rate per annum equal to the Applicable Letter of Credit Fee Percentage in effect on such day, calculated on the basis of a 360-day year, payable in arrears on each Interest Payment Date for Base Rate Loans and on the date any Letter of Credit is cancelled or expires to the extent accrued and unpaid on the amount subject to such cancellation or expiration and (ii) each Issuer a fronting fee for each Letter of Credit issued by such Issuer as separately agreed in writing between such Issuer and the Borrower.

(c) Administrative Fee. The Borrower agrees to pay, without duplication, to the Agent, for its own account and for account of the Issuers and/or Lenders, as applicable, an administrative fee in the amount separately agreed to in writing on the Closing Date and on each anniversary of the Closing Date.

Section 2.06 Interest; Determination and Protection; Illegality.

(a) Rates. Each Loan shall bear interest at the rates set forth below, and the Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full at the times and at the rates per annum set forth below:

(i)	Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time and payable on (A) each Interest Payment Date, commencing June 30, 2004, and (B) the Termination Date.

(ii)	Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the Adjusted Eurodollar Rate for such Interest Period, payable on (A) the last day of such Interest Period and, in the case of a Eurodollar Rate Loan having an Interest Period longer than three months, on the three-month anniversary of the first day of such Interest Period and (B) the Termination Date.

(iii)

Default Rate. After the occurrence of any Event of Default specified in Section 8.01(a) and consisting of the failure of the Borrower to pay any principal of any Note or interest thereon or any Reimbursement Obligation and during the continuance thereof, automatically and without any action by the Agent, any Issuer or any Lender, to the extent permitted by applicable law, the outstanding Secured Obligations shall bear interest at a rate per annum equal to the Default Rate. Such interest shall be payable on demand and accrue until the earliest of (A) the waiver of such Event of Default by the Required Lenders or the cure of such Event of Default, (B) agreement by the Required Lenders to rescind the charging of interest at the Default Rate or (C) payment in full of the Secured Obligations and termination of the Total Revolving Commitment.

(b) Interest Rate Determination and Protection; Illegality.

(i)	The Adjusted Eurodollar Rate for each Eurodollar Rate Loan specified in a Notice of Borrowing or a Notice of Conversion shall be determined by the Agent two Business Days before the first day of the Interest Period applicable for such Loan. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable Adjusted Eurodollar Rate determined by the Agent for purposes of Section 2.06(a)(ii), and each such determination by the Agent shall be conclusive, absent manifest error. If for any reason the Agent is unable to determine the Adjusted Eurodollar Rate for any Eurodollar Rate Loan, the Agent shall so notify the Borrower and the Lenders, whereupon:

(A)	such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan (or if such Loan is then a Base Rate Loan, will continue as a Base Rate Loan); and

(B)	the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Agent notifies the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(ii)	If, with respect to any Eurodollar Rate Loans, any Lender reasonably determines that the Adjusted Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Lender of making, funding or maintaining its Eurodollar Rate Loans for such Interest Period, such Lender shall forthwith so notify the Borrower and the Agent, whereupon:

(A)	each Eurodollar Rate Loan of such Lender that has been affected will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan; and

(B)	the obligation of such Lender to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until such Lender shall notify the Borrower and the Agent that the circumstances causing such suspension no longer exist.

(iii)	If the Borrower shall fail to deliver to the Agent a Notice of Conversion in accordance with Section 2.07 to select the duration of any Interest Period for the principal amount outstanding under any Eurodollar Rate Loan prior to the last day of the Interest Period applicable to such Loan, such Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan.

(iv)	Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent and the Borrower that the introduction of, any change in the interpretation of, or any change in, any Governmental Requirement after the date hereof makes it unlawful, or any central lender or comparable agency or other Governmental Authority asserts after the date hereof that it is unlawful, for any such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder,

(A)	the obligation of such Lender to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until such Lender shall notify the Borrower and the Agent that the circumstances causing such suspension no longer exist, and

(B)	each Eurodollar Rate Loan of such Lender then outstanding shall be Converted automatically into a Base Rate Loan effective on the Agent’s receipt of such notification or, if lawful as determined by such Lender in good faith, on the last day of the Interest Period then currently applicable to such Eurodollar Rate Loan, as the case may be.

(v)	Each Lender will promptly notify the Borrower of any event occurring after the date of this Agreement which will cause the Adjusted Eurodollar Rate not to adequately reflect such Lender’s costs or which makes it unlawful for such Lender to make or maintain Eurodollar Rate Loans, and will designate a different Lending Office if such designation will avoid such inadequacy or unlawfulness and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.07 Voluntary Interest Period Conversion.

(a) The Borrower may on any Business Day, on notice (“Notice of Conversion”) given by the Borrower to the Agent not later than 12:00 Noon (New York City time) (a) on the third Business Day prior to the date of the proposed Conversion of Loans into Eurodollar Rate Loans or (b) prior to the date of the proposed Conversion of Eurodollar Rate Loans to Base Rate Loans and subject to the provisions of Section 2.06 and the provisions of Sections 4.04 and 4.05, Convert all Loans of one Type comprising the same Borrowing or Borrowings into Loans of another Type or Convert all Eurodollar Rate Loans comprising the same Borrowing or Borrowings into Eurodollar Rate Loans having a different Interest Period; provided, however, that any Conversion of any Eurodollar Rate Loans into Base Rate Loans and of any Eurodollar Rate Loans into Eurodollar Rate Loans having a different Interest Period shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans. Each such Notice of Conversion shall specify therein the requested (i) date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Loans constituting Eurodollar Rate Loans or Eurodollar Rate Loans having a different Interest Period, the duration of the Interest Period for each such Loan. Each Notice of Conversion shall be irrevocable and binding on the Borrower. The Agent shall promptly deliver notice of each Conversion to each Lender.

(b) Each Conversion shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

Section 2.08 Accordion Provision. Subject to the following conditions, the Borrower shall have the right, without the consent of the Lenders, to increase the Revolving Commitments and the Term Loans by not more than an aggregate $50,000,000 from time to time by adding to this Agreement one or more lenders who are Eligible Assignees (who shall, upon completion of the requirements stated in this Section 2.08, constitute Lenders hereunder), or by allowing one or more Lenders to increase their Commitments hereunder. Any increase is subject to the conditions that (a) no Default or Event of Default exists at the time thereof or would be caused thereby, (b) no Lender’s Revolving Commitment or Term Loans shall be increased without the consent of such Lender, (c) on the effective date of any such increase of the Revolving Commitments, if any, either there shall be no Revolving Loans outstanding or there shall have been arrangements satisfactory to the Agent made to prepay all outstanding Revolving Loans, together with accrued interest thereon and any amounts payable pursuant to Section 3.04, (d) the Borrower shall have delivered any evidence of authority for the increase, including customary legal opinions, as the Agent may reasonably request, and (e) the minimum amount of such increase shall be $25,000,000. Any prepayment made by the Borrower in accordance with the preceding clause (c) may be made with the proceeds of Revolving Loans made by all the Lenders in connection with an increase in the Revolving Commitments simultaneously with the prepayment. The Borrower shall give the Agent five Business Days’ notice of the Borrower’s intention to increase the Revolving Commitments or the Term Loans pursuant to this Section 2.08. Such notice shall specify each new lender and each Lender agreeing to increase its Revolving Commitment or Term Loan, if any, the changes in amounts of Revolving Commitments and Term Loans that will result, the date on which such addition or change is to occur (which shall be a Business Day), and such other information as is reasonably requested by the Agent. Each new lender agreeing to be added to this Agreement, and each Lender agreeing to increase its Revolving Commitment or its Term Loans, shall execute and deliver to the Agent a New Lender Agreement in substantially the form of Exhibit 2.08-1 or an Accordion Agreement in substantially the form of Exhibit 2.08-2, pursuant to which it becomes a party hereto or increases its Revolving Commitment or Term Loans, as the case may be. In addition, an authorized officer of the Borrower shall execute and deliver a Revolving Note or Term Note in the principal amount of the Revolving Commitment and Term Loans of each new lender, or a replacement Revolving Note or Term Note in exchange for the Note so replaced in the principal amount of the increased Revolving Commitment and Term Loans of each Lender agreeing to increase its Revolving Commitment or Term Loans, as the case may be. Each such Note shall be dated the effective date of the pertinent New Lender Agreement or Accordion Agreement, as the case may be, shall be properly completed, and shall otherwise be in substantially the form of Exhibits A-1 and A-2, respectively. Upon execution and delivery to the Agent of the Revolving Note and Term Note and execution by the Agent of the relevant New Lender Agreement or Accordion Agreement, as the case may be, such new lender shall constitute a “Lender” hereunder with a Revolving Commitment or Term Loan, as the case may be, as specified therein, or such Lender’s Revolving Commitment or Term Loans shall increase as specified therein, as the case may be, and the Agent shall notify the Lenders of such addition or increase.

ARTICLE III

PAYMENTS, PREPAYMENTS, INCREASED COSTS AND TAXES

Section 3.01 Payments and Computations.

(a) Except as otherwise specified in Section 2.03 with respect to payments to the Issuers of Reimbursement Obligations, the Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 Noon (New York City time) on the day when due in Dollars to the Agent at the Agent’s Office in immediately available funds. Each payment by the Borrower shall be made without set-off, counterclaim or other deduction whatsoever. The Agent will promptly thereafter cause to be distributed (i) like funds relating to the payment of principal or interest or fees payable to the Lenders (to the extent received by the Agent), in each case to each Lender for the account of its applicable Lending Office, (A) first, ratably according to the amount of interest which is then due and payable to the Lenders, (B) second, ratably according to the amount of principal which is due and payable to the Lenders and (C) third, ratably according to the amount of fees which then due and payable to the Lenders and (ii) like funds relating to the payment of any other amount payable to any Lender (to the extent received by the Agent) to such Lender for the account of its Lending Office; and in all cases, the funds distributed shall be applied in accordance with the terms of this Agreement. Fees payable pursuant to Section 2.05 to a Lender are for the account of such Lender’s Lending Office as such Lender shall designate by notice to the Agent.

(b) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, unless the next succeeding Business Day falls in a different fiscal quarter, in which case such payment shall be made on the next preceding Business Day. Any such extension of time for payment shall be included in the computation of interest and fees payable in connection therewith.

(c) All computations of interest hereunder based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, for each day that the Prime Rate is the basis for such computation, and on the basis of a year of 360 days for each day that the Federal Funds Rate is the basis for such computation, and all computations of interest hereunder based on the Adjusted Eurodollar Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive, absent manifest error.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate until (and including) the third Business Day after demand is made and thereafter at the Base Rate.

(e) Subject to Section 3.03, payments of Loans shall be applied first to pay Base Rate Loans and then to pay Eurodollar Rate Loans in the order that the Interest Periods for such Eurodollar Rate Loans end. All amounts shall be paid on the date specified therefor, whether or not such payment would require a payment of any Eurodollar Rate Loans prior to the last day of the applicable Interest Periods therefor or would result in losses, costs or expenses compensable under Section 3.04.

Section 3.02 Mandatory Prepayments; Amortization.

(a) Permitted Replacement Debt. The Borrower shall, within one Business Day after receipt of the Net Proceeds by the Borrower or any of its Subsidiaries from Permitted Replacement Debt, prepay the Loans comprising the same Borrowings in an aggregate principal amount equal to 100% of the Net Proceeds, together with accrued and unpaid interest to the date of such prepayment on the principal amount paid. Each such prepayment shall be applied first to the Term Loans on a pro rata basis to the remaining installments thereof and second to permanently reduce ratably the Total Revolving Commitment by the amount of such prepayment; provided, however, that in no event shall the prepayment of Revolving Loans in accordance with this Section 3.02 reduce the Total Revolving Commitment below the aggregate amount of Letter of Credit Obligations. No reduction of the Total Revolving Commitment pursuant to this Section 3.02(a) may be reinstated.

(b) Asset Sales; Equity Issuances.

(i)	The Borrower shall, within one Business Day after receipt by the Borrower or any Subsidiary Guarantor, (A) of any Insurance Proceeds or condemnation proceeds required under Section 7.04 to be used to prepay the Term Loans or (B) of the Net Proceeds of any Equity Issuance, prepay the Term Loans in an aggregate principal amount equal to 100% of the proceeds (in the case of clause (A) above) and 50% of the Net Proceeds (in the case of clause (B) above).

(ii)	Within 360 days after the receipt by the Borrower or any Subsidiary Guarantor of any Net Proceeds from an Asset Sale, the Borrower shall apply such Net Proceeds to the extent such Net Proceeds exceed $10,000,000, at its option:

(A)	to prepay Term Loans; or

(B)	to acquire a controlling interest or a joint venture interest (to the extent otherwise permitted by this Agreement) in another business or, to make a capital expenditure or acquisition of other Property or equipment, in each case, in a business permitted under Section 7.15 (or enter into a binding commitment for any such expenditure or acquisition); provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such expenditure or acquisition is consummated and (y) the 180th day following the expiration of the aforementioned 360-day period. If the expenditure or acquisition contemplated by such binding commitment is not consummated on or before such 180th day and the Borrower shall not have applied such Net Proceeds pursuant to clause (A) above on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds at any time.

(iii)	Pending the final application of any such Net Proceeds, the Company (A) shall temporarily reduce the revolving Indebtedness under the Loans or invest such Net Proceeds in any manner that is not prohibited by this Agreement and (B) shall not distribute such Net Proceeds to its Partners.

(iv)	Each such prepayment (in an aggregate amount not to exceed the Net Proceeds) shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount paid and shall be applied pro rata basis to the remaining installments of the Term Loans.

(c) Other Mandatory Prepayments. If at any time the aggregate outstanding principal amount of the Revolving Loans and the Letter of Credit Obligations exceeds the Total Revolving Commitment then in effect, then the Borrower shall immediately pay to the Revolving Agent for the ratable account of the Revolving Lenders the amount of such excess, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid. Such payment shall first be applied to any outstanding Revolving Loans, and then be held by the Agent as cash collateral for the Letter of Credit Obligations.

(d) Amortization of Term Loans. The Term Loans shall be repaid in equal quarterly installments in amount equal to 0.25% of the original principal amount of the Term Loans (as it may be increased under Section 2.08) on March 31, June 30, September 30, and December 31 of each year beginning with September 30, 2004 and a final installment equal to the outstanding principal amount of the Term Loans on the Termination Date.

Section 3.03 Voluntary Prepayments. The Borrower may, on at least one Business Day’s notice to the Agent, stating the proposed date and aggregate principal amount of the prepayment and the Type and Class of Loans to be prepaid, prepay, without premium or penalty, the outstanding principal amounts of such Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid. Such notice shall be irrevocable and the payment amount specified in such notice shall be due and payable on the prepayment date described in such notice, together with accrued and unpaid interest on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount equal to the lesser of (a) $1,000,000 or an integral multiple of $100,000 in excess thereof and (b) the aggregate outstanding principal amount of such Loans. Each prepayment of Term Loans shall be applied to future scheduled amortization pro rata to the remaining installments of the Term Loan.

Section 3.04 Funding Losses Relating to Eurodollar Rate Loans.

(a) If any payment of principal of, or any Conversion of, any Eurodollar Rate Loan is made other than on the last day of an Interest Period relating to such Loan, as a result of a payment pursuant to Section 2.03(j), 3.02 or 3.03, a Conversion pursuant to Section 2.06(b)(ii) or 2.07, an acceleration of the maturity of any Note in accordance with the terms hereof, or for any other reason, the Borrower shall, upon demand by any Lender, pay to such Lender at its Eurodollar Lending Office any amounts required to compensate such Lender for any losses or reasonable expenses which it may actually incur by reason of the liquidation or reemployment of the amounts so prepaid or of deposits or other funds acquired by such Lender to fund or maintain such Loan. In any such case, such loss and reasonable expense shall be equal to the sum, without duplication of amounts, of (i) the costs and expenses incurred (other than loss of the Applicable Margin) in connection with, or by reason of, any such event and (ii) an amount equal to the excess, if any, as reasonably determined by such Lender of (A) the amount of interest which would have accrued on the amount so paid or accelerated for the period from the date of such payment or acceleration to the last day of the Interest Period for such Loan at the Adjusted Eurodollar Rate (minus the Applicable Margin) applicable to such Loan over (B) the amount of interest, as reasonably determined by such Lender, which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with prime banks in the London interbank market.

(b) The Borrower shall indemnify each Lender against any loss or reasonable expense incurred by such Lender as a result of (i) any failure by the Borrower to fulfill on the date of any proposed Borrowing of or Conversion into a Eurodollar Rate Loan the applicable conditions set forth in Article IV or (ii) any failure by the Borrower to make a Borrowing of or Conversion into a Eurodollar Rate Loan after the Borrower has given a notice requesting the same in accordance with the provisions hereof. In any such case, such loss and reasonable expense shall be equal to the sum, without duplication of amounts, of (i) the costs and expenses incurred (other than loss of the Applicable Margin) by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to effect or maintain such Eurodollar Rate Loan in connection with, or by reason of, any such event and (ii) an amount equal to the excess, if any, as reasonably determined by such Lender of (A) the amount of interest which would have accrued on the amount of the Eurodollar Rate Loan that was to have been made or into which another Loan was to have been Converted for the period from the date such Borrowing or

Conversion was to have been made to the last day of the Interest Period for such Loan that would have commenced on such date at the Adjusted Eurodollar Rate (minus the Applicable Margin) applicable to such Loan over (B) the amount of interest, as reasonably determined by such Lender, which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with prime banks in the London interbank market.

(c) Any Lender demanding payment pursuant to this Section 3.04 shall deliver to the Borrower a statement reasonably setting forth the amount and manner of determining the loss or expense for which such demand is made, which statement shall be conclusive, absent manifest error.

Section 3.05 Increased Costs; Capital Adequacy.

(a) If after the date of this Agreement any change in any applicable Governmental Requirement (including, without limitation, the adoption of any new Governmental Requirement) or in the interpretation or administration thereof by any central bank or comparable agency or any other Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against Property of, deposits with or for the account of or credit extended by any Lender or any Issuer (except any such reserve requirement that is reflected in the Eurodollar Rate Reserve Percentage), or shall impose on such Lender or such Issuer or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuer of making or maintaining any Eurodollar Rate Loan or increase the cost to such Lender or such Issuer of issuing or maintaining any Letter of Credit, paying or funding any draw request thereunder or purchasing or maintaining a participation therein, or to reduce the amount of any sum received or receivable by such Lender hereunder or such Issuer hereunder or under any Letter of Credit Reimbursement Agreement (whether of principal, interest, fees or otherwise) by an amount reasonably determined by such Lender or such Issuer to be material, then the Borrower will pay to such Lender or such Issuer, as the case may be, following receipt of a notice from such Lender or such Issuer, as the case may be, to such effect, such additional amount or amounts as will compensate such Lender or such Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuer shall have determined that (i) the adoption after the date of this Agreement of any Governmental Requirement, guideline or directive regarding capital adequacy, (ii) any change after the date of this Agreement in any such Governmental Requirement, guideline or directive or in the interpretation or administration thereof after the date of this Agreement by any central bank or comparable agency or any other Governmental Authority charged with the interpretation or administration thereof or (iii) compliance by any Lender (or any lending office of such Lender) or any Issuer or any Lender’s or any Issuer’s holding company with any request or directive regarding capital adequacy issued after the date of this Agreement under any Governmental Requirement or guideline (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such

Lender or the Loans made by such Lender or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuer pursuant hereto to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy) by an amount reasonably determined by such Lender or such Issuer to be material, then from time to time the Borrower will pay to such Lender or such Issuer, as the case may be, following receipt of a notice from such Lender or such Issuer, as the case may be, to such effect, such additional amount or amounts as shall compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.

(c) Any Issuer or any Lender requiring payment under this Section 3.05 shall deliver to the Borrower a statement reasonably setting forth the amount and manner of determination thereof, which statement shall be conclusive, absent manifest error.

(d) Each Lender will promptly notify the Borrower of any event occurring after the date of this Agreement of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 3.05 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 3.06 Taxes.

(a) Any and all payments by the Borrower of the Secured Obligations shall be made free and clear of and without deduction for any and all present or future Taxes. If the Borrower shall be required by any Governmental Requirement to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Issuer or the Agent, (i) the sum payable by the Borrower shall be increased by the amount necessary so that, after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 3.06), such Lender, such Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Governmental Requirements.

(b) In addition, the Borrower shall pay any and all present and future transfer, documentary, stamp and similar Taxes, any and all other excise and property Taxes, charges and similar levies and all recording and filing Taxes and fees which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender, each Issuer and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.06) paid by such Lender, such Issuer or the Agent (as the case may be) and all liabilities (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, INCLUDING PENALTIES, ADDITIONS TO TAX, INTEREST AND EXPENSES ARISING AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE) ON THE PART OF SUCH LENDER, SUCH ISSUER OR THE AGENT, but excluding penalties, additions to tax, interest and expenses arising as a result of the gross negligence or willful misconduct on the part of such Lender, such Issuer or the Agent. Payments in respect of the foregoing indemnification shall be made by the Borrower within five days after the date such Lender, such Issuer or the Agent (as the case may be) makes demand therefor.

(d) Within 30 days after the date of any payment of Taxes by the Borrower pursuant to this Section 3.06, the Borrower shall furnish to the applicable Lenders, the Issuers, and the Agent the original or a certified copy of a receipt evidencing payment thereof. If the Borrower makes any payment in respect of any Secured Obligation from any account located outside the United States or any such payment is made by a payor that is not a United States Person and if no Taxes are payable in respect of such payment, the Borrower shall furnish to the applicable Lenders, the Issuers, and the Agent a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this Section 3.06, the terms “United States” and “United States Person” shall have the meanings set forth in Section 7701 of the Code.

(e) Each Lender that is not a United States Person hereby agrees that:

(i)	it shall, no later than the date of this Agreement (or, if such Lender becomes a party hereto pursuant to Section 3.07 or 10.06, the date upon which such Lender becomes a party hereto), deliver to the Borrower through the Agent, with a copy to the Agent (A) if any Lending Office is located in the United States of America, two accurate and complete signed originals of Internal Revenue Service Form W-8ECI or any successor thereto (“Form W-8ECI”), (B) if any Lending Office is located outside the United States of America, two accurate and complete signed originals of Internal Revenue Service Form W-8BEN or any successor thereto (“Form W-8BEN”), or (C) if such Lender is claiming exemption from withholding of United States federal income tax under Section 871(h) or 881(c) of the Code with respect to “portfolio interest,” a Form W-8BEN or any successor thereto (and, if such Lender delivers a Form W-8BEN, pursuant to clause (C) of this paragraph, such Lender will certify that it (1) is not a bank, for purposes of Section 881(c) of the Code, receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, (2) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and (3) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such Lending Office or Lending Offices under this Agreement free from withholding of United States federal income tax;

(ii)	if at any time such Lender changes any Lending Office or selects an additional Lending Office, it shall, at the same time or reasonably promptly thereafter but only to the extent the forms previously delivered by it hereunder are no longer effective, deliver to the Borrower through the Agent, with a copy to the Agent, in replacement for the forms previously delivered by it hereunder, two accurate and complete signed originals of Form 4224 or Form 1001, as applicable, or a Form W-8, in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional Lending Office under this Agreement free from withholding of United States federal income tax;

(iii)	it shall, before or promptly after the occurrence of any event (including the passing of time, but excluding any event mentioned in clause (ii) above) requiring a change in the most recent forms or form previously delivered by such Lender pursuant to this Section 3.06(e) and if the delivery of the same be lawful, deliver to the Borrower through the Agent, with a copy to the Agent, two accurate and complete original signed copies of Form 4224 or Form 1001, as applicable, or a Form W-8 in replacement for the forms or form previously delivered by such Lender; and

(iv)	it shall, reasonably promptly upon the reasonable request of the Borrower to that effect, deliver to the Borrower through the Agent such other forms or similar documentation as may be required from time to time by any applicable Governmental Requirement, treaty, rule or regulation in order to establish such Lender’s tax status for withholding purposes.

(f) The obligations of the Borrower contained in this Section 3.06 shall survive the termination of this Agreement and the payment in full of the Secured Obligations.

Section 3.07 Substitution of Lender. If (a) the obligation of any Lender to make or Convert Loans into Eurodollar Rate Loans has been suspended pursuant to Section 2.06(b), (b) any Lender has demanded compensation under Section 3.05 or (c) any Lender has notified the Borrower that it is not capable of receiving payments without deduction or withholding pursuant to Section 3.06, the Borrower may replace such Lender by designating in a notice given to the Agent an Eligible Assignee to replace such Lender, which Eligible Assignee, if not already a Lender, shall be subject to the approval of the Issuers and Agent, which approval shall not be unreasonably withheld. If the Borrower so designates an Eligible Assignee, then the Agent shall give notice thereof to the Lender to be replaced, and thereupon, such Lender shall promptly consummate an assignment of such Lender’s Commitment, Loans, Notes, participations in Letters of Credit and other rights and obligations hereunder relative to the Commitment of such Lender to such Eligible Assignee in accordance with Section 10.06. For purposes of Section 3.04(a), a Lender consummating an assignment pursuant to this Section 3.07 shall be deemed to have been paid on the effective date of such assignment all its Loans then being assigned.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Conditions to Initial Loans. The obligation of each Lender to make its Loans is subject to the Agent’s receipt of (or, where applicable, the occurrence of) each of the following, in form and substance reasonably satisfactory to the Agent:

(a) this Agreement, with all exhibits and schedules thereto, duly executed and delivered as applicable by each of the parties hereto, and a Revolving Note for each Revolving Lender, in the amount of such Revolving Lender’s Commitment, and a Term Note for each Term Lender in the amount of such Lender’s Term Commitment, each duly executed by the Borrower and dated as of the date of this Agreement;

(b) each Security Document, with all exhibits and schedules thereto, duly executed and delivered by each of the parties thereto and dated as of the date of this Agreement (except that the original Mortgage shall be delivered to the Title Company for filing, and true and correct copies of the executed Mortgage shall be delivered to the Agent), and the following:

(i)	proper financing statements, duly filed on the Closing Date in the offices identified on Schedule 5.15 or in any other jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the first priority (subject only to Permitted Liens) liens and security interests created under the Security Documents, covering the Collateral described in the Security Documents,

(ii)	evidence that originals of the Mortgage on the Refinery have been delivered to the Title Company with instructions for recording in the Real Property Records of Harris County, Texas,

(iii)	copies of the Borrower’s 2004 survey of the Refinery and a survey reliance letter executed by the Borrower’s surveyor who prepared such survey,

(iv)	evidence that the Title Company is prepared, upon recording the Mortgage, to issue a Mortgagee Policy of Title Insurance (Form T-2) in favor of Agent, in a policy amount of $45,693,000, in conformance with the Title Commitment, covering and describing the real property components of the Refinery and the improvements affixed thereto that by law constitute a portion of such real property, and containing the following modifications and/or endorsements:

(A)	The standard exception for “Any discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments, or protrusions or any overlapping of improvements shall be revised to read “Shortages in area only”;

(B)	The standard exception for taxes shall be revised to read “Standby fees, taxes and assessments by a taxing authority for the year 2004;

(C)	The exception for liens and leases shall be deleted;

(D)	The policy shall contain the T-14 (First Loss) Endorsement;

(E)	The policy shall contain the T-15 (Last Dollar) Endorsement;

(F)	The policy shall contain the T-19 (Restrictions, Encroachments and Minerals) Endorsement;

(G)	The policy shall contain the T-33 (Adjustable Mortgage Loan) Endorsement;

(H)	The policy shall contain the T-35 (Revolving Credit) Endorsement; and

(v)	evidence that all other actions that the Agent may deem necessary or desirable have been taken or are the subject of arrangements reasonably satisfactory to the Agent for completion concurrently with or promptly after the Closing Date in order (A) to perfect and protect the first priority Liens created under the Security Documents (including, without limitation, receipt of duly executed payoff letters, and UCC-3 termination statements) and (B) to conclude that Acceptable Security Interests will have been created on all Collateral, upon the recording of the Mortgage and the filing of the financing statements;

(c) a Secretary’s Certificate, dated the Closing Date, in the form of Exhibit 4.01(c), certifying as to (i) attached copies of the Charter Documents, as amended, modified and supplemented and in effect on the Closing Date, of the Borrower, (ii) resolutions evidencing the Partnership Governance Committee Action approving and authorizing the applicable Loan Documents and the Borrowings and issuances of the Letters of Credit hereunder, and (iii) the names and true signatures of the officers of the Borrower authorized to sign each Loan Document;

(d) a copy of the Certificate of Limited Partnership of the Borrower, certified as of a Current Date by the Secretary of State of the State of Delaware;

(e) a certificate of existence and good standing with respect to the Borrower, issued as of a Current Date by the Secretary of State of the State of Delaware;

(f) certificates, issued by the Secretaries of State of the States of Alabama and Texas to the effect that the Borrower is registered as a foreign limited partnership under the name “LYONDELL-CITGO Refining LP” in those States, and a certificate issued as of a Current Date by each such Secretary of State which certifies that the Borrower has not filed a certificate of cancellation of such registration;

(g) evidence that, prior to or on the Closing Date: (i) all outstanding Indebtedness and other amounts owing under the Existing Revolving Credit Agreement will have been paid and discharged in full, and all outstanding Indebtedness and other amounts owing under the Existing Term Credit Agreement will be paid and discharged in full with: (A) the proceeds of the Term Loans; and (B) after the proceeds of the Term Loans have been applied in full for such purpose, to the extent there remains any Indebtedness outstanding under the Existing Term Credit Agreement, proceeds of the Revolving Loans or other available cash of the Borrower; (ii) all commitments to lend under each such credit agreement have been or will be terminated (such evidence to include a letter from the Borrower to the agents and the lenders under each such credit agreement terminating all commitments thereunder); and (iii) any Liens under each such credit agreement have been or will be released;

(h) an opinion of counsel for the Borrower, dated the Closing Date, in the form of Exhibit 4.01(h);

(i) a certificate of a Responsible Officer, dated the Closing Date, in the form of Exhibit 4.01(i) to the effect, among others, that (i) the representations and warranties set forth in Article V are true and correct in all material respects as of the Closing Date (unless made as of a specific date as set forth therein) and (ii) no Default exists or would exist as a result of making a Loan or the issuance of a Letter of Credit on the Closing Date;

(j) evidence in form and substance reasonably satisfactory to the Agent of the maintenance of the property and business interruption insurance required by Section 7.04 naming the Agent as an additional insured and loss payee, and evidence of the maintenance of liability insurance required by Section 7.04 naming the Agent as an additional insured;

(k) the results of a recent search of the Uniform Commercial Code, tax, and judgment lien records in (i) the offices of the Secretary of State of the State of Texas, the Secretary of State of the State of Delaware and the Secretary of State of the State of Alabama and (ii) the tax and judgment lien records in all counties in Alabama and Texas in which the Borrower’s Property is located, in each case together with copies of all financing statements found in such searches, and in each case which shall reveal no Liens except Permitted Liens on any of the Property of the Borrower, or any revenues, income or profits therefrom, and shall otherwise be satisfactory to the Agent;

(l) an independent environmental report in form and substance satisfactory to the Agent from Pilko and Associates, Inc.;

(m) receipt by the Agent and the Lenders of the independent engineer’s report by Purvin & Gertz, Inc., including financial projections, in form and substance reasonably satisfactory to the Agent;

(n) payment of all fees and reasonable expenses of the Agent as have been appropriately invoiced to the Borrower in accordance with Section 10.02(b), including reasonable fees and expenses of common counsel to the Lenders, and fees of the Lead Arrangers, the Issuers and the Lenders that are due and payable on the Closing Date pursuant to this Agreement, any other Loan Document, or any other separate written agreement between or among the Borrower, the Lead Arrangers, or the Agent;

(o) a duly executed and delivered agreement between the Borrower and the Service Agent to the effect specified in Section 10.08;

(p) certified copies of the Contribution Agreement and the Refined Products Purchase Agreement and one certified copy, to be held by the Agent pursuant to its existing written safekeeping agreement with the Borrower and delivered with such copy, of each of the Crude

Supply Agreement and the Supplemental Supply Agreement, in each case as amended, modified and supplemented and in effect on the Closing Date;

(q) a duly executed Commercial Letter of Credit Reimbursement Agreement in the form attached hereto as Exhibit 2.03(c)-(1) and a duly executed Standby Letter of Credit Reimbursement Agreement in the form attached hereto as Exhibit 2.03(c)-(2), each with respect to Letters of Credit issued or deemed issued under Section 2.03(a) by the Issuer;

(r) the Agent is satisfied that there shall not have occurred or become known: (i) any material adverse condition or material adverse change in or affecting the business, operations, Property, condition (financial or otherwise) or prospects of the Borrower or its Subsidiary Guarantors, taken as a whole, or (ii) any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise), or prospects of PDVSA or PDVSA Petróleo, S.A., which would materially adversely change or affect the ability of such Person, as applicable, to perform its obligations under the Supplemental Supply Agreement or the Crude Supply Agreement, as applicable, in accordance with its terms;

(s) the Agent is satisfied that as at the end of the fiscal quarter of the Borrower ending immediately prior to the Closing Date, the Borrower would have been in compliance with the applicable covenants set out in Section 7.17 of this Agreement if this Agreement had then been in effect;

(t) the Agent shall have received an appraisal of the Refinery in form and substance reasonably satisfactory to the Agent and the Borrower;

(u) after giving effect to the initial Loans, Borrower and its Subsidiary Guarantor shall have outstanding no funded Indebtedness or preferred stock other than (i) the Loans, (ii) Letters of Credit, and (iii) Qualified Debt with an outstanding principal and accrued amount not to exceed $305,000,000;

(v) receipt by the Agent of the Borrower’s December 31, 2003 audited financial statement and 2004 Budget and 2004 Five-Year Plan of the Borrower as prepared by the Borrower’s management for and as approved by the Partnership Governance Committee;

(w) the Agent shall have received a certificate from an appropriate financial officer of Borrower certifying that Borrower, on a consolidated basis after giving effect to the transactions contemplated hereby, is Solvent;

(x) all requisite Governmental Authorities and third parties shall have approved or consented to this Agreement to the extent required, and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain or prevent the closing of this Agreement;

(y) receipt by the Agent of all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act;

(z) none of the Crude Supply Agreement, Refined Products Purchase Agreement, Supplemental Supply Agreement, Contribution Agreement and Partnership Agreement has been amended, modified, or supplemented since December 10, 2002, other than any such amendments, modifications or supplements, copies of which have been delivered to the Agent and are in full force and effect;

(aa) the Qualified Debt has been modified to extend the maturity date to at least six months after the Termination Date and has not otherwise been amended since December 10, 2002 other than amendments, copies of which have been delivered to the Agent;

(bb) the Borrower’s general manager shall have certified to the Agent that the Borrower has received no written declaration since December 31, 2003 of a force majeure event that would result, could reasonably be expected to result, or has resulted in a reduction of the average daily barrels delivered under the Crude Supply Agreement to be below 115,000 bbl/day for at least 30 continuous days; and

(cc) the Agent shall have received such other documents, governmental certificates, agreements, and additional information as the Agent and the Lenders may reasonably request, and such information shall be reasonably satisfactory in form and substance to the Agent, its counsel, and the Lenders.

Section 4.02 Conditions to Each Borrowing. The obligation of any Lender to make a Loan on the occasion of each Borrowing, including its initial Loan, but not including a Loan pursuant to the second and last sentences of Section 2.03(g) to fund a drawing under a Letter of Credit, is subject to the satisfaction of the following conditions precedent that on the date of such Borrowing:

(a) the Agent has received a Notice of Borrowing with respect to such Loan in accordance with this Agreement;

(b) the representations and warranties set forth in Article V are true and correct in all material respects (unless made as of a specific date as set forth therein) before and after giving effect to the making of such Loan;

(c) no Default exists or would exist as a result of making such Loan or the application of the proceeds thereof;

(d) such Loan will not contravene any Governmental Requirements applicable to such Lender; and

(e) the Agent and such Lender are reasonably satisfied that the proceeds of such Loan will be used for purposes not inconsistent with Section 5.13.

Section 4.03 Conditions to Each Letter of Credit. The obligations of an Issuer to issue any Letter of Credit, including the initial Letters of Credit, are subject to the satisfaction of the following conditions precedent that on the date of the issuance of such Letter of Credit (except that the condition set forth in Section 4.03(a) shall not apply to the deemed issuance on the Closing Date described in the last sentence of Section 2.03(a)):

(a) the Agent and such Issuer have received a Letter of Credit Request with respect to such Letter of Credit in accordance with Section 2.03(d);

(b) such Issuer has received a Letter of Credit Reimbursement Agreement and such other documents and items relating to such Letter of Credit as such Issuer reasonably may request;

(c) the representations and warranties set forth in Article V are true and correct in all material respects (unless made as of a specific date as set forth therein) before and after giving effect to the issuance of such Letter of Credit;

(d) no Default exists or would exist as a result of the issuance of such Letter of Credit;

(e) the issuance of such Letter of Credit will not contravene any Governmental Requirement applicable to the Issuer or any Lender; and

(f) the Agent and such Issuer are reasonably satisfied that such Letter of Credit is being issued for purposes not inconsistent with Section 5.13.

Section 4.04 Conditions to Conversions. The obligation of any Lender to Convert any Loan into a Eurodollar Rate Loan pursuant to a Notice of Conversion is subject to the satisfaction of the following conditions precedent that on the date of Conversion:

(a) the Agent has received a Notice of Conversion in accordance with Section 2.07;

(b) the representations and warranties set forth in Article V (other than in Sections 5.05 and 5.06(a)(ii)) are true and correct in all material respects (unless made as of a specific date as set forth therein);

(c) no Default exists; and

(d) such Conversion will not contravene any Governmental Requirement applicable to such Lender.

Section 4.05 Deemed Fulfilled Conditions. Except to the extent that the Borrower has disclosed in the Notice of Borrowing, Letter of Credit Request or Notice of Conversion, as the case may be, or in a subsequent notice given to the Agent prior to 5:00 P.M. (New York City time) on the Business Day before the requested date for the making of the requested Borrowing, Letter of Credit issuance or Conversion, that an applicable condition specified in this Article IV will not be fulfilled as of the requested time for the making of such Loans, the issuance of such Letter of Credit or such Conversion, the Borrower shall be deemed to have made a representation and warranty as of such time that the conditions specified in such clauses have been fulfilled, except that in no event shall the Borrower make or be deemed to make any representation or warranty as to Section 4.02(d), 4.03(e) or 4.04(d). No such disclosure by the Borrower that a condition specified in this Article IV will not be fulfilled as of the requested time for the making of the requested Loans, issuance of the requested Letter of Credit or effecting the requested Conversion shall affect the right of each Lender not to make the Loans requested to be made by it, each Issuer not to issue such Letter of Credit or each Lender not to effect such Conversion if such condition has not been fulfilled at such time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Agent, the Issuers and each Lender to enter into this Agreement and to make each Loan and issue each Letter of Credit requested to be made or issued by it, the Borrower represents and warrants as follows (which representations and warranties will survive the delivery of any Note and any other Loan Document and the making of any Loan and the issuance of any Letter of Credit).

Section 5.01 Organization; Power; Qualification. The Borrower (a) is a limited partnership duly organized, validly existing and in good standing under the DRULPA and (b) has all the requisite power and authority under the DRULPA and its Charter Documents to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Borrower is, and each Subsidiary Guarantor is, duly registered, qualified or licensed and in good standing as a foreign limited liability company, a foreign limited partnership or a foreign corporation, as the case may be, in good standing, when applicable, in each jurisdiction in which it owns or leases Property or proposes to own or lease Property or in which the carrying on of its business as now conducted or as proposed to be conducted so requires, except to the extent that failures to be so registered, qualified or licensed individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The Borrower is, and each Subsidiary Guarantor is, duly registered, qualified or licensed and in good standing as a foreign limited liability company (if it is a limited liability company), a foreign limited partnership (if it is a partnership) or corporation (if it is a corporation) in good standing in all jurisdictions in which it owns or leases Property or proposes to own or lease Property or in which the carrying on of its business as now conducted or as proposed to be conducted so requires, except to the extent that failures to be so registered, qualified or licensed individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, (a) Lyondell and CITGO collectively own, directly or indirectly, 100% of the partnership interests of the Borrower and have the right to vote such interests and to manage the business and affairs of the Borrower consistent with the terms and provisions of the Partnership Agreement and (b) the Borrower has no Subsidiaries. Each Subsidiary Guarantor, if any, is a Wholly-Owned Subsidiary.

Section 5.02 Authorization; Enforceability; Absence of Conflicts; Required Consents. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, and the incurrence of the Indebtedness and other Secured Obligations contemplated hereby and thereby, are within its power and authority under its Charter Documents and the DRULPA and have been duly authorized by all proceedings required under its Charter Documents and the DRULPA. This Agreement, the Notes, and the Security

Documents have been, and each of the other Loan Documents to which the Borrower is a party when delivered to the Agent will have been, duly executed and delivered by the Borrower and are, or when so delivered will be, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance in accordance with their respective terms by the Borrower of the Loan Documents to which it is a party, and the incurrence of Indebtedness and other Secured Obligations pursuant thereto, do not and will not (a) violate, breach or constitute a default under (i) the Charter Documents of the Borrower or any Subsidiary Guarantor, (ii) any Governmental Requirement applicable to the Borrower or any Subsidiary Guarantor or (iii) any other Material Agreement of the Borrower or any Subsidiary Guarantor, (b) result in the acceleration or mandatory prepayment of any Indebtedness with an outstanding principal amount of $15,000,000 or more of the Borrower or any Subsidiary Guarantor or afford any holder of any such Indebtedness the right to require the Borrower or any Subsidiary Guarantor to redeem, purchase or otherwise acquire, reacquire or repay any such Indebtedness or (c) cause or result in the imposition of or afford any Person the right to obtain any Lien upon any Property of the Borrower or any Subsidiary Guarantor (or upon any revenues, income or profits of the Borrower or any Subsidiary Guarantor therefrom) other than the Liens created by the Loan Documents. No Governmental Approvals are required to be obtained or made, and no reports or notices to any Governmental Authority are required to be made, by the Borrower for the execution, delivery or performance by the Borrower of the Loan Documents or the incurrence of Indebtedness and other Secured Obligations by the Borrower pursuant thereto, other than the recording of the Mortgages and the filing of the UCC financing statements as contemplated in the Loan Documents.

Section 5.03 Compliance With Laws; Environmental Matters. Each of the Borrower and the Subsidiary Guarantors (a) possesses, and is in compliance with the terms and conditions of, all Governmental Approvals necessary for the ownership or lease and operation of its Property and the carrying on of its business as now conducted or proposed to be conducted, including the transactions contemplated by the Loan Documents, except for such failures to possess and noncompliances that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and (b) is in compliance with all Governmental Requirements applicable to it or any of its Property, including, without limitation, all applicable Governmental Requirements under ERISA and Environmental Laws, except for such noncompliances by the Borrower and the Subsidiary Guarantors that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and its Subsidiary Guarantors has no knowledge of any condition, event, circumstance, act or omission that could reasonably be expected to form the basis of any Litigation regarding noncompliance with or cleanup responsibility under Environmental Laws, which, if such condition, event, circumstance, act, or omission is true and remains unremedied, could reasonably be expected to have a Material Adverse Effect.

Section 5.04 No Defaults. No Default has occurred and is continuing. Neither the Contribution Agreement nor any Supply or Purchase Contract has been terminated.

Section 5.05 Litigation. There is no Litigation (including any Litigation under Environmental Laws) pending to which the Borrower or any Subsidiary Guarantor is a party or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary Guarantor that (a) questions or involves the validity or enforceability of any of the Loan Documents, (b) could reasonably be expected to have a Material Adverse Effect, or (c) seeks (or reasonably may be expected to seek) to rescind, revoke, terminate, cancel, withdraw, suspend, modify or change adversely or withhold any Governmental Approval that is Material or any Material Agreement and in which the remedies sought or expected to be sought, if obtained, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.06 Financial Statements; Disclosure.

(a) Financial Statements.

(i)	The Financial Statements (including in each case the related schedules and notes) delivered to the Agent present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries at the respective dates of the balance sheets included therein and the consolidated results of their operations and their consolidated cash flows for the respective periods set forth therein and have been prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end adjustments); except, since interim financial statements have been prepared from the books and records of the Borrower in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information, the interim financial statements do not include all of the information and notes required by GAAP for complete financial statements.

(ii)	Since December 31, 2003, no change has occurred in the business, operations, Property, liabilities, condition (financial or otherwise) or results of operations of the Borrower that could reasonably be expected, either alone or together with all other such changes, to have a Material Adverse Effect.

(b) Disclosure.

(i)	As of the date hereof, all Information (excluding financial budgets and projections) that has been made available to the Agent, any Issuer or any Lender by or on behalf of the Borrower prior to the date of this Agreement in connection with the transactions contemplated by this Agreement, taken together, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(ii)	All financial budgets and projections that have been prepared by or on behalf of the Borrower and made available on or before the date of this

Agreement to the Agent, any Issuer or any Lender by or on behalf of the Borrower pursuant to or in connection with this Agreement, any other Loan Document or the transactions contemplated hereby or thereby have been prepared and furnished to the Agent in good faith and were based on facts and assumptions that are believed by the management of the Borrower to be reasonable in light of the then current and foreseeable business conditions of the Borrower and the Subsidiary Guarantors.

Section 5.07 Taxes. Each of the Borrower and each Subsidiary Guarantor have filed or caused to be filed all Tax returns that are required to have been filed by or with respect to it in every jurisdiction and have paid all Taxes shown to be due and payable on such returns and all other Taxes payable by them by assessment, to the extent such Taxes have become due and payable and before they have become delinquent, except for (a) any Taxes the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower has established such reserves on its books as are required by GAAP or (b) Taxes, other than Federal Taxes and Taxes payable to Alabama and Texas Governmental Authorities, to which this clause (b) does not relate, the nonpayment of which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary Guarantor is a party to any Tax sharing, Tax allocation or similar agreement except to the extent the Partnership Agreement may be deemed to be such an agreement.

Section 5.08 Investment Company Act; PUHCA. Neither the Borrower nor any Subsidiary Guarantor is (a) an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, or (b) a “holding company” or a “subsidiary” or an “affiliate” of a “holding company” or a “public utility,” as such terms are defined in the Public Utility Holding Company Act of 1935.

Section 5.09 Employee Benefit Plans.

(a) Neither the Borrower nor any ERISA Affiliate of the Borrower has incurred or is reasonably expected to incur any withdrawal liability under ERISA to, or with respect to, any Multiemployer Benefit Plan; the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the lending of funds pursuant to the provisions of this Agreement will not involve any Prohibited Transaction; no Benefit Plan established or maintained by the Borrower or any ERISA Affiliate of the Borrower, or to which the Borrower or any ERISA Affiliate of the Borrower has made contributions, had an Accumulated Funding Deficiency, whether or not waived, as of the last day of the most recently ended plan year of such Benefit Plan; no liability, individually or in the aggregate, to the PBGC (other than required insurance premiums, all of which that have become due have been paid) has been incurred and not satisfied in full by the Borrower or any ERISA Affiliate of the Borrower with respect to any Benefit Plan; and no event or condition has occurred, or is reasonably expected to occur, which presents a material risk of the termination of any Benefit Plan under circumstances which could result in a material liability to the Borrower, directly or indirectly or as a result of the liability of a current or former ERISA Affiliate of the Borrower; provided, however, for purposes of this Section 5.09(a), a liability shall be considered material at any time if it could reasonably be expected, individually or in the aggregate with all other such liabilities, to result in a Material Adverse Effect.

(b) No Lien in favor of a Benefit Plan, a Welfare Plan, any Multiemployer Benefit Plan or the PBGC exists upon any Property of the Borrower or any Subsidiary Guarantor or upon any revenues, income or profits of the Borrower or any Subsidiary Guarantor therefrom nor to the knowledge of any Responsible Officer has there been any occurrence with respect to any such plan that, with or without the passage of time, could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Title to Property; Leases. In each case, free and clear of all Liens except for Permitted Liens, the Borrower has (a) good and indefeasible fee simple title to the real property components of the Refinery, except the Easements, (b) sufficient title to the Company Pipelines and the Easements to enable the Borrower to use the Company Pipelines and Easements as the same were used by Lyondell immediately prior to July 1, 1993, and as the same have been used by the Borrower immediately prior to the date of this Agreement and as they are intended as of the date of this Agreement to be used by the Borrower after such date in the operation of the Refinery in a manner consistent with the Borrower’s past practices, and any defect in title to any portion of the Company Pipelines and the Easements will not or could not reasonably be expected to have a Material Adverse Effect. In each case, free and clear of all Liens except for Permitted Liens, the Borrower has good and valid title to all its other tangible Property that individually or in the aggregate are Material, and each Subsidiary Guarantor has good and valid title to all its tangible Property that individually or in the aggregate with the tangible Property purported to be owned by all Subsidiary Guarantors are Material. All Property consisting of leases of Property by the Borrower and the Subsidiary Guarantors which individually or in the aggregate are Material are valid and subsisting and in full force and effect, the Borrower and the Subsidiary Guarantors enjoy the quiet and undisturbed possession of such leased Property and no default exists under such leases, except for such lack of such enjoyment and defaults that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 5.11 Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Borrower, threatened against or involving the Borrower or any Subsidiary Guarantor, other than those that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 5.12 Intellectual Property. The Borrower owns or possesses the right to use, and each Subsidiary Guarantor owns or possesses the right to use, all Intellectual Property necessary to the conduct of its business as now conducted or proposed to be conducted, in each case free of any claims or infringements known to the Borrower, except for claims and infringements that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 5.13 Use of Proceeds. The Borrower will use (a) the proceeds of the Revolving Loans solely for working capital and general business purposes (including, in relation to the initial Borrowing of the Revolving Loans hereunder, to refinance Indebtedness of the Borrower outstanding under the Existing Revolving Credit Agreement) and (b) request the issuance of

Letters of Credit consistent with such purposes. None of the proceeds of the Loans will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any “margin stock” within the meaning of Regulation T, U or X. Neither the Borrower nor any Subsidiary owns any margin stock. The Borrower does not intend to apply, nor will it apply, any part of the proceeds of any Loan in any manner or to any purpose that is unlawful or would involve a violation of any Governmental Requirement relating to the use of funds applicable to the Borrower or the transactions contemplated by the Loan Documents, including, without limitation, Regulation T, U or X. The proceeds of the Term Loans will be used solely to pay and discharge the Indebtedness and any other amounts owing under the Existing Term Credit Agreement.

Section 5.14 Location of Real Estate. The Collateral of the Borrower which is real property is located in Harris County, Texas.

Section 5.15 Creation of Liens on Collateral. Each Security Document, the recording of the Mortgages in the Real Property Records of Harris County, Texas, and the taking of other actions provided for in the Applicable UCC, together with the filing of UCC financing statements in the offices set forth on Schedule 5.15, creates an Acceptable Security Interest in the Collateral described in such Security Document. No filings, recordings, Governmental Approvals, registrations, or third party consents are required in order to perfect an Acceptable Security Interest in the Collateral granted under any Security Document except for filings or recordings which are the subject of arrangements, satisfactory to the Collateral Agent, for filing or recording on or promptly after the date hereof. Such Collateral constitutes and includes all Property of the Borrower other than Excluded Property. There are no material prohibitions on the pledge of the Collateral.

Section 5.16 Perfection of Collateral. All executed originals of each promissory note or similar instrument that constitutes or evidences Collateral either (a) are in the possession of the Borrower, or (b) have been delivered to the Collateral Agent, or (c) if possession thereof is through a third party custodian other than the Collateral Agent, either (i) the Borrower and the Collateral Agent have received a written acknowledgment from such custodian that such custodian is holding the promissory note or similar instrument, as applicable, that constitute or evidence the Collateral solely on behalf of and for the benefit of the Collateral Agent, acting for the benefit of the Secured Parties, or (ii) the Borrower and the Collateral Agent have received a written acknowledgement from such custodian that such custodian is acting solely as agent of the Collateral Agent. The Lenders, the Issuers, the Agent, and the Collateral Agent agree that the Borrower is not required to perfect the security interest of the Collateral Agent on Titled Vehicles, deposit accounts, securities accounts, or other money now or hereafter owned by the Borrower, notwithstanding anything herein or in the Security Agreements to the contrary, and each representation and warranty, covenant, or other provision in this Agreement relating to the Titled Vehicles, deposit accounts, securities accounts, or other money shall be modified by this sentence as though fully set forth therein and made a part thereof.

Section 5.17 Priority of Liens on Collateral. The Borrower has not authorized the filing of and has no knowledge of any financing statements against the Borrower that includes a description of any part of the Collateral other than any financing statement relating to the Liens granted to the Collateral Agent for the benefit of the Secured Parties under the Security

Documents, that has been terminated, or that relates to a Permitted Lien. With respect to Collateral constituting deposit accounts or securities accounts, such accounts are not in the name of any Person other than the Borrower or the Collateral Agent, and the Borrower has not consented to the bank maintaining any such accounts to comply with instructions of any Person other than the Collateral Agent. With respect to any promissory note or similar instrument that constitutes or evidences Collateral, no such promissory note or similar instrument has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, for the benefit of the Secured Parties.

Section 5.18 Excluded Property. The Excluded Property (other than the Crude Supply Agreement and the Supplemental Supply Agreement) is not Material.

ARTICLE VI

FINANCIAL STATEMENTS AND INFORMATION

So long as any of the Revolving Commitments remain in effect and until payment in full of the Loans, the Letter of Credit Obligations, and all other Secured Obligations that have become due when the Loans and the Letter of Credit Obligations have been paid in full, unless compliance with the provisions of the following Sections shall have been waived in writing by the Required Lenders, the Borrower agrees as follows.

Section 6.01 Reporting Requirements. The Borrower will furnish to the Agent:

(a) Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each of its fiscal years:

(i)	a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such fiscal quarter, the related consolidated statements of income or operations and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, and the notes related thereto, prepared in accordance with GAAP (subject to normal year-end adjustments), except, since such financial statements have been prepared from the books and records of the Borrower in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information, they do not include all of the information and notes required by GAAP for complete financial statements; and

(ii)	a certificate with respect thereto of a Responsible Officer or the Manager, Accounting Services of the Borrower in the form of Exhibit 6.01(a);

(b) Annual Financial Statements. As soon as available and in any event within 120 days after the end of each of its fiscal years, commencing with the fiscal year ending December 31, 2004:

(i)	a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such fiscal year and the related consolidated statements of income or operations and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and the notes related thereto, prepared in accordance with GAAP;

(ii)	the audit report of PricewaterhouseCoopers, or another nationally recognized firm of independent certified public accountants, on such consolidated financial statements, which report and opinion shall not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit; and

(iii)	a certificate of a Responsible Officer or the Manager, Accounting Services of the Borrower in the form of Exhibit 6.01(b);

(c) Notices and Information. Promptly and in any event:

(i)	within 30 days after (A) the approval by the Partnership Governance Committee of a five-year business plan required by Section 9.6 of the Partnership Agreement as in effect on the Closing Date (which plan shall include the annual budget contemplated by Section 9.2 of such Partnership Agreement), or any amendment of or supplement to any such plan, a copy of the portions of such plan, amendment or supplement that set forth the (i) Capital LRP, (ii) Capital LRP description of major projects, (iii) EBITDA Projections and (iv) Cash Flow Summary, in each case, in the form substantially similar to the form previously provided by or on behalf of the Borrower and (B) the beginning of any fiscal year, if the Partnership Governance Committee has not approved for such fiscal year the five-year business plan then required by Section 9.6 of the Partnership Agreement as in effect on the Closing Date (which plan shall include the annual budget contemplated by Section 9.2 of such Partnership Agreement) before the beginning of such fiscal year, a copy of the proposed (i) Capital LRP, (ii) Capital LRP description of major projects, (iii) EBITDA Projections and (iv) Cash Flow Summary, in each case in the form most recently submitted to the Partnership Governance Committee for approval; each of which shall be prepared in good faith and based on facts and assumptions that are believed by the management of the Borrower to be reasonable in light of the then current and foreseeable business conditions of the Borrower and the Subsidiary Guarantors on the date of approval thereof by the Partnership Governance Committee in the case of deliveries under clause (A) above and the date of submission to the Partnership Governance Committee in the case of deliveries contemplated by clause (B) above;

(ii)	within five Business Days after the sending or receiving thereof, copies of all material written notices and communications sent by the Borrower or any Subsidiary Guarantor to, or received by the Borrower or any Subsidiary Guarantor from, any Governmental Authority, which notices in each case relate to matters that have had or could reasonably be expected to have a Material Adverse Effect;

(iii)	within five Business Days after the sending or receiving thereof, copies of all notices of termination or material default under any Material Agreement sent by the Borrower or any Subsidiary Guarantor to, or received by the Borrower or any Subsidiary Guarantor from, any party to such Material Agreement; and

(iv)	within five Business Days after the receipt by the Borrower of executed copies thereof, (A) copies of all amendments and supplements to and modifications of the Borrower’s Charter Documents and (B) copies of all amendments and supplements to and modifications of any Supply or Purchase Contract.

(d) Defaults; ERISA; Material Adverse Effect. Promptly and in any event within (i) five Business Days after a Responsible Officer of the Borrower has knowledge of a Default, written notice of such Default which specifies the nature and duration thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto, and (ii) promptly after the Borrower has knowledge of (A) the occurrence of any of the events described in Section 8.01(g)(i)-(v) whether or not a Default has occurred as a result thereof, written notice of such occurrence, (B) any material adverse change in the business, operations, Property, assets or conditions of the Borrower and the Subsidiary Guarantors taken as a whole, written notice of such change which specifies the nature thereof, or (C) the occurrence of any Reportable Event with respect to a Benefit Plan of the Borrower or any ERISA Affiliate of the Borrower, written notice of such Reportable Event which specifies the nature thereof;

(e) Litigation; Environmental. Promptly and in any event within five Business Days after the Borrower has knowledge of (i) the commencement of any Litigation involving the Borrower or any of the Subsidiary Guarantors or any of their respective Property which (A) could reasonably be expected to have a Material Adverse Effect, (B) questions or involves the validity or enforceability of any of the Loan Documents or (C) could reasonably be expected to result in the rescission, revocation, termination, cancellation, withdrawal, suspension, adverse modification of or change in or withholding of a Material Governmental Approval or any Material Agreement and such rescission, revocation, termination, cancellation, withdrawal, suspension, modification, change or withholding could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, notice of such Litigation, and (ii) any Environmental Event which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, notice of such Environmental Event; and, in each case, a written statement of a Responsible Officer of the Borrower or such Subsidiary Guarantor describing such Litigation or Environmental Event;

(f) Receipt of Insurance Proceeds. Promptly and in any event within five (5) days after the Borrower or any Subsidiary Guarantor has knowledge thereof, notice of the receipt by the Borrower or any Subsidiary Guarantor of, or the occurrence of any event which could reasonably be expected to give rise to a receipt by the Borrower, any Subsidiary Guarantor, or the Agent of, Insurance Proceeds in excess of $50,000,000 in the aggregate under all property or business interruption insurance policies maintained by the Borrower or any of its Subsidiary Guarantors, and a statement of a Responsible Officer of the Borrower on behalf of the Borrower describing such event and any action which the Borrower or any Subsidiary Guarantor has taken to date and, to the extent identified by such date, any future actions that the Borrower or any Subsidiary Guarantor proposes to take with respect thereto; and

(g) Requested Information. Such information regarding the Loan Documents, the Loans, the books and records, business, affairs, operations, Property, liabilities, condition (financial or otherwise) or results of operations of the Borrower and the Subsidiaries and other information concerning the Borrower and the Subsidiaries as the Agent, any Issuer or any Lender may from time to time reasonably request.

Section 6.02 Books and Records. The Borrower shall and shall cause each Subsidiary to keep and maintain a system of accounting established and administered in accordance with sound business practices and keep and maintain proper books of records and account.

Section 6.03 Visits, Inspections and Discussions. Subject to Section 10.04, the Borrower shall and shall cause each Subsidiary to permit representatives (whether or not officers or employees) of any Lender, from time to time during the Borrower’s normal daytime business hours, as often as may be reasonably requested and upon reasonable notice, to (a) visit any of the Property of the Borrower or such Subsidiary, (b) during any such visit, inspect, and verify the amount, character and condition of, any of the Property of the Borrower or such Subsidiary, (c) during any such visit, review and make extracts from the books and records of the Borrower or such Subsidiary, and (d) during any such visit, discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its officers, employees or its independent public accountants (and the Borrower hereby authorizes such accountants to discuss the finances and affairs of the Borrower and the Subsidiaries); provided, that in the case of any discussions pursuant to clause (d), a representative of the Borrower designated by a Responsible Officer must be present, it being understood and agreed by the Borrower that it will cooperate to cause this condition to be satisfied. Each Lender will pay the costs incurred by such Lender in exercising its rights under this Section 6.03; provided, however, that if a Lender exercises its rights under this Section 6.03 after the occurrence of an Event of Default, then the Borrower will reimburse such Lender for the reasonable costs incurred by such Lender in connection therewith promptly after such Lender’s request therefor. Nothing in this Agreement or any other Loan Document does, is intended to or shall be construed as authorizing the Agent, any Issuer or any Lender to conduct or have conducted for its account or the account of any other Person after the date of this Agreement any environmental inspection or audit of the Refinery or the real property on which the Refinery is situated or any other plant or Property owned or leased by the Borrower on the date of this Agreement.

Section 6.04 Failure to Make Contributions. The Borrower shall provide written notice to any Partner that fails to pay or make any cash contribution or loan to the Borrower required by the Partnership Agreement as promptly as practicable and in any event no later than two Business Days after the Borrower has knowledge of such a failure.

ARTICLE VII

CERTAIN COVENANTS

So long as any of the Revolving Commitments remain in effect and until payment in full of the Loans, the Letter of Credit Obligations and all other Secured Obligations that have become due when the Loans and the Letter of Credit Obligations have been paid in full, unless compliance with the provisions of the following Sections shall have been waived in writing by the Required Lenders, the Borrower agrees as follows.

Section 7.01 Maintenance of Existence, Properties, and Permits.

(a) The Borrower shall remain a limited partnership. The Borrower shall cause each Subsidiary Guarantor that is a limited liability company or a limited partnership when it becomes a Subsidiary Guarantor to maintain its existence as a limited liability company or limited partnership, as the case may be, under the appropriate act under which it was originally formed. The Borrower shall cause each Subsidiary Guarantor that is a corporation when it becomes a Subsidiary Guarantor to maintain its existence as a corporation. The Borrower shall and shall cause each Subsidiary Guarantor to (i) be in good standing in each jurisdiction in which its ownership or lease of properties or its transaction of business requires it to be registered, qualified or licensed, except to the extent that failures to be so registered, qualified or licensed individually or in the aggregate by the Borrower and all Subsidiary Guarantors could not reasonably be expected to have a Material Adverse Effect, and (ii) keep and maintain all rights, franchises, licenses, permits, and privileges useful or necessary in the conduct of its business or the ownership of its Property, except to the extent that the failure to keep and maintain such rights, franchises, licenses, permits, and privileges individually or in the aggregate by the Borrower and all Subsidiary Guarantors could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall and shall cause each Subsidiary Guarantor to maintain and preserve all of its tangible personal Property, owned or leased, that is necessary or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted; provided, however, that no item of tangible personal Property need be so maintained and preserved if the failure to so maintain and preserve such item individually or in the aggregate with all other items not so maintained and preserved by the Borrower and all Subsidiary Guarantors could not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower shall and shall cause each Subsidiary Guarantor to maintain and protect its ownership of or rights to use all Intellectual Property owned or used by it in the conduct of its business as now conducted and proposed to be conducted, in each case free of all claims and infringements known to the Borrower, except for such failure so to maintain and protect that individually or in the aggregate respecting all Intellectual Property owned or used by the Borrower and all Subsidiary Guarantors could not reasonably be expected to have a Material Adverse Effect.

Section	7.02 Compliance With Governmental Requirements.

(a) The Borrower will and will cause each Subsidiary Guarantor to comply with all applicable Governmental Requirements and Governmental Approvals, including, without limitation, Governmental Requirements under ERISA and applicable Environmental Laws and applicable Governmental Approvals required by applicable Environmental Laws, except for such noncompliances that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall and shall cause each Subsidiary Guarantor to maintain a policy which, in the reasonable business judgment of the Borrower, is reasonably designed to promote and monitor continued compliance by their respective operations and properties with applicable Environmental Laws and applicable Governmental Approvals required by applicable Environmental Laws.

Section 7.03 Payment of Taxes and Claims. The Borrower shall and shall cause each Subsidiary Guarantor to pay and discharge or cause to be paid and discharged promptly when due all Taxes imposed upon it or its revenues, income, profits or capital or in respect of any of its Property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien (other than a Permitted Lien) on such Property or any part thereof; provided, however, that such payment and discharge by such Person shall not be required with respect to any such Tax or claim so long as the failure to make such payment and effect such discharge, together with all other failures then and theretofore permitted by this clause, could not reasonably be expected to have a Material Adverse Effect.

Section 7.04 Insurance; Casualty.

(a) The Borrower shall and shall cause each Subsidiary Guarantor to maintain, with financially sound and reputable insurance companies or associations, insurance with the same policy limits, coverage provisions, deductibles, co-insurance limits, waiting periods, and other requirements as contained within the policies the Borrower maintained on the Closing Date, including, without limitation, public liability insurance, property insurance against loss or damage to its Property, and business interruption insurance; provided that Borrower and its Subsidiary Guarantors may make changes to the insurance that existed on the Closing Date that cause (i) reductions in policy limits, (ii) decreases in coverage provisions, (iii) increases in deductibles or co-insurance limits, (iv) increases in waiting periods, or (v) material changes to any other provision, so long as any such change remains consistent with coverage provisions, deductibles, co-insurance limits, waiting periods, and other provisions that a prudently operated chemical or refining company with a single plant location financed with secured debt would maintain, as determined by a nationally recognized insurance broker or consultant (which may be the Borrower’s insurance broker or consultant). The Borrower shall cause the Collateral Agent to be named loss payee on all of its and its Subsidiary Guarantors’ property and business interruption insurance policies and additional insured on all of its and its Subsidiary Guarantors’ liability insurance policies.

(b) Upon the occurrence of any damage or casualty to any Property of the Borrower or any Subsidiary Guarantor, which could not reasonably be expected to give rise to a receipt by the Borrower, any Subsidiary Guarantor, or the Collateral Agent of property Insurance Proceeds and proceeds from condemnation in excess of $50,000,000, the Borrower will and will cause such Subsidiary Guarantor, as determined by the sound business judgment of the Borrower, to pursue diligently claims available to it under property or other applicable insurance policies (other than business interruption insurance policies) relating to such Property and shall use the proceeds of such policies (other than proceeds of business interruption proceeds) to (i) finance or refinance (through reimbursement of such Person’s treasury or otherwise) in whole or in part the cost of repairing or replacing such Property promptly and in a good workmanlike manner, (ii) otherwise reinvest the proceeds in Property for any of the lubes, aromatics or refining businesses of the Borrower or, in the case of proceeds received in respect of the Property of such Subsidiary Guarantor, the business of the Borrower or such Subsidiary Guarantor, or (iii) prepay Term Loans in accordance with Section 3.02(b).

(c) (i)	Upon the occurrence of an event with respect to any part of the Collateral which could reasonably be expected to give rise to a receipt by the Borrower, any Subsidiary Guarantor, or the Collateral Agent of property Insurance Proceeds and proceeds from condemnation in excess of $50,000,000, for which all necessary repairs and replacements to such affected Collateral affected by such event could reasonably be expected to be substantially completed within nine (9) months (or such longer period as reasonably may be required, not to exceed fifteen (15) months) following such event then, so long as no Event of Default shall have occurred and be continuing, Borrower or such Subsidiary Guarantor shall diligently proceed within such time periods to effect the repair or restoration of such affected Collateral as may be reasonably necessary to continue or resume operating the Refinery in the ordinary course of business, and all property Insurance Proceeds and proceeds from condemnation received by the Borrower, such Subsidiary Guarantor, or the Collateral Agent as a result of such event shall be applied, to the extent necessary, in payment for such repairs to and replacement of such affected Collateral or, to the extent the costs of such repairs and replacements shall have been paid by the Borrower or one of its Subsidiary Guarantors, to reimburse such Person. If such repairs and replacements could not reasonably be made within the time period required in the preceding sentence, then all property Insurance Proceeds or condemnation proceeds received in connection with such event shall be applied to repay the Secured Obligations in accordance with Section 3.02(b). The following shall require written consent of the Required Lenders: (A) any waiver or extension of the time frames for repairs or replacements specified in this Section 7.04(c)(i) and (B) any waiver permitting the Borrower or any Subsidiary Guarantor to use any proceeds that are subject to this Section 7.04(c)(i) for reinvestment in Property for any of the lubes, aromatics or refining businesses of the Borrower, or in the case of proceeds received in respect of the Property of such Subsidiary Guarantor, the business of the Borrower or such Subsidiary Guarantor.

(ii)

If an event which gives rise to the receipt of Insurance Proceeds or condemnation proceeds by the Borrower, any Subsidiary Guarantor, or the Collateral Agent causes an Event of Default, or if Insurance Proceeds or condemnation proceeds are received during the existence and continuation of an Event of Default, all Insurance Proceeds or condemnation proceeds received by the Borrower, any of its Subsidiary

Guarantors, or the Collateral Agent shall be applied to repay the Secured Obligations in the order set forth in Section 8.03.

Section 7.05 Further Assurances Regarding Collateral. (a) At its own cost and expense upon the request of the Collateral Agent, the Borrower shall, and shall cause each of its Subsidiary Guarantors to, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of the Collateral and take such further steps relating to the Collateral for the benefit of the Secured Parties pursuant to any Security Document, which are necessary or reasonably appropriate to create, perfect, preserve, protect or validate any Liens granted pursuant to the Security Documents on any Collateral or to enable the Collateral Agent to exercise and enforce its rights under any Security Document with respect to such Liens (including seeking all applicable regulatory authorizations to facilitate any foreclosure on Collateral) and (b) promptly upon request by the Collateral Agent, or any Lender through the Agent, correct, and cause each of its Subsidiary Guarantors promptly to correct, any material defect or error that may be discovered in any Security Document or in the execution, acknowledgment, filing or recordation of any Security Document.

Section 7.06 Liens. The Borrower shall not and shall not permit any Subsidiary Guarantor to create, assume or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired, other than Permitted Liens.

Section 7.07 Restricted Payments. The Borrower shall not and shall not permit any Subsidiary Guarantor to make any Restricted Payment, including any distribution to the Partners, whether pursuant to or in accordance with Section 7.2, 7.4 or 7.5 of the Partnership Agreement or otherwise, except:

(a) so long as no Event of Default exists or would exist after giving effect thereto, the Borrower may make distributions to the Partners pursuant to and in accordance with Sections 7.2, 7.4 and 7.5 of the Partnership Agreement, including, without limitation, distributions in satisfaction of Distribution Obligations and advances pursuant to Section 7.5 of the Partnership Agreement;

(b) each Wholly-Owned Subsidiary may make Restricted Payments to the Borrower and other Wholly-Owned Subsidiaries;

(c) the Borrower may make scheduled payments of fees and other charges to the holders of Permitted Replacement Debt when due in accordance with its terms (including terms of subordination); and

(d) with respect to Qualified Debt and other Affiliate Indebtedness:

(i)	so long as no Event of Default exists or would result therefrom, if such Indebtedness is Affiliate Indebtedness of the Borrower, the Borrower may make scheduled payments of interest thereon and payments of principal so long as the aggregate amount paid to Partners as either principal, interest, or distributions does not exceed the Distributable Cash (as defined in the Partnership Agreement before taking into account such payments and the related expense); and

(ii)	if such Indebtedness is not Affiliate Indebtedness of the Borrower, the Borrower may make scheduled payments of principal, interest, fees and other charges to the holders of such Qualified Debt when due in accordance with its terms (including terms of subordination).

Nothing in this Section 7.07 restricts the creation of Distribution Obligations in accordance with Section 7.3(C) of the Partnership Agreement.

Section 7.08 Limitations on Mergers, Etc. The Borrower shall not and shall not permit any Subsidiary Guarantor to merge or consolidate with or into any Person or convey, transfer, lease or otherwise dispose of all or substantially all of its Property in a single transaction or series of transactions; provided, that any Subsidiary Guarantor may merge or consolidate with or into or transfer all or substantially all its Property to the Borrower or any other Subsidiary Guarantor so long as no Default exists or would exist after giving effect thereto.

Section 7.09 Disposition of Assets. The Borrower shall not and shall not permit any Subsidiary Guarantor to sell, lease, license, transfer or otherwise dispose of any of its Property (or any right to receive revenues, proceeds, income or profits therefrom), except (a) asset sales or licensing of technology and dispositions of inventory in the ordinary course of business; (b) dispositions of obsolete equipment or equipment no longer used or useful in the Borrower’s or the Subsidiary Guarantors’ business; (c) dispositions of any Property by a Subsidiary Guarantor to the Borrower or a Subsidiary Guarantor; (d) asset dispositions by Borrower or any Subsidiary Guarantor to any Wholly-Owned Subsidiary that is a Subsidiary Guarantor of assets that are not critical to the business of the Refinery with an aggregate fair market value to all such Wholly-Owned Subsidiaries not to exceed $50,000,000; (e) any sale or assignment of delinquent accounts receivable or other trade receivables (or notes evidencing such receivables) to a collection agency or similar service in the ordinary course of business as now conducted; (f) leases (i) of unimproved real estate and (ii) of other Property (other than the Refinery or any Property necessary for the operation of the Refinery) (A) that are cancelable by the Borrower upon 60 days or less notice without penalty and (B) that do not (1) have an aggregate annual rental payable to the Borrower and the Subsidiary Guarantors in excess of $5,000,000 and (2) involve Property with a fair market value of $25,000,000 or more; (g) dispositions of Non-Material Property and the Ballpark; (h) Permitted Liens; (i) Restricted Payments permitted by Section 7.07; (j) transactions permitted by Section 7.08; and (k) investments permitted by Section 7.14.

Section 7.10 Indebtedness. The Borrower shall not and shall not permit any Subsidiary Guarantor to incur, create, assume or suffer to exist any Indebtedness, except:

(a) the Loans and Letter of Credit Obligations;

(b) Permitted Replacement Debt;

(c) Qualified Debt;

(d) Distribution Obligations;

(e) unsecured Indebtedness of any Subsidiary Guarantor owing to the Borrower or to any other Subsidiary Guarantor;

(f) obligations of the Borrower and all Subsidiary Guarantors in an aggregate amount, without duplication of amounts, not to exceed $10,000,000 at any time outstanding in respect of Capital Leases and Indebtedness consisting of secured purchase money Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the ordinary course of business;

(g) obligations in respect of non-speculative Hedging Arrangements in the ordinary course of the refining business;

(h) obligations in respect of guarantees of the obligations of Gulf Coast Waste Disposal Authority, Clean Channel Association, Inc. or any similar entity in an amount not to exceed $15,000,000 at any time outstanding;

(i) unsecured Indebtedness of the Borrower, in an aggregate amount not to exceed $25,000,000 at any time outstanding, incurred to finance “Capital Enhancement Projects” (as defined in Section 9.2.(B) of the Partnership Agreement) of the Borrower in the conduct of the Borrower’s business as permitted by Section 7.15; and

(j) additional unsecured Indebtedness of the Borrower in an aggregate amount not to exceed $25,000,000 at any time outstanding.

Section 7.11 Transactions With Affiliates. The Borrower shall not and shall not permit any Subsidiary Guarantor to effect any transaction with any Affiliate of the Borrower except (a) transactions contemplated by the Partnership Agreement and the Supply or Purchase Contracts, (b) transactions permitted by and in accordance with Sections 5.6 and 5.7 of the Partnership Agreement, (c) transactions between or among the Borrower and any one or more Wholly-Owned Subsidiaries or between or among Wholly-Owned Subsidiaries (except transactions not otherwise permitted by this Article VII), and (d) any transaction to the extent not otherwise restricted or prohibited by this Article VII on terms that are no less favorable to the Borrower or such Subsidiary Guarantor, as the case may be, than would be available in a comparable transaction with a Person that is not an Affiliate of the Borrower.

Section 7.12 Limitation on Restrictive Covenants. The Borrower shall not and shall not permit any Subsidiary Guarantor to permit to exist any consensual restriction limiting the ability (whether by covenant, event of default, subordination or otherwise) of any Subsidiary Guarantor to (a) pay dividends or make any other distributions on its Capital Securities held by the Borrower or any other Subsidiary Guarantor, (b) pay any obligation owed to the Borrower or any other Subsidiary Guarantor, (c) make any loans or advances to or investments in the Borrower or in any other Subsidiary Guarantor, (d) transfer any of its Property to the Borrower or any other Subsidiary Guarantor, (e) incur any Indebtedness to the Borrower or (f) create any Lien (other than Permitted Liens) upon its Property whether now owned or hereafter acquired or upon any revenues, income or profits therefrom.

Section 7.13 Issuance or Disposition of Capital Securities. The Borrower shall not permit any Subsidiary Guarantor to issue any Capital Securities, and the Borrower shall not and shall not permit any Subsidiary Guarantor to sell, transfer or otherwise dispose of any Capital

Securities of any Subsidiary Guarantor, except (a) any issuance by a Subsidiary Guarantor of Capital Securities to the Borrower or a Wholly-Owned Subsidiary and (b) any disposition by the Borrower or any Subsidiary Guarantor of any Capital Securities of a Wholly-Owned Subsidiary to the Borrower or another Wholly-Owned Subsidiary.

Section 7.14 Investments; Acquisitions. The Borrower shall not and shall not permit any Subsidiary Guarantor to purchase or acquire obligations or Capital Securities of, or any other interest in, or make loans to, or otherwise enter into joint venture or similar arrangements with, or purchase or acquire in a single transaction or series of transactions all or substantially all of the Property of, or any business unit of, any Person, except: (a) Permitted Investments; (b) temporary loans and advances by the Borrower or any Subsidiary Guarantor to any of its officers or other employees which are made in the ordinary course of business for travel, entertainment or other business expenses; (c) accounts owed to the Borrower or any of its Subsidiary Guarantors for sales of products or services in the ordinary course of the refinery business; (d) cooperative arrangements entered into by the Borrower in the ordinary course of its business with other Persons engaged in operations in the Houston Ship Channel area in connection with their compliance with applicable Governmental Requirements relating to environmental, health and safety matters, including loans or advances of funds or equipment to, or acquisitions of the Capital Securities or the funding of, Gulf Coast Waste Disposal Authority, Clean Channel Association, Inc. or any similar entity; (e) acquisitions permitted by Section 7.08; and (f) investments in joint ventures and Nonrecourse Subsidiaries not to exceed an aggregate outstanding amount of $25,000,000.

Section 7.15 Business. The Borrower shall not, directly or indirectly, make any material change in the nature or type of the Borrower’s business as carried on by it as of the date of this Agreement, except such changes as are incidental or reasonably related to such business, and the Borrower shall not permit any Subsidiary Guarantor to engage in any business other than any type of business in which the Borrower is permitted to engage under this Section 7.15.

Section 7.16 Fiscal Year. The Borrower shall not and shall not permit any Subsidiary Guarantor to change its fiscal year from the calendar year.

Section 7.17 Financial Covenants.

(a) Debt to Total Capitalization Ratio. The Borrower shall not permit the Debt to Total Capitalization Ratio at the end of any fiscal quarter of the Borrower to be greater than 0.75 to 1.00.

(b) Coverage Ratio. The Borrower shall not permit the Coverage Ratio at the end of any fiscal quarter of the Borrower to be less than 4.5 to 1.00.

(c) Senior Secured Debt to EBITDA Ratio. The Borrower shall not permit the Senior Secured Debt to EBITDA Ratio at the end of any fiscal quarter of the Borrower to be greater than 2.5 to 1.0.

Section 7.18 Certain Material Agreements.

(a) The Borrower shall not, and shall not permit any Subsidiary Guarantor to amend, modify or waive any provision of the Crude Supply Agreement, the Supplemental Supply Agreement or the Refined Products Purchase Agreement, except in the case of each of the foregoing to the extent that any such amendment, modification, or waiver, or any combination thereof, could not reasonably be expected to have a Material Adverse Effect and the Borrower’s general manager shall have so certified to the Agent, provided, that all adjustments contemplated by any Supply or Purchase Contract as in effect on the date hereof that are made utilizing the methodology, or in accordance with the parameters, set forth therein (including in any schedules or exhibits thereto), shall not constitute amendments, modifications or supplements for purposes of this Section 7.18(a); and provided further, that any amendments or modifications of or supplements to the Crude Supply Agreement permitted or consented to under this Section 7.18(a) shall be deemed to be permitted, and consented to, amendments, modifications or supplements of the Supplemental Supply Agreement. The Borrower also shall not assign any of its rights under the Crude Supply Agreement, the Supplemental Supply Agreement, or the Refined Products Purchase Agreement.

(b) The Borrower shall not amend, modify or supplement the Partnership Agreement or its Certificate of Limited Partnership, except to the extent that any such amendment, modification or supplement, together with all previous amendments, modifications and supplements, could not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower shall not amend, modify or supplement (i) any of Sections 2.3(A), 2.3(C), 2.3(D), 5.2, 5.3 or 6.14 of the Contribution Agreement or Schedule 2.3(D) to the Contribution Agreement insofar as any such Section or such Schedule relates to the Lyondell Obligations (it being understood that if any term defined elsewhere in the Contribution Agreement or the Schedules or Exhibits to the Contribution Agreement and used (directly or by inclusion in such a defined term used) in any of such enumerated Sections or Schedule is amended, modified or supplemented in a manner materially detrimental to the Lenders with respect to any of such Sections or such Schedule, such amendment, modification or supplement will be deemed an amendment or modification of or a supplement to each of the enumerated Sections or Schedule in which it is used) without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld) or (ii) any other term or condition of the Contribution Agreement in such a manner that the effect thereof, together with the effect of all previous amendments and modifications of and supplements to such other terms and conditions, could reasonably be expected to have a Material Adverse Effect.

Section 7.19 Use of Proceeds. The Borrower shall not use or permit the use of all or any portion of the proceeds of any Loan, or request the issuance of any Letter of Credit, for any purpose other than as represented and warranted in Section 5.13.

Section 7.20 New Subsidiaries. If the Borrower or any Subsidiary Guarantor shall form, own, or acquire any Subsidiary (other than a Nonrecourse Subsidiary) after the date of this Agreement, then the Borrower shall and shall cause such Subsidiary to execute and deliver to the Agent (a) such guaranties and other documents and agreements as are reasonably requested by the Agent to provide the Agent with an enforceable claim against each Subsidiary for the payment of the Secured Obligations (including without limitation the execution and delivery by such new Subsidiary of a Guaranty in form and substance reasonably satisfactory to the Agent) and (b) such pledge agreements, security agreements, mortgages, financing statements, and other documents and agreements as are reasonably requested by the Collateral Agent to provide the Collateral Agent with an Acceptable Security Interest on all of the Collateral (including without limitation the execution and delivery by such new Subsidiary of a Security Agreement in substantially the form of Exhibit B and the execution and delivery of a Pledge Agreement by each holder of stock or other equity interests in such new Subsidiary in form and substance reasonably satisfactory to the Agent). In connection therewith, the Borrower and such new Subsidiary shall provide corporate documentation and opinion letters reasonably satisfactory to the Agent reflecting the corporate status of such new Subsidiary and status of such agreements on the same terms as prior opinions received by the Agent in connection with the Loan Documents.

Section 7.21 New Property. Promptly after the acquisition by the Borrower or any of its Subsidiary Guarantors of any Property which when combined with all other Property acquired in the same transaction or series of transactions is Material, (a) the Borrower will, or will cause the Subsidiary Guarantor which acquired such Property to, execute and deliver to Agent for the ratable benefit of the Secured Parties (i) a Mortgage, Security Agreement, or any other Security Documents granting a Lien in such Property to the Collateral Agent to secure the Secured Obligations and (ii) such evidence of corporate authority to enter into such Mortgage, Security Agreement, or other Security Documents as the Agent may reasonably request, and (b) the Borrower authorizes the filing of UCC financing statements or any other filings or recordings, and agrees to deliver to Collateral Agent any documents or other items, reasonably necessary to create an Acceptable Security Interest in such Property.

ARTICLE VIII

DEFAULT

Section 8.01 Events of Default. Each of the following shall constitute an “Event of Default”:

(a) The Borrower fails to pay (i) any principal of any Note or any Reimbursement Obligation when the same becomes due and payable or (ii)(A) any interest on any Note or any other Secured Obligation, (B) any fees required by Section 2.05, or (C) any other Secured Obligation when the same becomes due and payable and such failure continues for five days;

(b) Any representation or warranty made by the Borrower or any of its officers in any Loan Document shall prove to have been incorrect or misleading in any material respect when made or deemed made pursuant to this Agreement;

(c) The Borrower shall fail to perform or observe: (i) any term, covenant, condition or agreement contained in Section 6.01(e), 7.01(a) (as to maintenance of existence by the Borrower), 7.02(a) (as to Environmental Laws), 7.06 (except as to Liens for state and local taxes payable to Governmental Authorities in states other than Alabama and Texas), 7.08, 7.09, 7.10 (other than clause (f) thereof), 7.11, 7.12, 7.13, 7.15, 7.17, 7.18 or 7.19; (ii) any term, covenant, condition or agreement contained in Section 7.07 or 7.14 and such failure continues unremedied for a period of five Business Days after the earlier to occur of notice of such failure being given to the Borrower by the Agent or the Borrower otherwise obtaining knowledge of such failure; (iii) any term, covenant, condition or agreement contained in this Agreement or any other Loan Document except the Security Documents (other than a term, covenant, condition or agreement a failure in the performance or observance of which is elsewhere specifically dealt with in this Section 8.01) and such failure continues unremedied for a period of 30 days after the earlier to occur of notice of such failure being given to the Borrower by the Agent or the Borrower otherwise obtaining knowledge of such failure; or (iv) any term, covenant, condition or agreement contained in any Security Document (other than a term, covenant, condition or agreement a failure in the performance or observance of which is elsewhere specifically dealt with in this Section 8.01) and such failure continues unremedied for a period of 15 days after the earlier to occur of notice of such failure being given to the Borrower by the Agent or the Borrower otherwise obtaining knowledge of such failure.

(d) (i) The Borrower or any Subsidiary Guarantor fails to pay when due any principal of or interest on any Indebtedness of such Person (other than the Loans) having a then outstanding principal amount in excess of $15,000,000, (ii) the maturity of any such Indebtedness, in whole or in part, is accelerated, or any such Indebtedness, in whole or in part, is required to be prepaid or purchased prior to the stated maturity thereof, in accordance with the provisions of any document, instrument or agreement evidencing, providing for the creation of or concerning such Indebtedness, or (iii) (A) any event has occurred and is continuing that permits (or, with the passage of time or the giving of notice or both, would permit) any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person to accelerate such maturity or require any such prepayment or purchase and (B) if the document, instrument or agreement evidencing, providing for the creation of or concerning such Indebtedness provides for a grace period for such event, such event is not cured prior to the end of such grace period; provided, that this Section 8.01(d) does not apply to (a) Indebtedness of the type referred to in clause (a)(iii) or (iv) of the definition thereof, (b) any liability referred to in clause (b) of the definition thereof which does not constitute Indebtedness of the type referred to in clause (a)(i) or (ii) of the definition thereof or (c) Distribution Obligations;

(e) (i) The Borrower or any Subsidiary Guarantor (A) makes a general assignment for the benefit of creditors, (B) pursuant to or within the meaning of any Bankruptcy Law, (1) commences a voluntary case or proceeding or (2) consents to the appointment of, or the taking possession by, any Custodian of it or any substantial part of its Property, (C) takes any limited partnership or corporate action to authorize any of the actions set forth above in this Section 8.01(e) or (D) admits in writing its inability to pay its debts as they become due or its belief that it will become unable generally to pay its debts as they become due; or (ii) (A) an involuntary case or proceeding is commenced against the Borrower or any Subsidiary Guarantor under and within the meaning of any Bankruptcy Law and such involuntary case or proceeding continues undismissed or unstayed for a period of 60 days after it is commenced, (B) a Custodian is appointed of it or any substantial part of its Property in any such involuntary case or proceeding or (C) an order for relief is entered against the Borrower or any Subsidiary Guarantor in any such involuntary case or proceeding; or (iii) any Partner applies to any court of competent jurisdiction for the dissolution of the Borrower or an event of dissolution (within the meaning of Section 11 of the Partnership Agreement or the DRULPA) occurs and the business of the

Borrower is not continued pursuant to the vote of the requisite Partners within 90 days after such event of dissolution or the Borrower is not otherwise reconstituted in accordance with Section 11.10 of the Partnership Agreement within 90 days after such event of dissolution;

(f) Judgments, orders or decrees are entered against the Borrower or any one or more of the Subsidiary Guarantors by one or more courts of competent jurisdiction the cost of which to the Borrower and the Subsidiary Guarantors (without duplication of amounts and without including attorney’s fees and other expenses incurred by the Borrower or any Subsidiary Guarantor defending against or litigating in connection with any such judgment, order or decree) aggregates in excess of $15,000,000 (net of any insurance coverage that has been paid to the judgment creditor), and such judgments, orders and decrees continue undismissed, unbonded, undischarged or unstayed for a period of 30 days;

(g) (i) Any Termination Event occurs with respect to any Benefit Plan of the Borrower or any Subsidiary Guarantor or any of their respective ERISA Affiliates, (ii) any Accumulated Funding Deficiency, whether or not waived, exists with respect to any such Benefit Plan, (iii) the Borrower, any Subsidiary Guarantor or any of their respective ERISA Affiliates is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments owing to any Multiemployer Benefit Plan as a result of such Person’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) therefrom, (iv) the Borrower, any Subsidiary Guarantor or any of their respective ERISA Affiliates fails to pay when due an amount that is payable by it to the PBGC or to any such Benefit Plan under Title IV of ERISA, (v) a proceeding is instituted by a fiduciary of any such Benefit Plan against the Borrower, any Subsidiary Guarantor or any of their respective ERISA Affiliates to enforce Section 515 of ERISA and such proceeding has not been dismissed within 30 days thereafter, (vi) any Multiemployer Benefit Plan to which the Borrower or any of its ERISA Affiliates is or has made or accrued an obligation to make contributions shall reorganize or become insolvent or (vii) any other event or condition occurs or exists with respect to any such Benefit Plan, except that no event or condition referred to in clauses (i) through (vii) above shall constitute an Event of Default if it, together with all other such events or conditions at the time existing, has not subjected and could not reasonably be expected to subject the Borrower or any Subsidiary Guarantor to any liability in excess of $25,000,000 or otherwise, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(h) (i)	The Borrower or any Subsidiary Guarantor (or any Affiliate of the Borrower) institutes any proceedings seeking to establish that any provision of any Loan Document is invalid, not binding or unenforceable or this Agreement, any Security Document, or any guaranty of a Subsidiary Guarantor shall cease to be a valid, binding, and enforceable obligation of the Borrower or such Subsidiary Guarantor, as applicable; or

(ii)

Any Lien created by any Security Document shall at any time fail to constitute a valid and (to the extent required by the Security Documents) perfected Lien on all the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby or any of the subordination terms of the Qualified Debt are invalid, not binding, or unenforceable; provided that if such failure to be perfected, valid, binding, or enforceable is curable without loss of priority, then no Event of Default shall exist until 15 days after the earlier of (A) Borrower’s knowledge thereof and (B) Borrower’s receipt of written notice thereof;

(i) (i)	Any Supply or Purchase Contract is terminated for any reason by any party thereto prior to its stated termination date or any effective extension of such date, or any party to any Supply or Purchase Contract shall fail to perform or observe any term, covenant, condition or agreement contained therein to be performed or observed by it and such failure, or such failure together with all other failures by any party or parties to any such agreements, could reasonably be expected to have a Material Adverse Effect;

(ii)	Any other Material Agreement is terminated for any reason by any party thereto prior to its stated termination date or any effective extension of such date, or any party to any such Material Agreement shall fail to perform or observe any term, covenant, condition or agreement contained therein to be performed or observed by it and such termination or failure, or such termination or failure together with all other such terminations and failures by any party or parties to any such agreements, could reasonably be expected to have a Material Adverse Effect, and such termination or failure continues unremedied for a period of 30 days after the earlier to occur of notice of such termination or failure being given to the Borrower by the Agent or the Borrower otherwise obtaining knowledge of such termination or failure;

(iii)	any Partner fails to pay or make any material cash contribution or loan to the Borrower required by the Partnership Agreement and such failure continues unremedied for a period of three Business Days after receipt of written notice of such failure from the Borrower;

(iv)	any Partner breaches or violates any other material term, covenant, condition or agreement contained in the Partnership Agreement to be performed or observed by it and such breach or violation continues unremedied for a period of 90 days after the nondefaulting Partner gives written notice thereof to the defaulting Partner pursuant to Section 11.2 of the Partnership Agreement; or

(v)	(A) Lyondell fails to perform any of the Lyondell Obligations, (B) such failure continues unremedied for a period of 90 days after the Borrower or CRIC gives Lyondell written notice thereof and (C) such failure, if continued, together with all then continuing such failures, could reasonably be expected to have a Material Adverse Effect;

(j) A Change of Control occurs;

(k) (i)	The Borrower or any ERISA Affiliate of the Borrower does any of the following if, individually or in the aggregate, any of the following could reasonably be expected to have a Material Adverse Effect: (A) fails to make any payments when due to any Multiemployer Benefit Plan that the Borrower or such ERISA Affiliate of the Borrower is required to make under any agreement relating to such Multiemployer Benefit Plan or any Governmental Requirement pertaining thereto; (B) incurs withdrawal liability under ERISA to a Multiemployer Benefit Plan; (C) voluntarily terminates or, in the case of a “substantial employer” as defined in Section 4001(a)(2) of ERISA, withdraws from any Benefit Plan or Multiple Employer Plan if such termination or withdrawal could reasonably result in the imposition of a Lien upon the Property of the Borrower or any Subsidiary Guarantor (or upon the revenues, income or profits of the Borrower or any Subsidiary Guarantor therefrom) under Section 4068 of ERISA; (D) fails to make any required contribution when due to any Plan subject to Section 412(n) of the Code that, with the passage of time, could result in a Lien upon the Property of the Borrower or any Subsidiary Guarantor (or upon the revenues, income or profits of the Borrower or any Subsidiary Guarantor therefrom); (E) adopts any amendment to a Benefit Plan the effect of which is to increase the “current liability” under the Benefit Plan as defined in Section 302(d)(7) of ERISA; (F) incurs any liability to the PBGC or to a trustee appointed under Section 4042(b) of ERISA (other than required insurance premiums); or (G) acts or fails to act, and, as a result thereof, an event similar to any of those referred to in clauses (A) through (F) above could occur under the Governmental Requirements of a foreign country;

(ii)	the Borrower or any ERISA Affiliate of the Borrower permits the present value of all benefits (irrespective of whether vested) under all Benefit Plans that have assets less than benefits (irrespective of whether vested) to exceed the “current value,” as defined in Section 3(26) of ERISA, of the assets of such Benefit Plans by an aggregate amount which could reasonably be expected to have a Material Adverse Effect; or

(iii)	the Borrower or any ERISA Affiliate does any of the following if, in the aggregate, the effect of such actions could reasonably be expected to have a Material Adverse Effect: (A) permits to exist any Accumulated Funding Deficiency, whether or not waived, with respect to any Benefit Plan; (B) applies for or is granted a funding waiver under Section 302 of ERISA or Section 412 of the Code; (C) permits to occur any Reportable Event with respect to any Benefit Plan or Multiple Employer Plan, which Reportable Event is likely to result in the termination of such Benefit Plan or Multiple Employer Plan for purposes of Title IV of ERISA; (D) permits to be filed a notice of intent to terminate a Benefit Plan or Multiple Employer Plan under Section 4041(c) of ERISA; or (E) permits a complete or partial withdrawal from a Multiemployer Benefit Plan; or

(l) (i) Either LRC or Lyondell LP shall transfer its interest as a Partner of the Borrower in accordance with the terms of the Partnership Agreement to a Person other than an “Affiliate” (as defined in the Crude Supply Agreement) of Lyondell or (ii) neither CITGO nor any of its “Affiliates” (as defined in the Crude Supply Agreement) is a Partner of the Borrower.

Section 8.02 Remedies. During the continuance of any Event of Default (other than one specified in Section 8.01(e)), the Agent, on notice to the Borrower, may (but shall not be obligated to), and if so directed by the Required Lenders shall, do any or all of the following: (a) declare, in whole or, from time to time, in part, the Secured Obligations to be, and the Secured Obligations shall thereupon and to that extent become, due and payable; (b) demand that the Borrower deliver cash collateral to the Agent in an amount equal to the aggregate amount of the then Letter of Credit Undrawn Amount to be held in accordance with Section 8.04, whereupon the Borrower shall be obligated to deliver such cash collateral immediately; and (c) terminate, in whole or, from time to time, in part, the Commitments (other than the Commitments to make Loans pursuant to the second and last sentences of Section 2.03(g)); provided, however, that during the continuance of an Event of Default specified in Section 8.01(l), the Agent shall not be entitled to declare, in whole or in any part, the Secured Obligations to be due and payable, or to exercise any of the other rights or remedies set forth in this Section 8.02, solely by reason of such continuance, and none of the Agent, any Issuer or any Lender shall be entitled to exercise any of its rights or remedies under Section 8.05 or 10.02(c) or the proviso to the second sentence of Section 6.03 solely by reason of such continuance, unless and until the date (the “Supply Termination Date”), if any, the Borrower receives a written notice of termination of the Crude Supply Agreement by the “Supplier” (as defined in the Crude Supply Agreement) pursuant to Section 3.2(c)(iv) or (v) of the Crude Supply Agreement, as applicable, by reason of the occurrence of such Event of Default; and provided, further, that any Event of Default specified in Section 8.01(l) which occurs shall automatically be cured and no longer continuing upon the earlier to occur prior to the Supply Termination Date, if any, applicable thereto of (i) receipt by the Borrower of written evidence reasonably satisfactory to the Required Lenders of such Supplier’s waiver of its right to terminate the Crude Supply Agreement pursuant to Section 3.2(c)(iv) or (v) thereof, as applicable, by reason of the occurrence of such Event of Default or (ii) the passage of the 90-day period provided under such Section 3.2(c)(iv) or (v), as applicable, without such Supplier’s having delivered such Supplier’s notice of termination of the Crude Supply Agreement by reason of the occurrence of such Event of Default. Upon the occurrence of an Event of Default specified in Section 8.01(e), automatically and without any notice to the Borrower, (a) the principal of and accrued and unpaid interest on the Notes and all other Secured Obligations then owing under the Loan Documents shall be due and payable and (b) the Commitments (other than the Commitments to make Loans pursuant to the second and last sentences of Section 2.03(g)) shall terminate. Presentment, demand, protest, notice of protest, notice of default, notice of dishonor, notice of intent to accelerate and all other notices of any kind (other than the notice provided for in the first sentence of this Section 8.02) are hereby expressly waived by the Borrower.

Section 8.03 Application of Proceeds. During the continuance of any Event of Default, (X) all payments in respect of the Secured Obligations received by the Agent may, and shall on the acceleration of the Secured Obligations pursuant to Section 8.01(e), and (Y) all proceeds of any sale of, or other realization upon, all or any part of the Collateral shall, be applied by the Agent as follows:

(a) first, to pay (i) interest on and the principal of any portion of any Loan which the Agent has advanced on behalf of any Lender and (ii) any amount in respect of a drawing under a Letter of Credit which the Issuer has paid, in either case, for which the Agent or such Issuer has not then been reimbursed by any Lender or the Borrower;

(b) second, to pay Secured Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent, the Collateral Agent, or the Issuers;

(c) third, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;

(d) fourth, to pay interest, commitment fees, letter of credit fees, and other fees due in respect of the Loans;

(e) fifth, to pay or prepay principal outstanding on the Loans;

(f) sixth, to pay all Secured Obligations owed to Lenders in respect of any Hedging Arrangements respecting the Loans;

(g) seventh, to pay all other Secured Obligations; and

(h) eighth, any excess shall be paid to the Borrower.

The Borrower shall remain liable to the Agent, the Collateral Agent, the Issuers, and the Lenders, the deficiency. If the Agent has funds available to apply to a portion of, but not all of, one of the amounts described in clauses (a) through (g) above, then the Agent shall apply such funds to the applicable parties in proportion to the amounts to which such parties would have been entitled if the entire amount described in any such clause had been available.

Section 8.04 Cash Collateral. If cash collateralization of any Letter of Credit Obligations is required pursuant to any provision of any of the Loan Documents, including, without limitation, Section 8.02, then such cash collateralization shall be made by deposit by the Borrower of Dollars in immediately available funds, in the amount of such required cash collateralization, into a non-interest bearing cash collateral account at the Agent’s Office, which account shall be under the sole dominion and control of the Collateral Agent and is hereby pledged to the Collateral Agent for the benefit of itself, the Agent, the Issuers and the Lenders as security for the payment of any Letter of Credit Obligations and any other Secured Obligations that may become payable under any Loan Documents. Funds deposited in such account shall (a) automatically be applied by the Agent to reimburse the Issuers for all Reimbursement Obligations the Borrower has not paid, and thereafter (b) may be applied by the Agent against the Letter of Credit Obligations as they become due or, if the maturity of the Loans has been accelerated, against payment of any other Secured Obligations under the Loan Documents as such amounts become due. Any funds remaining in such account when all Letter of Credit Obligations and all other Secured Obligations payable under the Loan Documents have been paid shall be promptly remitted to the Borrower.

Section 8.05 Set-Off; Suspension of Payment and Performance. The Agent, each Issuer and each Lender are hereby authorized by the Borrower, to the extent permitted under Governmental Requirements, at any time and from time to time, without notice, during any Event of Default, to set-off against, and to appropriate and apply to the payment of, the Secured Obligations owing to such Person (whether matured or unmatured, fixed or contingent or liquidated or unliquidated and including amounts to which such Person is entitled with respect to Letter of Credit Obligations), any and all liabilities owing by such Person to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured and, in the case of liabilities that are deposits, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States). The rights of the Agent, each Issuer and each Lender under this Section 8.05 are in addition to and cumulative of all other rights and remedies (including, without limitation, rights pursuant to any banker’s lien) which such Person may have.

Section 8.06 Sharing of Recoveries. The Agent, each Issuer and each Lender agrees that if, for any reason (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise), such Person receives payment of a proportion of the aggregate amount of Secured Obligations due and payable to it hereunder that is greater than its allocable share thereof, then the Person receiving such proportionately greater payment shall purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the rights of the applicable Persons hereunder so that all such recoveries with respect to the Secured Obligations (net of costs of collection) shall be properly allocated among the Persons entitled to the same; provided, however, that if all or part of such proportionately greater payment received by the purchasing Person is thereafter recovered by or on behalf of the Borrower from such Person, such purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such Person to the extent of such recovery, but without interest (unless the purchasing Person is required to pay interest on the amount recovered to the Person recovering such amount, in which case the selling Lender shall be required to pay interest at a like rate). The Borrower expressly consents to the foregoing arrangements and agrees that any holder of a participation in any rights hereunder so purchased or acquired pursuant to this Section 8.06 shall, with respect to such participation, to the extent permitted under Governmental Requirements, be entitled to all of the rights of a Lender and may exercise any and all rights of set-off with respect to such participation as fully as though the Borrower were directly indebted to the holder of such participation for Secured Obligations in the amount of such participation.

ARTICLE IX

THE AGENT

Section 9.01 Appointment and Powers.

(a) Each Lender hereby irrevocably appoints and authorizes the Agent to act as the agent for such Lender under this Agreement with such powers as are delegated to the Agent by the terms thereof, together with such other powers as are reasonably incidental thereto. The Agent’s duties shall be purely ministerial and the Agent shall have no duties or responsibilities except those expressly set forth herein. The Agent shall not be required under any circumstances to take any action that, in its judgment, (a) is contrary to any provision of the Loan Documents or Governmental Requirements or (b) would expose it to any liability or expense against which it has not been indemnified to its satisfaction. The Agent, by reason of its serving as an agent, shall not be a trustee or other fiduciary for any Lender.

(b) Each Lender, each Issuer, and the Agent hereby irrevocably appoint and authorize the Collateral Agent to act as the collateral agent for such Lender, Issuer, or Agent under this Agreement with such powers as are delegated to the Collateral Agent by the terms thereof, together with such other powers as are reasonably incidental thereto. The Collateral Agent’s duties shall be purely ministerial and the Collateral Agent shall have no duties or responsibilities except those expressly set forth herein and in the Security Documents. The Collateral Agent shall not be required under any circumstances to take any action that, in its judgment, (a) is contrary to any provision of the Loan Documents or Governmental Requirements or (b) would expose it to any liability or expense against which it has not been indemnified to its satisfaction. The Collateral Agent, by reason of its serving as a collateral agent, shall not be a trustee or other fiduciary for any Lender, Issuer, or Agent.

Section 9.02 Limitation on Agent’s Liability. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible to any Issuer or any Lender for any action taken or omitted to be taken by them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. The Agent shall not be responsible to any Issuer or any Lender for (a) any recitals, statements, representations or warranties contained in the Loan Documents or in any certificate or other document referred to or provided for in, or received by any Issuer or any Lender under, the Loan Documents, (b) the validity, effectiveness or enforceability of the Loan Documents or any such certificate or other document or (c) any failure by the Borrower to perform any of its obligations under the Loan Documents. The Agent may employ agents and attorneys-in-fact and shall not be responsible to any Issuer or any Lender for the negligence or misconduct of any such agents or attorneys-in-fact so long as the Agent was not grossly negligent in selecting or directing such agents or attorneys-in-fact. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or given by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected in good faith by the Agent. As to any matters not expressly provided for by the Loan Documents, the Agent shall in all cases be fully protected as to the Issuers and the Lenders in acting, or in refraining from acting, under the Loan Documents in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

Section 9.03 Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default unless the Agent has received notice from a Lender, an Issuer or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” If the Agent receives such a notice of the occurrence of a Default, then the Agent shall give prompt notice thereof to the Lenders and the Issuers. In the event of any Default, the Agent shall take such action with respect to such Default as shall be directed by the Required Lenders. Unless and until the Agent has received such directions, in the event of any Default, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it deems advisable in the best interests of the Lenders.

Section 9.04 Rights as a Lender. The Agent shall, in its capacity as a Lender, have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as the Agent, and the term “Lender” or “Lenders” shall include such Person in its individual capacity. Each Person acting as the Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower, the Subsidiary Guarantors and the Borrower’s Affiliates as if it were not acting as the Agent, and such Person and its Affiliates may accept fees and other consideration from the Borrower, the Subsidiary Guarantors and the Borrower’s Affiliates for services in connection with the Loan Documents or otherwise without having to account for the same to the Lenders.

Section 9.05 Indemnification. The Lenders agree to indemnify the Agent or the Collateral Agent (to the extent not reimbursed by the Borrower under the Loan Documents), ratably in proportion to their respective Pro Rata Shares, for any and all liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent in its capacity as agent or the Collateral Agent in its capacity as collateral agent (including, without limitation, the costs and expenses that the Borrower is obligated to pay under the Loan Documents) in any way connected with, relating to or arising out of the Loan Documents or any other documents contemplated thereby or referred to therein or the transactions contemplated thereby or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from gross negligence or willful misconduct by the Agent or the Collateral Agent. The obligations of the Lenders under this Section 9.05 shall survive the termination of this Agreement and the payment in full of the Secured Obligations.

Section 9.06 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has made and will continue to make, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it deems appropriate, its own credit analysis of the Borrower and the Subsidiary Guarantors, and its own decision to enter into the Loan Documents and to take or refrain from taking any action in connection therewith. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of the Borrower or any Subsidiary Guarantor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuers by the Agent under the Loan Documents, the Agent shall have no obligation to provide any Lender or any Issuer with any information concerning the business, status or condition of the Borrower or any Subsidiary Guarantor or the Loan Documents which may come into the possession of the Agent or any of its Affiliates.

Section 9.07 Resignation of the Agent and Collateral Agent.

(a) Resignation of the Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders, the Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders may, with, if no Event of Default exists, the consent of the Borrower (which consent shall not be unreasonably withheld), appoint any Eligible Assignee as the successor Agent. If no successor Agent is so appointed by the Required Lenders and accepts such appointment within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Lenders and with the consent of the Borrower (which consent shall not be unreasonably withheld), appoint any Eligible Assignee as the successor Agent. Effective on the acceptance by any Person of its appointment as a successor Agent, such Person shall succeed to and become vested with all the rights, powers, privileges, duties and obligations of the resigning Agent and the resigning Agent shall be discharged from its duties and obligations as Agent under the Loan Documents. After any resigning Agent’s resignation as Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent. The Lenders, the Agent, and the Borrower agree that (i) if the Agent is removed or replaced as Agent, by resignation or otherwise, under this Agreement, then the entity being removed or replaced as Agent will simultaneously resign as Collateral Agent, and (ii) no successor Agent will be appointed or accepted under this Agreement unless such party shall simultaneously be appointed or accepted as Collateral Agent and shall agree to such simultaneous appointment or acceptance as Collateral Agent.

(b) Resignation of the Collateral Agent. Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by giving notice thereof to the Secured Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders may, with the consent of the Borrower (which consent shall not be unreasonably withheld), appoint any Eligible Assignee as the successor Collateral Agent. If no successor Collateral Agent is so appointed by the Required Lenders and accepts such appointment within 30 days after the resigning Collateral Agent’s giving of notice of resignation, then the resigning Collateral Agent may, on behalf of the Secured Parties and with the consent of the Borrower (which consent shall not be unreasonably withheld), appoint any Eligible Assignee as the successor Collateral Agent. Effective on the acceptance by any Person of its appointment as a successor Collateral Agent, such Person shall succeed to and become vested with all the rights, powers, privileges, duties and obligations of the resigning Collateral Agent and the resigning Collateral Agent shall be discharged from its duties and obligations as Collateral Agent under the Loan Documents. After any resigning Collateral Agent’s resignation as Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent. The Lenders, the Agent, the Collateral Agent, the Issuers, and the Borrower agree that (i) if the Collateral Agent is removed or replaced as Collateral Agent, by resignation or otherwise, under this Agreement, then the entity being removed or replaced as Collateral Agent will simultaneously resign as Agent, and (ii) no successor Collateral Agent will be appointed or accepted under this Agreement unless such party shall simultaneously be appointed or accepted as Agent and shall agree to such simultaneous appointment or acceptance as Agent.

Section 9.08 CERTAIN INTENTIONS. THE ISSUERS AND THE LENDERS SEVERALLY ACKNOWLEDGE TO THE AGENT AND THE COLLATERAL AGENT THAT THE PROVISIONS OF THIS ARTICLE IX WHICH RELEASE THE AGENT OR THE COLLATERAL AGENT FROM LIABILITY, LIMIT THE AGENT’S OR THE COLLATERAL AGENT’S LIABILITY, DUTIES OR RESPONSIBILITIES OR PROVIDE FOR THE INDEMNIFICATION OF THE AGENT OR THE COLLATERAL AGENT BY THE LENDERS, INCLUDING, WITHOUT LIMITATION, SECTIONS 9.01, 9.02, 9.03, 9.05 AND 9.06, ARE INTENDED BY THEM TO SAVE AND HOLD THE AGENT AND THE COLLATERAL AGENT HARMLESS FROM THE CONSEQUENCES OF THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

Section 9.09 Execution of Security Documents. The Lenders, the Issuers, and the Agent hereby empower and authorize the Collateral Agent to execute and deliver to the Borrower on their behalf the Security Documents and all related financing statements and any other financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Security Documents.

Section 9.10 Releases of Collateral.

(a) The Lenders, the Issuers, and the Agent hereby empower and authorize the Collateral Agent to execute and deliver to the Borrower on their behalf any releases, partial releases, agreements, documents, or instruments (and file terminations of financing statements and/or record releases of any Mortgages) as shall be necessary or reasonably appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 10.05, all of the Lenders).

(b) (i) The Lenders, the Issuers, the Agent, and the Collateral Agent agree with the Borrower that upon payment in full of all principal of, and interest on, the Loans and all other accrued and payable Secured Obligations and termination of the Commitments and all Letters of Credit, at the Borrower’s expense, the Collateral Agent shall promptly take all actions and execute and cause or authorize to be filed or recorded all releases, agreements, documents, or instruments (and file terminations of financing statements and/or record releases of any Mortgages) as necessary or reasonably appropriate to fully and finally release all Liens held by it in favor of the Secured Parties on all Collateral and to otherwise evidence the termination of all Loan Documents. (ii) The Lenders, the Issuers, the Agent, and the Collateral Agent agree with the Borrower that upon the request of the Borrower, at the Borrower’s expense, the Collateral Agent shall promptly take all actions and execute and cause or authorize to be filed or recorded all releases, partial releases, agreements, documents, or instruments (and file terminations of financing statements and/or record releases of any Mortgages) as necessary or reasonably appropriate to fully and finally release all Liens held by it in favor of the Secured Parties on any part of the Collateral that is sold, assigned, or disposed of as permitted in Section 7.09.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices and Deliveries.

(a) Manner of Delivery; Addresses. All notices, communications and materials (including all Information) to be given or delivered pursuant to or in connection with the Loan Documents shall be given or delivered in writing (which shall include telecopier transmissions) and shall be delivered at the following respective addresses and telecopier and telephone numbers and to the attention of the following individuals or departments:

(i)	if to the Borrower, to it at:

12000 Lawndale

Houston, Texas 77017

Telecopier No.: (713) 321-4941

Telephone No.: (713) 321-5307

Attention: Vice President – General Manager of Planning and Administration

With a copy to:

Lyondell Chemical Company

One Houston Center

1221 McKinney

Houston, Texas 77010

Telecopier No.: (713) 652-7200

Telephone No.: (713) 309-7688

Attention: Assistant Treasurer, Finance

(ii)	if to the Issuer, to it at:

Eleven Madison Avenue

10th Floor

New York, NY 10010

Attention: Adrian Silghigian, Trade Finance/Services Dept.

Telephone No.: 212-325-9286

Telecopier No.: 212-325-8315

(iii)	if to the Agent or the Collateral Agent, to it at:

One Madison Avenue

8th Floor

New York, NY 10010

Attention: Margaret Sang

Telephone No.: 212-538-2903

Telecopier No.: 212-325-8304

(iv)	if to any Lender or, if to a Lender that becomes an Issuer, to it at the address or telecopier number and to the attention of the individual or department set forth below such Lender’s name under the heading “Notice Address” on Annex A or, in the case of a Lender that becomes a Lender pursuant to an assignment, set forth under the heading “Notice Address” in the Assignment Agreement effecting such assignment;

or at such other address or telecopier number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice specifically captioned “Notice of Change of Address” given to each of the other parties to this Agreement.

(b) Effectiveness. Each notice and communication and any material to be given or delivered pursuant to the Loan Documents shall be deemed so given or delivered (i) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after such notice, communication or material, addressed as above provided, is delivered to a United States post office and a receipt therefor is issued thereby, (ii) if sent by any other means of physical delivery, when such notice, communication or material is delivered to the appropriate address as above provided, and (iii) if sent by telecopier, when such notice, communication or material is transmitted to the appropriate telecopier number as above provided and is received at such number.

Section 10.02 Expenses; Indemnification. Whether or not any Loans are made or any Letters of Credit are issued hereunder, the Borrower shall promptly after receiving a reasonably detailed statement setting forth the amount and nature thereof:

(a) to the extent not otherwise paid pursuant to Section 3.06(b), pay or reimburse the Agent, the Collateral Agent, each Issuer and each Lender for all transfer, documentary, stamp and similar taxes, and all recording and filing taxes and fees payable in connection with, arising out of or in any way related to, the execution, delivery and performance of the Loan Documents or the making of the Loans or the issuance of the Letters of Credit, excluding any such taxes imposed as a result of the assignment (otherwise than pursuant to Section 3.07) of any Loan or portion thereof;

(b) pay or reimburse the Agent and the Collateral Agent for all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of legal counsel collectively retained by the Agent or the Collateral Agent and appraisers, accountants and other experts employed or retained by the Agent or the Collateral Agent) incurred by the Agent or the

Collateral Agent in connection with, arising out of or in any way related to (i) the negotiation, preparation, execution and delivery of (A) the Loan Documents and (B) whether or not executed and delivered, any waiver or consent thereunder, amendment thereof or supplement thereto or, in the case of this Agreement, any assignment pursuant to Section 3.07, (ii) the administration of and any operations under the Loan Documents, (iii) consulting with respect to any matter in any way arising out of, related to or in connection with the Loan Documents, including (A) the protection, preservation, exercise or enforcement of any of the rights of the Agent, the Collateral Agent, the Issuers or the Lenders in, under or related to the Loan Documents during a Default or (B) the performance of any of the obligations of the Agent, the Collateral Agent, the Issuers or the Lenders under or related to the Loan Documents or (iv) protecting, preserving, exercising or enforcing any of the rights of the Agent, the Collateral Agent, the Issuers or the Lenders in, under or related to the Loan Documents during a Default;

(c) when an Event of Default has occurred and is occurring, pay or reimburse each Lender and each Issuer for all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of legal counsel and other experts employed or retained by such Lender or such Issuer) at such time incurred by such Lender or such Issuer in connection with, arising out of or in any way related to protecting, preserving, exercising or enforcing during an Event of Default any of its rights in, under or related to the Loan Documents;

(d) (i) indemnify each Indemnified Person against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, disbursements, costs and expenses of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnified Person (including, without limitation, the reasonable fees charged and disbursements made by counsel to such Indemnified Person, whether or not suit is brought) or to which such Indemnified Person may become subject arising out of or in connection with or in any way relating to or resulting from any actual or threatened Litigation relating to this Agreement (including the use of the proceeds of the Loans), the other Loan Documents or any transaction contemplated by any of the foregoing, whether or not such Indemnified Person is a party thereto, whether direct or indirect, whether based on any federal, state or local law or regulation, securities or commercial law or regulation or under common law or in equity or on contract, tort or otherwise, and whether or not the transactions contemplated hereby are ever consummated, and (ii) reimburse each Indemnified Person, on demand, for all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with any of the foregoing, including, without limitation, costs and expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing; provided, however, that the Borrower shall not indemnify or hold harmless any Indemnified Person from, or reimburse any Indemnified Person for, or waive or release any claim for, any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, disbursements, costs or expenses arising out of the gross negligence or willful misconduct of such Indemnified Person; PROVIDED, FURTHER, THAT IT IS THE EXPRESS INTENTION OF THE BORROWER TO INDEMNIFY EACH INDEMNIFIED PERSON AGAINST THE CONSEQUENCES OF ITS OWN OR ANY OTHER INDEMNIFIED PARTY’S NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE. Neither the Borrower nor the Lenders or the Agent shall make any claim against any Indemnified Person for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated by, and the relationship established by, the Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, Lenders and Agent hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; and

(e) indemnify each Indemnified Person against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, disbursements, costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against such Indemnified Person (including, without limitation, the reasonable fees charged and disbursements made by counsel to such Indemnified Person, whether or not suit is brought) arising out of or in connection with or in any way relating to or resulting from (i) any Loan Document, including, without limitation, the use of the proceeds of the Loans or the relationship created by any Loan Document between or among the Borrower and the Agent, the Issuers and the Lenders and (ii), with respect to or as a direct or indirect result of any acts or omissions to act by the Borrower or any Subsidiary Guarantor or any Affiliate of the Borrower under any Environmental Law or with respect to or as a direct or indirect result of the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release, discharge, emission or disposal of pollutants, contaminants, chemicals, toxic or hazardous substances, industrial or hazardous wastes or noxious noises or odors or presence of any of the foregoing on, under, from or about its real property; provided, however, that the Borrower shall not indemnify or hold harmless any Indemnified Person from, or reimburse any Indemnified Person for, or waive or release any claim for, any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, disbursements, costs or expenses arising out of the gross negligence or willful misconduct of such Indemnified Person; PROVIDED, FURTHER, THAT IT IS THE EXPRESS INTENTION OF THE BORROWER TO INDEMNIFY EACH INDEMNIFIED PERSON AGAINST THE CONSEQUENCES OF ITS OWN OR ANY OTHER INDEMNIFIED PERSON’S NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE.

(f) The obligations of the Borrower under this Section 10.02 shall survive the termination of this Agreement and the payment in full of the Secured Obligations.

Section 10.03 Rights Cumulative. Each of the rights and remedies of the Agent, the Collateral Agent, the Issuers, and the Lenders under the Loan Documents shall be in addition to all of their other rights and remedies under the Loan Documents and Governmental Requirements, including, without limitation, the Fraudulent Conveyance Act of Delaware, and nothing in the Loan Documents shall be construed as limiting any such rights or remedies.

Section 10.04 Confidentiality.

(a) The Agent, each Issuer and each Lender each agrees that (i) it and its Representatives will keep confidential all non-public information concerning the Borrower or the Partners which is furnished to it by or on behalf of the Borrower, the Partners or any of their respective Representatives (“Confidential Information”) and, except with the specific prior written consent of the Borrower or as otherwise expressly permitted by the terms of this Section 10.04, will not disclose any Confidential Information, (ii) it and its Representatives will not use Confidential Information except for the purposes of this Agreement and the Loans, Letters of Credit or other extensions of credit contemplated hereby, (iii) all recipients of Confidential Information will be informed of the confidential nature of the Confidential Information and instructed not to make use of the Confidential Information in a manner inconsistent herewith, (iv) it and its Representatives will not make available any Confidential Information to other Persons for use or copying and (v) prior to its disclosure of Confidential Information to any of its Outside Representatives, such Outside Representative shall have executed and delivered a written confidentiality agreement for the Borrower’s benefit substantially in the form of Exhibit 10.04(c)-3 in respect of the Confidential Information, an executed original of which it will provide promptly to the Borrower. Each of the Agent, each Issuer and each Lender further agrees that in all events (i) the Crude Supply Agreement and the Supplemental Supply Agreement shall be Confidential Information, (ii) no copies may be made of either such agreement and (iii) any inspection of either such agreement will be restricted to a limited number of its Representatives and to the premises of the Borrower or the Agent.

(b) The term “Confidential Information” does not include information that any Receiving Party can show (i) has become generally available to the public other than as a result of disclosure or other fault by a Receiving Party or its Representatives or (ii) (A) was already in the possession of a Receiving Party or its Representatives prior to its disclosure to such Person by the Borrower, a Partner or any of their respective Representatives or (B) became available to the Receiving Party or its Representatives, in each case under this clause (ii), free of any restrictions as to its disclosure and from a source, other than the Borrower, the Partners or any of their respective Representatives, which to the knowledge of the Receiving Party or the relevant Representative was not then prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal, fiduciary or other obligation.

(c) Each of the Agent, each Issuer and each Lender also agrees to disclose Confidential Information only to (i) its Representatives requiring such material for the purpose of administering this Agreement and the transactions contemplated hereby, and (ii) all or any of the Agent, the Issuers, the Lenders, any Prospective Assignees and Prospective Participants; provided, however, that prior to such disclosure to any Prospective Assignee or Prospective Participant, a Representative of such Prospective Assignee or Prospective Participant shall have executed and delivered a written confidentiality agreement for the Borrower’s benefit substantially in the form of Exhibit 10.04(c)-1 (in the case of any Prospective Assignee) or Exhibit 10.04(c)-2 (in the case of any Prospective Participant) in respect of the Confidential Information on behalf of such Eligible Assignee, and prior to such disclosure to any Outside Representative of such Eligible Assignee, such Outside Representative shall have executed and delivered a written confidentiality agreement for the Borrower’s benefit substantially in the form of Exhibit 10.04(c)-3 in respect of the Confidential Information, and each Lender agrees to provide promptly to the Borrower an executed original of each such confidentiality agreement entered into by its Prospective Assignee or Prospective Participant, as the case may be, and such Person’s Outside Representative, if any.

(d) The foregoing will not prohibit the disclosure of any Confidential Information by the Agent, any Issuer or any Lender if and to the extent that (i) such disclosure may be required by any Governmental Authority having regulatory authority over it, or (ii) it or any of its Representatives may become legally compelled by court order, subpoena or summons, or by deposition, interrogatory, request for documents or otherwise in connection with Litigation, or by similar legal process, including, without limitation, a civil investigative demand having the same force and effect as a subpoena. However, in any event described in clause (ii) above, the Agent, each Issuer and each Lender each agrees that it or its Representatives, as the case may be, prior to such disclosure will endeavor in good faith (except to the extent prohibited by any Governmental Requirement from doing so) to provide the Borrower with prompt notice of such request so that the Borrower may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.04(d). In the event that such protective order or other remedy is not obtained, or that the Borrower grants such a waiver hereunder, the Agent, each Issuer and each Lender or its Representatives, as the case may be, will in all events endeavor in good faith to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

(e) The Agent, each Issuer and each Lender will only be responsible for any breach of this Agreement by it or its Representatives, other than its Outside Representatives who have executed and delivered a written confidentiality agreement in accordance with this Section 10.04.

(f) No failure or delay by the Borrower in exercising any right, power or privilege under this Section 10.04 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Section 10.04.

Section 10.05 Amendments; Waivers. Any term, covenant, agreement or condition of this Agreement or the Notes may be amended, and any right thereunder may be waived, if, but only if, such amendment or waiver is in writing and is signed by the Required Lenders and, if the rights and duties of the Agent or an Issuer are affected thereby, by the Agent or such Issuer, as the case may be, and by the Borrower; provided, however, that no such amendment or waiver shall be effective, unless in writing and signed by each Lender affected thereby, to the extent it (a) changes the several nature or the amount (except pursuant to Section 2.04) or extends the term of such Lender’s Commitment, (b) reduces the principal of or the rate of interest on the Loans, Reimbursement Obligations or Notes, the amount of such Lender’s participation in any Letter of Credit or any fees payable pursuant to any Loan Document, (c) postpones any date fixed for, or reduces the amount of, any mandatory payment or prepayment of principal of or interest on the Loans, Notes, Reimbursement Obligations, or participations in Letters of Credit or any fees payable pursuant to any Loan Document, (d) waives any condition precedent to the initial Loans or Letters of Credit, (e) waives the payment of any amounts payable to any Lender pursuant to Section 3.04, 3.05 or 3.06, (f) waives or amends Section 8.03 or 8.06, this Section 10.05, Section 10.13, or the definition of “Required Lenders”, or (g) releases Collateral with a book value of greater than or equal to $100,000,000, other than as contemplated in Section 9.10(b)(i). Unless otherwise specified in such waiver, a waiver of any right under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it is given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of the Agent, any Issuer or any Lender under the Loan Documents or Governmental Requirements, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of the Agent, any Issuer or any Lender under the Loan Documents or Governmental Requirements.

Section 10.06 Assignments and Participations.

(a) Assignments. Each Lender may from time to time, in accordance with applicable Governmental Requirements, assign any or all of its rights and obligations under the Loan Documents to one or more Eligible Assignees; provided, however, that no such assignment shall be effective unless and until: (i) the Borrower shall have received prior notice of such assignment; (ii) except in the case of an assignment to a Lender, (A) with respect to an assignment by a Revolving Lender, the Agent, the Issuers and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower shall have given their written consent to such assignment (which consent in each case shall not be unreasonably withheld or delayed), and (B) with respect to an assignment by a Term Lender, unless the assignment is to an Approved Fund, the Agent shall have given its written consent to such assignment (which consent shall not be unreasonably withheld or delayed); (iii) in the case of an assignment by a Revolving Lender, the Agent and the Issuers shall have given their written consent to such assignment, (iv) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Term Loan or the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement respecting such assignment is delivered to the Agent) shall not be less than $1,000,000 with respect to any Term Loan and $5,000,000 with respect to any Revolving Commitment (treating related Approved Funds as one assignee for purposes of each such minimum); (v) the parties to each such assignment shall have executed and delivered to the Agent an Assignment Agreement (such Assignment Agreement to be (A) electronically executed and delivered to the Agent via an electronic settlement system then acceptable to the Agent, which shall initially be the settlement system of ClearPar, LLC or (B) manually executed and delivered together with a processing and recordation fee of $3,000; provided that no such fee shall be payable if the assignment is to an Affiliate of such Lender and only one such fee is payable in connection with simultaneous assignments to or by two or more related Approved Funds), (vi) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Agent an administrative questionnaire and applicable tax form(s). Upon acceptance and recording pursuant to Section 10.06(c), from and after the effective date specified in each Assignment Agreement, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Sections 3.04, 3.05, 3.06 and 10.02, as well as to amounts accrued for its account pursuant to Section 2.05 or any other Loan Document and not yet paid).

(b) Maintenance of Register. The Agent shall maintain at one of its offices in The City of New York a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders (including those becoming Lenders pursuant to an Assignment Agreement), and the Commitments of, principal amount of the Loans owing to and Letter of Credit Obligations of, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Agent, the Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Acceptance and Recordation of Assignments. On its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee and, to the extent applicable, the assignment fee referred to in Section 10.06(a) above and the written consent of the Agent and the Issuers to such assignment, the Agent shall (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Issuers. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.06(c). On acceptance and recording pursuant to this Section 10.06(c) of any such assignment by a Lender, the Borrower shall, against receipt of the existing Note or Notes, as the case may be, of the assignor Lender, issue a new Note or Notes, as the case may be, to the assignee Lender and, in the case of a partial assignment, to the assignor Lender, appropriately reflecting such assignment.

(d) Assignments to Federal Reserve Banks and Others. Nothing in this Section 10.06 shall limit the right of any Lender to assign its interest in its Loans and Note or Notes, as the case may be, to a Federal Reserve Bank as collateral security under Regulation A of the Board of Governors of the Federal Reserve System, but no such assignment shall release such Lender from its obligations hereunder. Any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee or to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of, or any other representative of a holder of, such obligations, or such other creditor, as the case may be, but no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee as a Lender.

(e) Participations. Subject to Sections 10.04 and 10.06(f), each Lender may from time to time, in accordance with applicable Governmental Requirements, sell or otherwise grant participations in any or all of its rights and obligations under the Loan Documents without the consent of the Borrower, the Agent, the Issuers or any other Lender; provided, however, that no Lender shall sell any such participation, or permit the resale or transfer of any such participation, to any Person other than a financial institution meeting the requirement of Eligible Assignee. No sale by a Lender of any participation shall relieve such Lender of any of its obligations hereunder.

(f) Rights of Participants. Each participation agreement shall provide that the Lender that has sold or granted the participation shall retain the sole right to take or refrain from taking any action under the Loan Documents, except that such participation agreement may provide that such Lender shall not, without the consent of the participant, agree to any amendment or waiver that would have the effect of (i) increasing the Commitment of such Lender, (ii) extending the

Termination Date, (iii) reducing the principal on the Loans, to the extent that the participant would be affected thereby, (iv) reducing the rate of interest on the Loans or Notes, to the extent that the participant would be affected thereby or (v) reducing the amount of such Lender’s participation in any fees payable pursuant to Section 2.05, to the extent that the participant would be affected thereby. All amounts payable to any Lender under Section 3.04, 3.05 or 3.06 shall be determined as if such Lender has not sold any participations.

(g) Lender Representation. Each Lender party to this Agreement on the Closing Date hereby represents, and each Person that becomes a Lender pursuant to an Assignment Agreement will represent, and shall be deemed to have represented on becoming a party to this Agreement, that it is in fact, otherwise than by reason of being a Lender, an Eligible Assignee and will make or acquire Loans hereunder for its own account in the ordinary course of its business.

(h) Granting Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the right to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that such SPC uses as its source of funds to make and maintain such Loan a source satisfying the “ERISA Assumptions” set out on Schedule A and provided, further that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such right or otherwise fails to provide all or any part of such Loan at the time required, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender.

In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in Section 10.06, any SPC may: (A) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any Eligible Assignee (consented to by the Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans; and (B) disclose: (I) any Confidential Information on the terms set out in Section 10.04; and (II) on a confidential basis any other non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

Section 10.07 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY AND

CONSTRUED IN ACCORDANCE WITH THE LAWS OR RULES DESIGNATED IN THE APPLICABLE LETTER OF CREDIT REIMBURSEMENT AGREEMENT.

Section 10.08 JUDICIAL PROCEEDINGS; WAIVER OF JURY TRIAL. ANY JUDICIAL PROCEEDING BROUGHT AGAINST THE BORROWER WITH RESPECT TO, OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH, ANY LOAN DOCUMENT CLAIM MAY BE BROUGHT IN ANY STATE COURT OF COMPETENT JURISDICTION IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, COUNTY OF NEW YORK OR FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER (A) ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT AND ANY RELATED APPELLATE COURT AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH ANY LOAN DOCUMENT CLAIM AND (B) TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION. THE BORROWER SHALL APPOINT AND MAINTAIN CT CORPORATION SYSTEM, THE PRENTICE-HALL CORPORATION SYSTEM INC. OR A SIMILAR ENTITY (THE “SERVICE AGENT”) AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN A STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK BY ENTERING INTO AN AGREEMENT AS OF THE DATE OF THIS AGREEMENT WITH THE SERVICE AGENT TO SUCH EFFECT, AND THE BORROWER SHALL MAINTAIN SUCH AGREEMENT (OR AN APPROPRIATE SUBSTITUTE TO THE SAME EFFECT WITH THE SAME OR A DIFFERENT SERVICE AGENT) FOR THE ENTIRE TERM OF THIS AGREEMENT. THE FOREGOING CONSENT TO JURISDICTION AND APPOINTMENT OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE A GENERAL CONSENT TO SERVICE OF PROCESS IN THE STATE OF NEW YORK FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE AGENT, THE LENDERS AND ANY ISSUER. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, ANY LENDER, ANY ISSUER OR ANY OTHER INDEMNIFIED PERSON TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE AGENT, ANY LENDER, ANY ISSUER OR ANY OTHER INDEMNIFIED PERSON TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. IN LIGHT OF THE EXPRESS AGREEMENT OF THE BORROWER TO SUBMIT TO THE JURISDICTION OF NEW YORK COURTS FOR THE RESOLUTION OF ANY AND ALL DISPUTES ARISING UNDER THIS AGREEMENT AND BROUGHT IN NEW YORK COURTS PURSUANT TO THIS SECTION 10.08, THE BORROWER FURTHER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL AFFIRMATIVE DEFENSES IT COULD OR MIGHT OTHERWISE BE ABLE TO ASSERT BASED ON AN ALLEGED INCAPACITY OF THE BORROWER TO ASSERT A CLAIM OR COUNTER-CLAIM IN THE STATE COURTS OF THE STATE OF

NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN WHETHER ON THE GROUNDS THAT THE BORROWER HAS FAILED TO COMPLY WITH ANY OR ALL REGISTRATION, CERTIFICATION, NOTIFICATION, FILING OR DESIGNATION-OF-AGENT GOVERNMENTAL REQUIREMENTS OF THE STATE OF NEW YORK OR ON OTHER GROUNDS. THE BORROWER AND EACH OTHER PARTY HERETO EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY LOAN DOCUMENT CLAIM. THE BORROWER AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08. THE PROVISIONS OF THIS SECTION 10.08 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE PAYMENT IN FULL OF THE SECURED OBLIGATIONS.

Section 10.09 Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.10 Severability of Provisions. In case any provision of the Loan Documents is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.11 Counterparts; Integration; Binding Effect. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when (a) it shall have been executed by the Borrower, the Issuers, the Collateral Agent, and the Agent and (b) the Agent shall have received an original signature page signed by, or a facsimile copy of an original signature page signed by, each Lender listed on the signature pages hereof.

Section 10.12 Entire Agreement. Except for (a) the letter from the Agent, Credit Suisse First Boston, Bank of America, N.A., and Banc of America Securities, LLC to the Borrower, dated as of the Closing Date, respecting certain fees payable by the Borrower to the Agent, Credit Suisse First Boston, Bank of America, N.A., and Banc of America Securities, LLC, and

the Lenders, and (b) the letter from Credit Suisse First Boston to the Borrower dated as of the Closing Date with respect to certain fees in connection with the issuance of Letters of Credit payable by the Borrower to Credit Suisse First Boston, as Issuer (the “Fee Letters”), this Agreement, the Notes, and the other Loan Documents embody the entire agreement among the Borrower, the Agent, the Collateral Agent, the Issuers and the Lenders relating to the subject matter hereof and supersede, except for the Fee Letters, all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.13 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with the terms hereof, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers all as of the date first above written.

LYONDELL-CITGO REFINING LP

By:	/s/ WILLIAM F. THOMPSON
Name:	William F. Thompson
Title:	Vice President and General Manager

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Agent, Issuer, Collateral Agent, and Lender

By:	/s/ JAMES P. MORAN
Name:	James P. Moran
Title:	Director

By:	/s/ DOREEN B. WELCH
Name:	Doreen B. Welch
Title:	Associate

BANK OF AMERICA, N.A., as a Lender

By:	/s/ RONALD E. MCKALO
Name:	Ronald E. McKalo
Title:	Managing Director

BANK OF OKLAHOMA, N.A., as a Lender

By:	/s/ ROBERT D. MATTAX
Name:	Robert D. Mattax
Title:	Senior Vice President

BAYERISCHE HYPO-UND VEREINSBANK AG, New York Branch, as a Lender

By:	/s/ MARTHA G. MARTINEZ
Name:	Martha G. Martinez
Title:	Associate Director

By:	/s/ JENNIFER LARROW
Name:	Jennifer Larrow
Title:	Associate Director

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ OLIVIER AUDEMARD
Name:	Olivier Audemard
Title:	Managing Director

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ PHILIPPE SOUSTRA
Name:	Philippe Soustra
Title:	Executive Vice President

BANK OF SCOTLAND, as a Lender

By:	/s/ KAREN WORKMAN
Name:	Karen Workman
Title:	Assistant Vice President

ALLIED IRISH BANKS PLC, as a Lender

By:	/s/ MARK K. CONNELLY
Name:	Mark K. Connelly
Title:	Vice President

By:	/s/ ROBERT F. MOYLE
Name:	Robert F. Moyle
Title:	Vice President

NATIONAL CITY BANK, as a Lender

By:	/s/ MICHAEL A. MOOSE
Name:	Michael A. Moose
Title:	Account Officer

FORTIS CAPITAL CORP, as a Lender

By:	/s/ CASEY LOWREY
Name:	Casey Lowrey
Title:	Senior Vice President

By:	/s/ DARRELL W. HOLLEY
Name:	Darrell W. Holley
Title:	Managing Director

SUNTRUST BANK, as a Lender

By:	/s/ DAVID J. EDGE
Name:	David J. Edge
Title:	Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ WILLIAM E. ZARRETT
Name:	William E. Zarrett
Title:	Managing Director

SCOTIABANC INC., as a Lender

By:	/s/ WILLIAM E. ZARRETT
Name:	William E. Zarrett
Title:	Managing Director

BNP PARIBAS, as a Lender

By:	/s/ LARRY ROBINSON
Name:	Larry Robinson
Title:	Director

By:	/s/ GABE ELLISOR
Name:	Gabe Ellisor
Title:	Vice President

NATEXIS BANQUES POPULAIRES, as a Lender

By:	/s/ DANIEL PAYER
Name:	Daniel Payer
Title:	Vice President

By:	/s/ LOUIS P. LAVILLE, III
Name:	Louis P. Laville, III
Title:	Vice President and Group Manager

SOCIETE GENERALE, NEW YORK BRANCH, as a Lender

By:	/s/ ALEJANDRO VALENCIA
Name:	Alejandro Valencia
Title:	Vice President

WESTLB AG, NEW YORK BRANCH, as a Lender

By:	/s/ SALVATORE BATTINELLI
Name:	Salvatore Battinelli
Title:	Managing Director
Credit Department

By:	/s/ DANIEL HITCHCOCK
Name:	Daniel Hitchcock
Title:	Managing Director
Credit Americas

UNION PLANTERS BANK N.A., as a Lender

By:	/s/ KEITH PAGE
Name:	Keith Page
Title:	Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Lenders

By:	/s/ HARRY YERGEV
Name:	Harry Yergev
Title:	Senior Vice President

By:	/s/ STEVEN POTTLE
Name:	Steven Pottle
Title:	Vice President

JPMORGAN CHASE BANK, as a Lender

By:	/s/ ROBERT C. MERTENSOTTO
Name:	Robert C. Mertensotto
Title:	Managing Director

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ LEO E. PAGARIGAN
Name:	Leo E. Pagarigan
Title:	Senior Vice President

ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG, as a Lender

By:	/s/ BRYAN J. LYNCH
Name:	Bryan J. Lynch
Title:	First Vice President

By:	/s/ PATRICK W. KUNKEL
Name:	Patrick W. Kunkel
Title:	Director